INFORMATION STATEMENT



                         DUCK HEAD APPAREL COMPANY, INC.

                                  COMMON STOCK


     This document relates to the distribution (which this document refers to as the Duck Head distribution) of 100% of the common stock of Duck Head Apparel Company, Inc., a Georgia corporation (which this document refers to as Duck
Head), by Delta Woodside Industries, Inc., a South Carolina corporation (which this document refers to as Delta Woodside). Delta Woodside will make the Duck Head distribution to record holders of Delta Woodside common stock as of June 16, 2000 (which this document refers to as the Duck Head record date). In the Duck Head distribution, those Delta Woodside stockholders will receive one share of Duck Head common stock for every ten shares of Delta Woodside common stock that they hold on that date. If you are a record holder of Delta Woodside common stock on June 16, 2000, you will receive your Duck Head common shares automatically. You do not need to take any further action. Currently, Duck Head expects the Duck Head distribution to occur on or about June 30, 2000.

                            ------------------------

     The American Stock Exchange has approved shares of Duck Head's common stock for listing, subject to official notice of issuance.

                            ------------------------

     YOU SHOULD CAREFULLY REVIEW THIS ENTIRE DOCUMENT. IN REVIEWING THIS DOCUMENT, YOU SHOULD CAREFULLY CONSIDER THE MATTERS AFFECTING DUCK HEAD'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND THE VALUE OF ITS COMMON STOCK THAT THIS DOCUMENT DESCRIBES IN DETAIL UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 14.

                            ------------------------

     STOCKHOLDER APPROVAL IS NOT REQUIRED FOR THE DUCK HEAD DISTRIBUTION OR ANY OF THE OTHER TRANSACTIONS THAT THIS DOCUMENT DESCRIBES. DUCK HEAD IS NOT ASKING YOU FOR A PROXY AND REQUESTS THAT YOU NOT SEND ONE TO IT.

     This document is not an offer to sell or solicitation of an offer to buy any securities.

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

     The date of this document is June 1, 2000, and Duck Head first mailed this document to stockholders on June 5, 2000.



                                TABLE OF CONTENTS
                                                                                                                Page

QUESTIONS AND ANSWERS ABOUT THE DUCK HEAD DISTRIBUTION............................................................3

SUMMARY.......................................................................................................... 7

RISK FACTORS ....................................................................................................14

THE DUCK HEAD DISTRIBUTION ......................................................................................25

TRADING MARKET ..................................................................................................42

RELATIONSHIPS AMONG DUCK HEAD, DELTA WOODSIDE AND DELTA APPAREL .................................................44

CAPITALIZATION ..................................................................................................50

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS................................................................51

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS.......................................................................................57

BUSINESS OF DUCK HEAD............................................................................................71

MANAGEMENT OF DUCK HEAD .........................................................................................77

SECURITY OWNERSHIP OF SIGNIFICANT BENEFICIAL OWNERS AND
 MANAGEMENT .....................................................................................................89

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE
 DUCK HEAD DISTRIBUTION..........................................................................................95

DESCRIPTION OF DUCK HEAD CAPITAL STOCK..........................................................................102

2000 ANNUAL MEETING OF DUCK HEAD STOCKHOLDERS ..................................................................112

FORWARD-LOOKING STATEMENTS MAY NOT BE ACCURATE .................................................................112

INDEPENDENT AUDITORS ...........................................................................................112

ADDITIONAL INFORMATION .........................................................................................112

INDEX TO COMBINED FINANCIAL STATEMENTS .........................................................................114

INDEPENDENT AUDITORS' REPORT....................................................................................F-1

AUDITED COMBINED FINANCIAL STATEMENTS FOR DUCK HEAD'S THREE MOST
 RECENT FISCAL YEARS ...........................................................................................F-2

UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS FOR THE FIRST NINE MONTHS OF DUCK HEAD'S 2000 FISCAL YEAR ...F-18

             QUESTIONS AND ANSWERS ABOUT THE DUCK HEAD DISTRIBUTION

     The following questions and answers highlight important information about the Duck Head distribution. For a more complete description of the terms of the Duck Head distribution, please read this entire document and the other materials to which it refers.

     Q:   WHAT  WILL   HAPPEN  IN  THE  DUCK  HEAD   DISTRIBUTION   AND  RELATED
          TRANSACTIONS?

     A: Delta Woodside is separating the two apparel businesses (the Duck Head Apparel Company division and the Delta Apparel Company division) currently conducted by its wholly-owned subsidiaries, Duck Head Apparel Company, Inc. and Delta Apparel, Inc., respectively, from each other and from the textile fabric business (which this document refers to as Delta Mills Marketing Company) conducted by its wholly-owned subsidiary, Delta Mills, Inc., a Delaware corporation (which this document refers to as Delta Mills). It is accomplishing this as follows:

          - Delta Woodside has created two new wholly-owned corporations, Duck Head Apparel Company, Inc., a Georgia corporation (which this document refers to as Duck Head), and Delta Apparel, Inc., a Georgia corporation (which this document refers to as Delta Apparel).

          - The Duck Head Apparel Company business, and associated assets and liabilities, have been transferred to Duck Head, and the Delta Apparel Company business, and associated assets and liabilities, have been transferred to Delta Apparel.

          - Delta Woodside will distribute simultaneously all the common stock of Duck Head (which this document refers to as the Duck Head distribution) and all the common stock of Delta Apparel (which this document refers to as the Delta Apparel distribution) to the Delta Woodside stockholders of record as of June 16, 2000. (This document refers to this record date for the Duck Head distribution as the Duck Head record date, and to this record date for the Delta Apparel distribution as the Delta Apparel record date).

          Upon completion of these two distributions, you will own shares in three separately traded public companies, Delta Woodside Industries, Inc., Duck Head Apparel Company, Inc. and Delta Apparel, Inc.

     Q:   WHAT WILL I RECEIVE IN THE DUCK HEAD DISTRIBUTION?

     A: You will receive one share of Duck Head common stock for every ten shares of Delta Woodside common stock that you own of record on June 16, 2000, the Duck Head record date. Simultaneously with the Duck Head distribution, you will receive in the Delta Apparel distribution one share of Delta Apparel common stock for every ten shares of Delta Woodside common stock that you own of record on June 16, 2000, the Delta Apparel record date. After the Duck Head distribution and the Delta Apparel distribution, you will also continue to own the shares of Delta Woodside common stock that you owned immediately before the Duck Head distribution and the Delta Apparel distribution.

     Q:   WILL I BE TAXED AS A RESULT OF THE DUCK HEAD DISTRIBUTION?

     A: Delta Woodside has obtained an opinion from KPMG LLP that it is more likely than not that each of the Duck Head distribution and the Delta Apparel distribution will qualify as tax-free under Section 355 of the US Internal Revenue Code of 1986, as amended ("Code"). If the Duck Head distribution and the Delta Apparel distribution qualify as tax-free under Section 355 of the Internal Revenue Code, your receipt of Duck Head shares in the Duck

          Head distribution and Delta Apparel shares in the Delta Apparel distribution will be tax-free for United States federal income tax purposes, except that you will be taxed on any gain attributable to cash that you receive in lieu of a fractional share.

     Q:   WHAT WILL DUCK HEAD'S BUSINESS BE AFTER THE DUCK HEAD DISTRIBUTION?

     A: After the Duck Head distribution, Duck Head will continue its business of designing, sourcing, producing, marketing and distributing boys' and men's value-oriented casual sportswear predominantly under the 134-year-old nationally recognized "Duck Head" (Reg. Trademark) label. See information under the heading "Business of Duck Head".

     Q: WHAT WILL DELTA WOODSIDE'S AND DELTA APPAREL'S RESPECTIVE BUSINESSES BE AFTER THE DUCK HEAD DISTRIBUTION?

     A: After the Duck Head distribution, Delta Woodside will own all of the outstanding stock of Delta Mills, whose sole business is the manufacture and sale, through Delta Mills Marketing Company, of a broad range of finished apparel fabrics primarily to branded apparel manufacturers and resellers, and private label apparel manufacturers. After the Duck Head distribution and the Delta Apparel distribution, Delta Woodside will have no operating business other than Delta Mills Marketing Company.

          Delta Apparel is a vertically integrated supplier of knit apparel, particularly T-shirts, sportswear and fleece goods, and sells these products to distributors, screen printers and private label accounts.

     Q:   WHAT DO I HAVE TO DO TO PARTICIPATE IN THE DUCK HEAD DISTRIBUTION?

     A: Nothing. No proxy or vote is necessary for the Duck Head distribution, the Delta Apparel distribution or the other transactions described in this document to occur. You do not need to, and should not, mail in any certificates of Delta Woodside common stock to receive shares of Duck Head common stock in the Duck Head distribution. Similarly, you will not need to, and should not, mail in any certificates of Delta Woodside common stock to receive shares of Delta Apparel common stock in the Delta Apparel distribution.

     Q:   HOW WILL DELTA WOODSIDE DISTRIBUTE DUCK HEAD COMMON STOCK TO ME?

     A: If you are a record holder of Delta Woodside common stock as of the close of business on the Duck Head record date, Delta Woodside's distribution agent, First Union National Bank (which this document refers to as the distribution agent), will automatically send to you a stock certificate for the number of whole shares of Duck Head common stock to which you are entitled. This stock certificate will be mailed to you on or around June 30, 2000.

     Q: WHAT IF I HOLD MY SHARES OF DELTA WOODSIDE COMMON STOCK THROUGH MY STOCKBROKER, BANK OR OTHER NOMINEE?

     A: If you hold your shares of Delta Woodside common stock through your stockbroker, bank or other nominee, you are probably not a registered stockholder of record and your receipt of Duck Head common stock depends on your arrangements with the stockbroker, bank or nominee that holds your shares of Delta Woodside common stock for you. Duck Head anticipates that stockbrokers and banks generally will credit their customers' accounts with Duck Head common stock on or about June 30, 2000, but you should confirm that with your stockbroker, bank or other nominee.

          After the Duck Head distribution, you may instruct your stockbroker, bank or other nominee to transfer your shares of Duck Head common stock into your own name.

     Q:   WHAT ABOUT FRACTIONAL SHARES?

     A: If you own ten or more shares of Delta Woodside common stock, the distribution agent will send to you a stock certificate for all of the whole shares of Duck Head common stock that you are entitled to receive in the Duck Head distribution, and your account with Delta
          Woodside's distribution agent will be credited with any fractional share of Duck Head common stock that you would otherwise be entitled to receive in the Duck Head distribution. Promptly after the Duck Head distribution, the distribution agent will aggregate and sell all fractional shares, and will send to you your portion of the cash sale proceeds (less any brokerage commissions).

          If you own fewer than ten shares of Delta Woodside common stock, you will receive cash instead of your fractional share of Duck Head common stock. Promptly after the Duck Head distribution, the distribution agent will distribute to those registered stockholders the portion of the cash sale proceeds (less any brokerage commissions) that those holders are entitled to receive.

          No interest will be paid on any cash distributed in lieu of fractional shares. None of Delta Woodside, Duck Head or the distribution agent guarantees any minimum sale price for the fractional shares of Duck Head common stock.

     Q: ON WHICH EXCHANGE WILL SHARES OF DUCK HEAD COMMON STOCK TRADE IMMEDIATELY AFTER THE DUCK HEAD DISTRIBUTION?

     A: The American Stock Exchange has approved shares of Duck Head's common stock for listing, subject to official notice of issuance.

     Q:   WHEN WILL I BE ABLE TO BUY AND SELL DUCK HEAD COMMON SHARES?

     A: Regular trading in Duck Head common stock is expected to begin on or about June 30, 2000. Duck Head believes, however, that there is a possibility that "when-issued" trading for Duck Head common stock will develop before the Duck Head distribution date, which is expected to be on or about June 30, 2000.

          "When-issued" trading means that you may trade shares of Duck Head common stock before the Duck Head distribution date. "When-issued" trading reflects the value at which the market expects the shares of Duck Head common stock to trade after the Duck Head distribution. If "when-issued" trading develops in shares of Duck Head common stock, you may buy and sell those shares before the Duck Head distribution date. None of these trades, however, will settle until after the Duck Head distribution date, when regular trading in Duck Head common stock has begun. If the Duck Head distribution does not occur, all "when-issued" trading will be null and void.

     Q: WHAT WILL HAPPEN TO THE LISTING OF DELTA WOODSIDE COMMON STOCK ON THE NEW YORK STOCK EXCHANGE AFTER THE DUCK HEAD DISTRIBUTION?

     A: Delta Woodside expects that, following the Duck Head distribution, The New York Stock Exchange will continue to list the Delta Woodside common stock under the symbol "DLW". You will not receive new share certificates for Delta Woodside common stock, nor will the Duck Head distribution change the number of shares of Delta Woodside common stock that you own.

     Q: HOW WILL I BE ABLE TO BUY AND SELL DELTA WOODSIDE COMMON STOCK BEFORE THE DUCK HEAD DISTRIBUTION DATE?

     A: Delta Woodside expects that its common stock will continue to trade on the New York Stock Exchange on a regular basis through the Duck Head distribution date under the current symbol "DLW". Any shares of Delta Woodside common stock sold on a regular basis in the period between the date that is two days before the Duck Head record date and the Duck Head distribution date (i.e., between June 14 and June 30, 2000) will be accompanied by an attached "due bill" representing the right to receive the Duck Head common stock to be distributed in the Duck Head distribution and Delta Apparel common stock to be distributed in the Delta Apparel distribution. If you sell any of your shares of Delta Woodside common stock prior to or during this period, you will also be selling the attached due bill, and you will thereby lose the right to receive the Duck Head common stock and Delta Apparel common stock represented by the due bill.

          Delta  Woodside  does not expect  that  "ex-distribution"  trading for
          Delta Woodside common stock will develop before the Duck Head distribution date and the Delta Apparel distribution date. "Ex-distribution" trading means that you could trade shares of Delta Woodside common stock before the completion of the Duck Head distribution and the Delta Apparel distribution, but on a basis that reflects the value at which the market expects the shares of Delta Woodside common stock to trade after the Duck Head distribution and the Delta Apparel distribution.

     Q: WHAT WILL BE THE RELATIONSHIP BETWEEN DUCK HEAD, DELTA WOODSIDE AND DELTA APPAREL AFTER THE DUCK HEAD DISTRIBUTION?

     A: Duck Head, Delta Woodside and Delta Apparel will be independent, separate, publicly owned companies. After the Duck Head distribution, Delta Woodside will not own any of Duck Head's common stock, and after the Delta Apparel distribution Delta Woodside will not own any of Delta Apparel's common stock. Seven of Duck Head's initial directors will also be Delta Woodside directors after the Duck Head distribution. Seven of Duck Head's initial directors will also be Delta Apparel directors after the Duck Head distribution. In connection with the Duck Head distribution, Delta Woodside, Duck Head and Delta Apparel have entered or will enter into agreements to govern their relationship after the Duck Head distribution and after the Delta Apparel distribution. This document describes these agreements and ongoing relationships in detail on pages 44-49.

     Q:   WHOM SHOULD I CALL WITH QUESTIONS ABOUT THE DUCK HEAD DISTRIBUTION?

     A: If you have questions about the Duck Head distribution or the related transactions or if you would like additional copies of this document or any other materials to which this document refers, you should contact:


                                David R. Palmer, Controller
                                Delta Woodside Industries, Inc.
                                233 N. Main Street
                                Greenville, SC 29601
                                Telephone No.:  864-232-8301

                                     SUMMARY



     The following information and the material under the heading "Questions and Answers About the Duck Head Distribution" are a brief summary of the matters that this document addresses. This summary and the material under the heading "Questions and Answers About the Duck Head Distribution" do not contain all of the information that is important to you as a recipient of Duck Head shares. For a more complete description of the Duck Head distribution and related transactions, you should read this entire document and the other materials to which it refers. Except where the context otherwise indicates, all descriptions in this document of Duck Head's business assume that the transactions contemplated to occur prior to the distribution had been consummated.

DUCK HEAD

     Duck Head is a Georgia corporation with its principal executive offices located at 1020 Barrow Industrial Parkway, Winder, Georgia 30680 (telephone number: 770-867-3111). Duck Head designs, sources, produces, markets and distributes boys' and men's value-oriented casual sportswear predominantly under the 134-year-old nationally recognized "Duck Head" (Reg. Trademark) label. Duck Head's collections are centered around its core khaki trouser. Duck Head sells its apparel primarily in the Southeastern United States to national and regional department store chains and large specialty apparel retailers. In addition, Duck Head operates 26 retail apparel outlet stores that sell primarily closeout and irregular "Duck Head" products. Duck Head also licenses the use of the "Duck Head" trademark for the manufacture and sale of certain apparel items and accessories. Duck Head has operations in 9 states and Costa Rica, and at April 1, 2000 had approximately 500 employees.

THE DUCK HEAD DISTRIBUTION

     The following information and the material under the heading "Questions and Answers About the Duck Head Distribution" are a brief summary of the principal terms of the Duck Head distribution.

         DISTRIBUTING COMPANY

               Delta Woodside Industries, Inc. Before the Duck Head distribution, the Delta Woodside common stock trades on The New York Stock Exchange under the symbol "DLW". After the Duck Head distribution, Delta Woodside's common stock will continue to trade under the symbol "DLW" and Delta Woodside will not own any shares of Duck Head common stock.

          PRIMARY PURPOSES OF THE DUCK HEAD DISTRIBUTION AND THE DELTA APPAREL DISTRIBUTION

               The board of directors  and  management  of Delta  Woodside  have concluded that separating the Duck Head and Delta Apparel businesses from the Delta Mills Marketing Company business by means of the distribution of shares of Duck Head common stock to Delta Woodside stockholders, and the simultaneous distribution of shares of Delta Apparel common stock to Delta Woodside stockholders, is in the best interests of Delta Woodside, Duck Head, Delta Apparel and the Delta Woodside stockholders. The Delta Woodside board of directors and management believe that this separation will further the following objectives, among others, and thereby enhance stockholder value:

               (a) Permit the grant of equity incentives to the separate management of each business, which incentives would not be affected by the results of the other businesses and, therefore, would have excellent potential to align closely the interests of that management with those of the stockholders;

               (b) Permit the elimination of certain existing corporate overhead expenses that result from the current need to coordinate the operations of three distinct businesses that have separate modes of operation and markets;

               (c) Eliminate the complaints of certain customers of Delta Mills Marketing Company (which, as a supplier to those customers, has access to certain of their competitive information) that a competitor of theirs (Duck Head Apparel Company) is under common management with Delta Mills Marketing Company;

               (d) Permit each business to obtain, when needed, the best equity and debt financing possible without being affected by the operational results of the other businesses;

               (e) Permit each business to establish long-range plans geared toward the expected cyclicality, competitive conditions and market trends in its own line of business, unaffected by the markets, needs and constraints of the other businesses;

               (f) Promote a more streamlined management structure for each of the three businesses, better able to respond quickly to customer and market demands; and

               (g) Permit the value of each of the three divisions to be more accurately reflected in the equity market by separating the results of each business from the other two businesses.

          SECURITIES TO BE DISTRIBUTED

               All of the outstanding shares of Duck Head common stock will be distributed to Delta Woodside stockholders of record as of June 16, 2000. Based on the number of shares of Delta Woodside common stock outstanding as of May 19, 2000, the Duck Head distribution ratio of one Duck Head common share for every ten Delta Woodside common shares and the number of Delta Woodside shares to be issued before the Duck Head record date as described in "Interests of Directors and Executive Officers in the Duck Head Distribution - Payments in Connection with Duck Head Distribution and Delta Apparel Distribution", Delta Woodside will distribute approximately 2,400,000 shares of Duck Head common stock to Delta Woodside stockholders. After the Duck Head distribution, Duck Head will have approximately 1,500 stockholders of record.

          DUCK HEAD DISTRIBUTION RATIO

               You will receive one share of Duck Head common stock for every ten shares of Delta Woodside common stock that you own as of the close of business on June 16, 2000.

          DUCK HEAD RECORD DATE

               June 16, 2000 (5:00 p.m., Eastern time).

          DUCK HEAD DISTRIBUTION DATE

               June 30, 2000 (4:59 p.m., Eastern time). On the Duck Head distribution date, Delta Woodside's distribution agent will credit the shares of Duck Head common stock that you will receive in the Duck Head distribution to your account or to the account of your stockbroker, bank or other nominee if you are not a registered stockholder of record.

          DISTRIBUTION AGENT

               Delta Woodside has appointed First Union National Bank, Delta Woodside's transfer agent, as its distribution agent for the Duck Head distribution.

          TRADING MARKET

               Because Duck Head has been a wholly-owned subsidiary of Delta Woodside, there has been no trading market for Duck Head common stock. The American Stock Exchange has approved shares of Duck Head's common stock for listing, subject to official notice of issuance. Duck Head believes that there is a possibility that a "when-issued" trading market will develop before the Duck Head distribution date.

          RISK FACTORS

               You should carefully consider the matters discussed under the section of this document entitled "Risk Factors".

          RELATIONSHIP WITH DELTA WOODSIDE AND DELTA APPAREL AFTER THE DUCK HEAD DISTRIBUTION

               Duck Head has entered into a distribution agreement with Delta Woodside and Delta Apparel dated as of March 15, 2000. Duck Head will also enter into a tax sharing agreement with Delta Woodside and Delta Apparel on or before the Duck Head distribution date. These are described on pages 44 to 48 of this document.

SELECTED HISTORICAL FINANCIAL DATA

     The selected financial data of Duck Head set forth below should be read in conjunction with Duck Head's combined financial statements, including the notes to those statements, which are at pages F-1 to F-22 of this document, and "Management's Discussion and Analysis of Financial Condition and Results of Operations", which begins on page 57 of this document. The combined financial statements of Duck Head include the operations and accounts of the Duck Head Apparel Company division, which consisted of operations and accounts included in Delta Woodside and various subsidiaries of Delta Woodside. The combined statement of operations data for the years ended July 1, 1995 and June 29, 1996, and the combined balance sheet data as of July 1, 1995, June 29, 1996 and June 28, 1997, are derived from unaudited combined financial statements not included in this document. The combined statement of operations data for the years ended June 28, 1997, June 27, 1998 and July 3, 1999, and the combined balance sheet data as of June 27, 1998 and July 3, 1999, are derived from, and are qualified by reference to, Duck Head's audited combined financial statements included elsewhere in this document. The financial information as of April 1, 2000 and March 27, 1999 and for the nine months ended April 1, 2000 and March 27, 1999 has been derived from Duck Head's unaudited financial information. Duck Head did not operate as a stand alone company for any of the periods presented. In the opinion of management, the unaudited financial information has been prepared on a basis consistent with the annual audited combined financial statements that appear elsewhere in this document, and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the financial position and results of operations for those unaudited periods. Historical results are not necessarily indicative of results to be expected in the future.


SELECTED FINANCIAL DATA

                                                        Fiscal Year Ended                              Nine Months Ended
                                  ---------------------------------------------------------------  ---------------------------

                                  July 3,      June 27,      June 28,     June 29,      July 1,     April 1,     March 27,
                                  --------     --------      --------     --------      -------     --------     ---------
                                     1999         1998          1997         1996         1995        2000          1999
                                     ----         ----          ----         ----         ----        ----          ----
                                                          (In thousands)                                 (In thousands)


STATEMENT OF OPERATIONS DATA:


Net Sales                      $      70,642       83,953        79,642       68,881      73,441        42,611         53,986

Cost of goods sold                   (62,468)     (57,088)      (53,391)     (84,397)    (49,822)      (29,026)       (40,307)

Selling, general and
administrative expenses              (34,005)     (28,980)      (25,624)     (26,778)    (24,785)      (15,753)       (20,899)

Impairment charges                   (13,650)         ---           ---        5,312       7,000           ---            ---

Other income (expense)                   250          864           667         (897)       (157)        1,553          1,292
                                  -----------  -----------   -----------  -----------  ----------  ------------ --------------

Operating income (loss)              (39,231)      (1,251)        1,294      (37,879)      5,677          (615)        (5,928)

Interest expense, net                 (8,222)      (6,951)       (6,183)      (5,988)     (4,645)       (6,279)        (5,768)
                                  -----------  -----------   -----------  -----------  ----------  ------------ --------------

Income (loss) before taxes           (47,453)      (8,202)       (4,889)     (43,867)      1,032        (6,894)       (11,696)

Income tax expense (benefit)             261          159          (337)       1,013       1,204            57             64
                                  -----------  -----------   -----------  -----------  ----------  ------------ --------------

Net loss                       $     (47,714)      (8,361)       (4,552)     (44,880)       (172)       (6,951)       (11,760)
                                  ===========  ===========   ===========  ===========  ==========  ============ ==============

BALANCE SHEET DATA (AT PERIOD
END):

Working capital (deficit)      $     (79,898)     (47,571)      (17,509)     (19,940)     37,541       (84,608)       (61,618)

Total assets                          46,394       75,383        73,836       63,122     120,150        34,834         82,323

Total long-term debt                  23,236       29,701        52,277       31,917      31,809        23,178         23,178

Divisional (deficit) equity          (91,947)     (44,233)      (35,872)     (31,320)     13,560       (98,898)       (55,993)


SUMMARY PRO FORMA FINANCIAL DATA

     The unaudited pro forma financial data set forth below are derived from the unaudited pro forma combined financial statements of Duck Head at and for the nine month period ended April 1, 2000 and for the year ended July 3, 1999 that are set forth under the heading "Unaudited Pro Forma Combined Financial Statements" and give effect to the transactions described in that section of this document as if those transactions had occurred, in the case of the pro forma balance sheet, on the date of that balance sheet and, in the case of the pro forma statements of operations, at the beginning of the fiscal year that ended July 3, 1999.

     Duck Head has provided the unaudited pro forma financial data to you for informational purposes only. You should not construe them to be indicative of the results of operations or financial position of Duck Head had the transactions referred to above been consummated on the dates given. Those financial statements also do not project the results of operations or financial position for any future period or date. You should read these pro forma data in conjunction with the information found under the heading "Unaudited Pro Forma Combined Financial Statements" and the combined financial statements of Duck Head and the related notes as of July 3, 1999 and June 27, 1998 and for each of the three years in the period ended July 3, 1999, and as of and for the nine month period ended April 1, 2000, included on pages 51-56 and F-1- F-22, respectively.



                                                           FISCAL YEAR          NINE MONTHS
                                                              ENDED               ENDED
                                                           JULY 3, 1999        APRIL 1, 2000
                                                         -----------------   -----------------

                                                          (DOLLARS IN THOUSANDS, EXCEPT PER
                                                                    SHARE AMOUNTS)


STATEMENT OF OPERATIONS DATA:


Net Sales                                             $        70,642                 42,611


Cost of goods sold                                            (62,468)               (29,026)


Selling, general and administrative expenses                  (34,782)               (16,012)


Impairment charges                                            (13,650)                   ---


Other income                                                    1,027                  1,553
                                                         --------------       ----------------

Operating income (loss)                                       (39,231)                  (874)


Interest expense, net                                          (1,553)                (1,020)
                                                         --------------      ----------------

Loss before income taxes                                      (40,784)                (1,894)


Income tax expense                                                262                     53
                                                         --------------       ----------------

Net loss                                              $       (41,046)                (1,947)
                                                         ==============       ================

Basic and diluted net loss per share                  $        (17.10)                 (0.81)
                                                         ==============       ================

Weighted average shares outstanding used in basic
and diluted per share calculation (a)                       2,400,000              2,400,000
                                                         ==============       ================

BALANCE SHEET DATA:


Working capital                                                            $         15,095


Total assets                                                                         33,755


Total long-term debt                                                                  4,800


Stockholders' equity                                                                 19,183


--------------------------------------------------------------------------------

(a) Weighted-average shares outstanding were determined assuming a distribution of one share of Duck Head common stock for every ten shares of Delta Woodside common stock outstanding on the record date. The weighted-average shares do not include securities that would be anti-dilutive for each of the periods presented.


                                  RISK FACTORS

     In addition to all other information in this document, you should read and carefully consider the following risk factors which may affect Duck Head's financial condition or results of operations and/or the value of its common stock.

     The following discussion contains various "forward-looking statements". Please refer to "Forward-Looking Statements May Not Be Accurate" for a description of the uncertainties and risks associated with forward-looking statements.

THE DUCK HEAD  DISTRIBUTION AND THE DELTA APPAREL  DISTRIBUTION  MAY, FOR UNITED
STATES  FEDERAL   INCOME  TAX  PURPOSES,   BE  TAXABLE  TO  THE  DELTA  WOODSIDE
STOCKHOLDERS.

     Delta Woodside has obtained an opinion from KPMG LLP that it is more likely than not that each of the Duck Head distribution and the Delta Apparel distribution will qualify as tax-free for United States federal income tax purposes under Code Section 355. For this purpose, the phrase "more likely than not" means that, in KPMG LLP's opinion, if KPMG's conclusion is challenged by the IRS, based on all the facts and circumstances, there is a greater than 50% chance of success that the conclusions of KPMG LLP's opinion will be sustained on their own merit.

     If the Duck Head distribution and the Delta Apparel distribution qualify as tax-free under Code Section 355, your receipt of Duck Head shares in the Duck Head distribution and Delta Apparel shares in the Delta Apparel distribution will be tax-free for United States federal income tax purposes, except that you will be taxed on any gain attributable to cash that you receive in lieu of a fractional share.

     The opinion of KPMG LLP is not binding upon the IRS, any other tax authority or any court. No assurance can, therefore, be given that a position contrary to that expressed in the opinion of KPMG LLP will not be asserted by the IRS or any other tax authority and ultimately sustained by a court of law.

     Delta Woodside has not sought a ruling from the IRS regarding the Duck Head distribution or the Delta Apparel distribution, in part because neither distribution satisfies all the conditions imposed by the IRS for such a ruling.

     Accordingly, if the IRS and the courts disagree with the conclusion of KPMG LLP, each Delta Woodside stockholder as of the record date for the Duck Head distribution and the Delta Apparel distribution may recognize dividend income and possibly capital gain on the Duck Head distribution and the Delta Apparel distribution, all to the extent described in "The Duck Head Distribution - Material Federal Income Tax Consequences".

DUCK HEAD HAS HAD SIGNIFICANT OPERATING LOSSES AND USED SIGNIFICANT AMOUNTS OF CASH IN ITS OPERATIONS IN ITS LAST TWO FULL FISCAL YEARS AND THESE LOSSES AND THIS USE OF CASH MAY RECUR.

     Duck Head had operating losses of $39.2 million in the fiscal year ended July 3, 1999, and $1.3 million in the fiscal year ended June 27, 1998. Duck Head had operating losses of $0.6 million in the nine months ended April 1, 2000.

     Net cash used in operating activities by Duck Head was $16.0 million in the 1999 fiscal year and $5.8 million in the 1998 fiscal year. During the first nine months of the 2000 fiscal year, Duck Head generated $1.8 million of cash from operations.

     Duck Head believes that the primary factors that have contributed to the improvement in the results of its operations in the most recent nine month period, as compared to the last few full fiscal years, have been:

     - The shift in emphasis in Duck Head's product mix away from fashion products and more toward core and fashion basic products;

     - The reduction by Duck Head of its selling, general and administrative costs;

     - Duck Head's implementation of a more stringent inventory control process; and

     - The relocation of substantially all of Duck Head's manufacturing operations off-shore.

     Continuation of this improvement in Duck Head's results of operations will be dependent on Duck Head's ability to manage effectively the various aspects of its business, control the non-variable components of its selling, general and administrative expenses and increase the sales of its products. In view of the highly competitive nature of the branded apparel business and the changes in market conditions of that business, Duck Head may not be able to expand its product sales or prevent unexpected increases in its inventory or operating expenses. A lack of success in this regard could cause Duck Head to continue to incur operating losses and use cash in its operations. Significant operating losses or significant uses by Duck Head of cash in its operations could cause Duck Head to be unable to pay its debts as they become due and to default on its credit facility, which would have an adverse effect on the value of the Duck Head shares.

IN THE PAST, DUCK HEAD'S NEEDS FOR CASH HAVE GENERALLY BEEN MET BY ADVANCES FROM DELTA WOODSIDE. AFTER THE DUCK HEAD DISTRIBUTION, DUCK HEAD WILL BE ENTIRELY DEPENDENT ON ITS OWN OPERATIONS AND THIRD PARTY LENDERS TO OBTAIN NEEDED FINANCING.

     After the Duck Head distribution, Duck Head will no longer have any affiliation with the Delta Mills Marketing Company textile business of Delta Woodside's subsidiary, Delta Mills. This affiliation has historically benefitted Duck Head because, until fiscal year 2000, Delta Mills Marketing Company was a significant source of needed funds for Duck Head's business. Since the end of fiscal 1999, Delta Mills Marketing Company has ceased being a source of funds for Duck Head, in part because Duck Head's operations generated cash in the first nine months of fiscal 2000 and in part because Delta Mills' Senior Note Indenture has not permitted dividends by Delta Mills to Delta Woodside.

     Prior to fiscal year 2000, when the Duck Head operations needed funds for operations or capital expenditures, it received those funds from Delta Woodside, which in turn received most of its funds from the positive cash flows generated by Delta Mills Marketing Company. During the three fiscal years ended July 3, 1999, Duck Head used an aggregate of $26.1 million of cash provided by Delta Woodside (of which $19.6 million was used to pay interest to Delta Woodside on the affiliated debt owed by the Duck Head Apparel Company division). During the nine months ended April 1, 2000, Duck Head generated $1.8 million of cash from operations and increased the balance of the affiliated debt to Delta Woodside by $5.0 million. Both the cash generated from operations and the increase in affiliated debt were after the effect of $5.9 million in interest charges on debt owed to Delta Woodside. The increase in affiliated debt during the nine months ended April 1, 2000 was due to funding the repayment of a bank mortgage loan in the amount of $6.4 million.

     In addition, lenders to Duck Head as a stand alone company will not be able to take advantage of the diversification of risk that might be provided by lending to a business that had more than one operation, which may in some circumstances adversely affect Duck Head's ability to obtain financing on acceptable terms.

DUCK HEAD'S REVOLVING CREDIT FACILITY MAY NOT BE AVAILABLE OR SUFFICIENT TO SATISFY DUCK HEAD'S NEEDS FOR WORKING CAPITAL.

     Duck Head expects that its peak borrowing needs will be in its third fiscal quarter and that during that quarter it may need to draw or set aside for letters of credit an aggregate of approximately $7.5 million under its revolving credit facility for working capital purposes and letters of credit.

Approximately forty percent of the face amount of outstanding documentary letters of credit will reduce the amount available under the revolving credit facility for working capital loans.

     Duck Head's ability to borrow under its $15 million revolving credit facility will be based upon, and thereby limited by, the amounts of its accounts receivable and inventory. Any material deterioration in Duck Head's results of operations could, therefore, result in a reduction in Duck Head's borrowing base, which could cause Duck Head to lose its ability to borrow additional amounts under its revolving credit facility or to issue additional letters of credit to suppliers. In such a circumstance, the borrowing availability under Duck Head's credit facility may not be sufficient for Duck Head's working capital needs.

DUCK HEAD'S RECENT TREND OF SALES DECLINES MAY NOT BE REVERSED.

     Since the beginning of fiscal year 1999, Duck Head has experienced significant declines in its sales. There have been several reasons for these declines. The reasons include the loss of key customers, the reduction of sales of tops and fashion items as Duck Head concentrates on its core products, reductions in the number of stores in which Duck Head products are sold, inadequate product focus and poor service. While Duck Head believes that it is implementing a strategy that will reverse this trend, Duck Head may be unsuccessful in this regard. Success of the strategy depends heavily on customers' willingness to purchase Duck Head's products.

DUCK HEAD HAS RECENTLY LOST SEVERAL KEY CUSTOMERS AND MAY LOSE ADDITIONAL KEY CUSTOMERS IN THE FUTURE.

     During fiscal year 1999, Duck Head lost three key customers. One customer closed down, another merged into another company and the third elected to discontinue brands, such as the Duck Head brand, that are prominently featured by certain of that customer's competitors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

     Similar or other factors could lead to the loss of additional customers or of orders from existing customers. The decision of a customer to cease or diminish purchasing product from Duck Head can be based on factors within the control of Duck Head, such as product quality, product mix and service quality, and on factors outside the control of Duck Head, such as changes in the customer's management or strategy, acquisition of the customer or financial troubles of the customer.

ONE CUSTOMER ACCOUNTS FOR OVER 20% OF DUCK HEAD'S NET SALES. FIVE OF DUCK HEAD'S CUSTOMERS ACCOUNT FOR MORE THAN 40% OF ITS NET SALES. THE LOSS OF ANY KEY CUSTOMER COULD ADVERSELY AFFECT DUCK HEAD.

     During the nine months ended April 1, 2000 and the fiscal years 1999, 1998 and 1997, approximately 28%, 24%, 21% and 17%, respectively, of Duck Head's sales were to J. C. Penney, Inc. No other customer accounted for 10% or more of Duck Head's sales during any of those periods. The loss of J.C. Penney, Inc. as a customer, or a significant reduction in its purchases from Duck Head, may have a material adverse effect on Duck Head's business.

     During the nine months ended April 1, 2000 and the fiscal years 1999, 1998 and 1997, approximately 48%, 46%, 45% and 41%, respectively, of Duck Head's sales were made to Duck Head's five largest customers. The loss by Duck Head of any of these customers, or a significant reduction in purchases from Duck Head by any of these customers, could have a material adverse effect on Duck Head's business.

     One of Duck Head's significant customers, accounting for 6% of fiscal year 2000 first nine months sales and 8% of fiscal year 1999 sales, is currently undergoing major management changes. Due to these key management changes, the customer's business strategy may change as well. Duck Head does not know what this customer's future strategies may be concerning national and regional brands.

DUCK HEAD'S STRATEGY INCLUDES REDUCING THE MARGIN SUPPORT COMMITMENTS IT MAKES TO SOME OF ITS KEY CUSTOMERS AND THE ACQUISITION OF ADDITIONAL KEY CUSTOMERS. IMPLEMENTATION OF THESE ASPECTS OF DUCK HEAD'S STRATEGY DEPENDS ON REACHING AGREEMENTS WITH THIRD PARTIES, WHICH DUCK HEAD MAY NOT BE ABLE TO ACCOMPLISH.

     Approximately 41% of Duck Head's sales are made under margin support agreements, under which the retailer is entitled to reduce the amount payable to Duck Head for any retail gross margin shortfall below the target gross margin. An important component of Duck Head's strategy is to reduce the margin support commitments that it makes to some of its key customers. Since these customers find these commitments to be beneficial, they may not be willing to agree to the margin commitment reductions desired by Duck Head.

     In order to implement its strategy of selling more of its product outside the Southeastern United States, Duck Head is seeking to place its product with new retailers. Duck Head may not be successful in working out acceptable arrangements with these third parties.

THE MARKET TREND OF NATIONAL RETAILERS FOCUSING MORE OF THEIR PURCHASING ON BRANDS WITH A NATIONAL EXPOSURE MAY ADVERSELY AFFECT DUCK HEAD.

     Duck Head sells its apparel primarily in eleven states in the Southeastern United States (Alabama, Arkansas, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee and Virginia) where its trademarks are most well known. At April 1, 2000, approximately 1,400 of the approximately 1,800 retail stores in which Duck Head products are displayed are located in these eleven states.

     In recent years, there has been a significant consolidation among department store retailers. This has led to more purchasing being done at a national level by department store retailers and to those retailers focusing more of their purchasing on brands with a national exposure and not on brands, such as Duck Head, with more of a regional concentration.

     One important aspect of Duck Head's strategy is to develop a significant presence outside of the Southeastern United States. Duck Head can give no assurance, however, that it will be able successfully to implement this strategy. The development by Duck Head of a significant presence in areas where it has not historically sold much of its product will depend primarily on the willingness of national retailers to provide Duck Head with store space to sell Duck Head products and then on the willingness of consumers to purchase those products.

DUCK HEAD FACES INTENSE COMPETITION IN ITS MARKETS, AND DUCK HEAD'S FINANCIAL RESOURCES ARE NOT AS GREAT AS SEVERAL OF ITS COMPETITORS.

     The domestic apparel industry is highly competitive. In part because there are low economic barriers to entry into the apparel manufacturing business, a large number of domestic and foreign manufacturers supply apparel into the United States market, none of which dominates the market for any of Duck Head's product lines but many of which have a much more significant market presence than does Duck Head.

     Some of Duck Head's competitors also have substantially greater financial, marketing, personnel and other resources than does Duck Head. This may enable Duck Head's competitors to compete more aggressively than can Duck Head in pricing, marketing and other respects, to react more quickly to market trends and to better weather market downturns.

THERE MAY BE LITTLE INSTITUTIONAL INTEREST, RESEARCH COVERAGE OR TRADING VOLUME IN THE DUCK HEAD SHARES BECAUSE OF DUCK HEAD'S SIZE. IN ADDITION, AT THE TIME OF THE DUCK HEAD DISTRIBUTION A LARGE PERCENTAGE OF THE OUTSTANDING DUCK HEAD SHARES WILL BE HELD BY A FEW INSTITUTIONAL INVESTORS WHO WILL BE FREE TO SELL THEIR DUCK HEAD SHARES AT ANY TIME. FURTHERMORE, ROBERT D. ROCKEY, JR. HAS THE RIGHT TO ACQUIRE UP TO 1,000,000 DUCK HEAD SHARES SIX MONTHS AFTER THE DISTRIBUTION DATE (REPRESENTING APPROXIMATELY 29.4% OF THE DUCK HEAD SHARES EXPECTED TO BE OUTSTANDING IMMEDIATELY AFTER THE EXERCISE OF THAT RIGHT, IF EXERCISED IN FULL). THESE FACTORS COULD HAVE A MAJOR DEPRESSIVE EFFECT ON THE MARKET PRICE OF THE DUCK HEAD SHARES FOR AN INDETERMINATE PERIOD OF TIME.

     Various investment banking firms have informed Delta Woodside and Duck Head that public companies with relatively small market capitalizations have difficulty generating institutional interest, research coverage or trading volume, which illiquidity can translate into price discounts as compared to industry peers or to the shares' inherent value. Duck Head believes that the market will perceive it to have a relatively small market capitalization. In addition, some of Delta Woodside's stockholders who receive Duck Head shares in the Duck Head distribution may wish to dispose of those shares because they do not meet the stockholders' investment objectives regardless of the shares' value or prospects. Furthermore, Robert D. Rockey, Jr. has the right to acquire up to 1,000,000 Duck Head shares from Duck Head six months after the Duck Head distribution (representing approximately 29.4% of the Duck Head shares expected to be outstanding immediately after the exercise of that right, if exercised in full). Coupled with Duck Head's history of operating losses, these factors could lead to Duck Head's shares trading at prices that are significantly lower than Duck Head's estimate of their inherent value.

     As of the Duck Head distribution date, Duck Head will have outstanding approximately 2,400,000 shares of common stock. Duck Head believes that approximately 70.6% of this stock will be beneficially owned by persons who beneficially own more than 5% of the outstanding shares of Duck Head common stock and related individuals, and that of this approximately 30.8% of the outstanding stock will be beneficially owned by institutional investors. If Mr. Rockey exercised his right to acquire Duck Head shares, this would further increase the concentration of stock ownership. Sales of substantial amounts of Duck Head common stock in the public market after the Duck Head distribution by any of these large holders could adversely affect the market price of the common stock.

POLITICAL AND ECONOMIC  UNCERTAINTY  IN COSTA RICA COULD  ADVERSELY  AFFECT DUCK
HEAD.

     Duck Head's primary manufacturing facility is located in Costa Rica. Duck Head might be adversely affected if economic or legal changes occur in Costa Rica that affect the way in which Duck Head conducts its business in that country. For example, a growing economy could lower unemployment which could increase wage rates or make it difficult to retain employees or employ enough people to meet demand. The government could also decide to add additional holidays or change employment law increasing Duck Head's costs to produce.

DUCK HEAD'S RESULTS COULD BE ADVERSELY AFFECTED BY U.S. TRADE REGULATIONS.

     The North American Free Trade Agreement (which this document refers to as "NAFTA"), became effective on January 1, 1994 and has created a free_trade zone among Canada, Mexico and the United States. NAFTA contains a rule of origin requirement that products be produced in one of the three countries in order to benefit from the agreement. NAFTA has phased out all trade restrictions and tariffs among the three countries on apparel products competitive with those of Duck Head. At this time, most of Duck Head's internal production of apparel occurs outside of the NAFTA territory. Therefore, Duck Head is not obtaining the advantages that NAFTA provides for manufacturing facilities in Mexico.

DUCK HEAD IS HIGHLY DEPENDENT ON ITS TRADEMARKS.

     Duck Head relies heavily on the strength of its trademarks. Virtually all of Duck Head's products are sold under the Duck Head brand. Duck Head has in the past and may in the future be required to expend significant resources to protect these trademarks. The loss or limitation of the exclusive right to use its trademarks could adversely affect Duck Head's sales and results of operations.

A LOSS OF KEY MANAGEMENT PERSONNEL, PARTICULARLY ROBERT D. ROCKEY, JR., COULD ADVERSELY AFFECT DUCK HEAD.

     Duck Head's success depends upon the talents and efforts of a small number of key management personnel, particularly Robert D. Rockey, Jr. (Chairman, President and Chief Executive Officer of Duck Head). The loss or interruption of the services of these executives could have a material adverse effect on Duck Head. Mr. Rockey has informed Duck Head that his current intent is to remain in his current position with Duck Head through at least March 2001, subject to the Duck Head board's willingness to permit him to do so. Duck Head has no assurance that it would be able to find replacements for its key management with equivalent skills or experience in a timely manner or at all.

DUCK HEAD'S RESULTS WILL LIKELY BE CYCLICAL.

     Duck Head and the U.S. apparel industry are sensitive to the business cycle of the national economy. Moreover, the popularity, supply and demand for particular apparel products can change significantly from year to year based on prevailing fashion trends and other factors.

     Reflecting the cyclical nature of the apparel industry, many apparel producers tend to increase capacity during years in which sales are strong. These increases in capacity tend to accelerate a general economic downturn in the apparel markets when demand weakens.

     These factors have contributed historically to fluctuations in Duck Head's results of operations and these fluctuations are expected to occur in the future. Duck Head may be unable to compete successfully in any industry downturn.

DUCK  HEAD  DEPENDS  ON  OUTSIDE  PRODUCTION  FOR  MORE  THAN  ONE-HALF  OF  ITS
PRODUCTION.

     Duck Head currently manufactures less than one-half of its products in its leased Costa Rican facility, and purchases its remaining product from outside suppliers, many of which perform their manufacturing in other foreign countries. Any shortage of supply or significant price increases from Duck Head's suppliers could adversely affect Duck Head's results of operations.

DUCK HEAD MAY BE ADVERSELY AFFECTED BY THE AMOUNT OF ITS INDEBTEDNESS.

     As of April 1, 2000, on a pro forma basis, after giving effect to the Duck Head distribution, Duck Head's total indebtedness would have been approximately $5.8 million, and total stockholders' equity would have been approximately $19.2 million, resulting in a pro forma ratio of total long-term debt (including current maturities of long-term debt) to total capitalization (including current maturities of long-term debt) of 23.1%. In addition, at that date and after giving effect to the Duck Head distribution, approximately $12.2 million of additional borrowing capacity would have been available (pursuant to the borrowing base formula) under Duck Head's credit agreement.

     Duck Head anticipates that its borrowing needs will be seasonal, with its greatest borrowing needs to be in the third fiscal quarter. Duck Head is not certain that the borrowing availability under its credit agreement will be sufficient to satisfy its borrowing needs, particularly during the periods of greatest need.

     The level of Duck Head's indebtedness could have important consequences, such as:

     (i) a substantial portion of Duck Head's cash flow from operations will be dedicated to the payment of indebtedness, which will reduce the funds available to Duck Head for operations and related purposes;

     (ii) Duck Head may be more highly leveraged than some of its competitors, which may place Duck Head at a relative competitive disadvantage, could limit Duck Head's business opportunities and make Duck Head more vulnerable to changes in the industry and economic conditions; and

     (iii) Duck Head's borrowings under its credit agreement will bear interest at variable rates, which could result in higher interest expense in the event of an increase in interest rates.

     Duck Head believes, based on current circumstances, that Duck Head's cash flow, together with available borrowings under its credit agreement, will be sufficient to permit Duck Head to meet its operating expenses and anticipated capital expenditures and to service its debt requirements as they become due for the foreseeable future. Significant assumptions underlie this belief, however, including, among other matters, that Duck Head will succeed in implementing its business strategy and that there will be no material adverse developments in the business, markets, operating performance, liquidity or capital requirements of Duck Head. Actual future results will be dependent to a large degree on a number of factors beyond Duck Head's control. If Duck Head is unable to service its indebtedness, it will be required to adopt alternative strategies, which may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. Duck Head may not be able to implement any of these strategies.

DUCK HEAD'S CREDIT AGREEMENT IMPOSES RESTRICTIONS THAT, IF BREACHED BY DUCK HEAD, MAY PREVENT IT FROM BORROWING UNDER ITS REVOLVING CREDIT FACILITY AND RESULT IN THE EXERCISE OF REMEDIES BY THE CREDIT AGREEMENT LENDER.

     Duck Head's credit agreement contains covenants that restrict, among other things, the ability of Duck Head and its subsidiaries to incur indebtedness, create liens, consolidate, merge, sell assets or make investments. The credit agreement also contains customary representations and warranties, funding conditions and events of default.

     A breach of one or more covenants or any other event of default under the Duck Head credit agreement could result in an acceleration of Duck Head's obligations under that agreement, in the foreclosure on any assets subject to liens in favor of the credit agreement's lender and in the inability of Duck Head to borrow additional amounts under the credit agreement.

DUCK HEAD WILL PAY NO DIVIDENDS FOR THE FORESEEABLE FUTURE.

     Duck Head anticipates that it will pay no dividends to you or its other stockholders for the foreseeable future. Duck Head's credit agreement also limits Duck Head's ability to pay dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Dividends and Purchases by Duck Head of its Own Shares".

AFTER THE DUCK HEAD DISTRIBUTION, DUCK HEAD WILL BE REQUIRED TO PERFORM VARIOUS ADMINISTRATIVE FUNCTIONS THAT WERE PREVIOUSLY PROVIDED BY DELTA WOODSIDE AND AS TO WHICH DUCK HEAD DOES NOT HAVE EXTENSIVE EXPERIENCE.

     Duck Head has historically relied upon Delta Woodside corporate headquarters for administrative services in areas including financial planning, SEC reporting, payroll, accounting, internal audit, employee benefits and services, stockholder services, insurance, treasury, purchasing, management information services, and tax accounting. After the Duck Head distribution, Duck Head will be responsible for performing these administrative functions. Duck Head does not have extensive experience in performing these functions on its own.

DUCK HEAD MAY BE RESPONSIBLE FOR ANY HISTORICAL TAX LIABILITIES OF DELTA WOODSIDE AND DELTA APPAREL THAT DELTA WOODSIDE OR DELTA APPAREL DOES NOT PAY.

     Prior to the Duck Head distribution, Duck Head has been a member of Delta Woodside's consolidated group for federal income tax purposes. Each member of a consolidated group is jointly and severally liable for the federal income tax liability of the other members of the group. After the Duck Head distribution, Duck Head, along with Delta Woodside and Delta Apparel, will continue to be liable for these Delta Woodside liabilities that were incurred for periods before the Duck Head distribution.

     Duck Head, Delta Woodside and Delta Apparel will enter into a tax sharing agreement. This agreement generally will seek to allocate consolidated federal income tax liabilities to Delta Woodside for all periods prior to and including the Duck Head distribution. Under this agreement, Delta Woodside generally will retain the authority to file returns, respond to inquiries and conduct proceedings on Duck Head's behalf with respect to consolidated federal income tax returns for periods beginning before the Duck Head distribution. In addition, Delta Woodside has the authority to decide all disputes that arise under the tax sharing agreement. These arrangements may result in conflicts of interest among Duck Head, Delta Woodside and Delta Apparel. In addition, if Delta Woodside does not satisfy any of its liabilities respecting any period prior to the Duck Head distribution, Duck Head could be responsible for satisfying them, notwithstanding the tax sharing agreement.

DUCK HEAD'S PRINCIPAL STOCKHOLDERS WILL EXERT SUBSTANTIAL INFLUENCE.

     As of the Duck Head record date, three members of Duck Head's board of directors and related individuals had the voting power in Delta Woodside shares that, immediately after the Duck Head distribution, will result in voting power with respect to approximately 38.6% of the outstanding Duck Head common stock. These individuals will exert substantial influence with respect to all matters submitted to a vote of stockholders, including elections of Duck Head's directors. If Mr. Rockey exercises his right to acquire Duck Head shares, that would result in four members of Duck Head's board of directors and related individuals having voting power with respect to approximately 56.7% of the then outstanding Duck Head shares.

ROBERT D. ROCKEY, JR. MAY NOT EXERCISE THE RIGHT HE HAS TO ACQUIRE UP TO 1,000,000 DUCK HEAD SHARES SIX MONTHS AFTER THE DUCK HEAD DISTRIBUTION.

     Pursuant to the letter agreement, as amended, pursuant to which Robert D. Rockey, Jr. became Chairman, President and Chief Executive Officer of Duck Head, he has the right to acquire from Duck Head up to 1,000,000 Duck Head shares on the date that is six months after the Duck Head distribution. If this right is exercised, the price for the Duck Head shares will be the average daily closing stock price for the Duck Head common stock for the six-month period following the Duck Head distribution.

     Mr. Rockey may choose not to exercise this right for any of several reasons. For instance, Mr. Rockey has informed Duck Head that, unless Duck Head agrees to register the Duck Head shares he acquires, Mr. Rockey may not wish to acquire those shares because he may recognize taxable income upon the exercise of the right but could not sell the shares acquired upon that exercise except pursuant to the provisions of SEC Rule 144. Rule 144 contains volume limitations on sales and would require Mr. Rockey to hold the shares for one year. Duck Head has no agreement at this time with Mr. Rockey respecting registration rights, although Duck Head and Mr. Rockey may enter into such an agreement prior to the expiration of the right. In addition, Mr. Rockey has informed Duck Head that his exercise of the right may be dependent on his finding other investors to join him in the investment. He may not be able to obtain such other investors.

VARIOUS RESTRICTIONS AND AGREEMENTS COULD HINDER ANY ATTEMPT BY A THIRD PERSON TO CHANGE CONTROL OF DUCK HEAD.

     Duck Head has entered into a rights agreement providing for the issuance of rights that will cause substantial dilution to any person (other than Robert D. Rockey, Jr. in certain specified circumstances) or group of persons that acquires 20% or more of the outstanding Duck Head common shares without the rights having been redeemed by the Duck Head board. In addition, Duck Head's articles of incorporation and bylaws and the Official Code of Georgia contain provisions that could delay or prevent a change in control of Duck Head in a transaction that is not approved by its board of directors. These include provisions requiring advance notification of stockholder nominations for director and stockholder proposals, setting forth additional factors to be considered by the board of directors in evaluating extraordinary transactions, prohibiting cumulative voting, limiting business combinations with stockholders that have a significant beneficial ownership in Duck Head shares, and prohibiting stockholders from calling a special meeting. Moreover, Duck Head's board of directors has the authority, without further action by the stockholders, to set the terms of and to issue preferred stock. Issuing preferred stock could adversely affect the voting power of the owners of Duck Head common stock, including the loss of voting control to others.

     Duck Head's credit agreement also provides that a "change in control", as defined in that agreement, would be an event of default and includes restrictions on the ability of Duck Head and its subsidiaries to pay dividends and make share repurchases. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Dividends and Purchases by Duck Head of its Own Shares".

     All of these provisions could deter or prevent an acquirer that is interested in acquiring Duck Head from doing so. You can find more information on these provisions under the portions of this document found under the heading "Description of Duck Head Capital Stock".

     Bettis C. Rainsford, a director and significant stockholder of Delta Woodside and a director of Duck Head and Delta Apparel, filed with the SEC on December 14, 1999 an amendment to his Schedule 13D in which, among other matters, he stated that he was filing the amendment to disclose the fact that he is considering the possibility of making an offer to purchase those Delta Woodside shares that he does not currently own. The amendment stated that the terms and financing for any such offer had not yet been established by Mr. Rainsford. See "Security Ownership of Significant Beneficial Owners and Management."

     Since the filing of this amendment to his Schedule 13D, Mr. Rainsford has made no proposal to Delta Woodside to acquire Delta Woodside shares. If he were to make any such proposal, the Delta Woodside board would consider the terms of the offer in light of the board's views as to the best interests of the holders of the Delta Woodside shares. If the board concluded that any such offer were in the Delta Woodside stockholders' best interests, it would redeem the rights under the Delta Woodside shareholders' rights plan and permit the proposed transaction to take place. If the board concluded that the offer were not in the stockholders' best interests, it would not redeem the rights, which would effectively prevent the proposed transaction from taking place, unless a court were to order a different result.

     In addition to the shareholder rights plan, Delta Woodside's articles of incorporation and bylaws and the South Carolina code contain provisions that could delay or prevent a change in control of Delta Woodside in a transaction not approved by its board of directors. These include provisions in the South Carolina code limiting business combinations with stockholders that have a significant beneficial ownership in Delta Woodside shares unless certain conditions are met and eliminating the voting rights of Delta Woodside shares acquired by holders of 20% or more of the outstanding voting power of Delta Woodside common stock unless voting power is approved by Delta Woodside's stockholders or limited statutory exceptions are satisfied, and provisions similar to those of Duck Head prohibiting stockholders from calling a special meeting, setting forth additional factors to be considered by the board of directors in evaluating extraordinary transactions, and requiring advance notification of stockholder nominations for director and stockholder proposals. If the Delta Woodside board were to conclude that any offer by Mr. Rainsford were not in the stockholders' best interests, it would rely upon these provisions to oppose Mr. Rainsford's attempts to gain control of additional Delta Woodside shares.

     If Mr. Rainsford were to make any proposal to Duck Head to acquire Duck Head shares following the Duck Head distribution, the Duck Head board would consider the terms of the offer in light of the board's views as to the best interests of the holders of the Duck Head shares. If the board concluded that any such offer were in the Duck Head stockholders' best interests, it would redeem the rights under the Duck Head shareholders' rights plan and permit the proposed transaction to take place. If the board concluded that the offer were not in the Duck Head stockholders' best interests, it would not redeem the rights, which would effectively prevent the proposed transaction from taking place, unless a court were to order a different result.

     In addition to the shareholder rights plan, Duck Head's articles of incorporation and bylaws and the Georgia code contain provisions that could delay or prevent a change in control of Duck Head in a transaction not approved by its board of directors. These include provisions in the Georgia code limiting business combinations with stockholders that have a significant beneficial ownership in Duck Head shares unless certain conditions are met, and provisions prohibiting stockholders from calling a special meeting, setting forth additional factors to be considered by the Duck Head board of directors in evaluating extraordinary transactions, and requiring advance notification of stockholder nominations for director and stockholder proposals. If the Duck Head board were to conclude that any offer by Mr. Rainsford were not in the stockholders' best interests, it would rely upon these provisions to oppose Mr. Rainsford's attempts to gain control of additional Duck Head shares.

     The antitakeover provisions applicable to Delta Woodside and Duck Head were not adopted as a result of Mr. Rainsford's amendment to his Schedule 13D or the information contained in that amendment or in response to any other takeover communication.

     The antitakeover provisions that are applicable to Duck Head do not materially differ from the antitakeover provisions that are applicable to Delta Woodside. The Delta Woodside shareholder rights plan does not contain the provisions in the Duck Head shareholder rights plan, described under the heading "Description of Duck Head Capital Stock - Rights Plan", relating to redemptions and extensions of time requiring the concurrence of a majority of Disinterested Directors. South Carolina, Delta Woodside's state of incorporation, has a control share acquisition act that eliminates the voting rights of Delta Woodside shares acquired by holders of 20% or more of the outstanding voting power of Delta Woodside's common stock unless voting power is approved by Delta Woodside's stockholders or limited statutory exceptions are satisfied. Georgia, Duck Head's state of incorporation, does not have a comparable act. South Carolina also has a business combinations act analogous, but not identical, to that of Georgia described under the heading "Description of Duck Head Capital Stock - Other Provisions Respecting Stockholder Rights and Extraordinary Transactions - Georgia Business Combinations Statute."

IF A COURT WERE TO DETERMINE THAT DELTA WOODSIDE DID NOT HAVE THE LEGAL AUTHORITY TO MAKE THE DUCK HEAD DISTRIBUTION AND THE DELTA APPAREL DISTRIBUTION, OR IF A COURT WERE TO DETERMINE THAT THE DUCK HEAD DISTRIBUTION AND THE DELTA APPAREL DISTRIBUTION CONSTITUTED A FRAUDULENT CONVEYANCE, THE DELTA WOODSIDE STOCKHOLDERS COULD BE LIABLE FOR THE VALUE OF THE DUCK HEAD SHARES THEY RECEIVE IN THE DUCK HEAD DISTRIBUTION AND THE DELTA APPAREL SHARES THEY RECEIVE IN THE DELTA APPAREL DISTRIBUTION.

     Under South Carolina corporate law, a shareholder may be held liable for the amount of any "distribution" that the shareholder receives from a corporation if the shareholder knows that the distribution violates corporate law. The Duck Head distribution and the Delta Apparel distribution are "distributions" for South Carolina corporate law purposes.

     South Carolina corporate law generally prohibits a corporation from making a "distribution" if, after giving effect to the "distribution", the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation's total assets would be less than its total liabilities. Under South Carolina corporate law, a board of directors may base a determination that a distribution is not prohibited under this rule either on financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances or on a fair valuation or other method that is reasonable in the circumstances.

     Under general fraudulent conveyance law, a creditor of a corporation can typically obtain a remedy against a shareholder of the corporation who receives corporate property if, among other matters, the corporation does not receive a reasonably equivalent value in exchange for the transferred property and the corporation was left with property that was unreasonably small in relation to the corporation's business or was or thereby became insolvent.

     Applying the tests prescribed by South Carolina corporate law, Delta Woodside's board of directors has determined that Delta Woodside may legally make the Duck Head distribution and the Delta Apparel distribution. In addition, Delta Woodside's board has determined that Delta Woodside's assets remaining after the Duck Head distribution and the Delta Apparel distribution will not be unreasonably small in relation to Delta Woodside's business, and before and after the distributions Delta Woodside will not be insolvent.

     A court might disagree with any of these determinations by Delta Woodside's board, if they are challenged. In that event, any Delta Woodside shareholder who receives Duck Head shares in the Duck Head distribution and Delta Apparel shares in the Delta Apparel distribution may be liable for the value of the Duck Head shares and Delta Apparel shares so received.

                           THE DUCK HEAD DISTRIBUTION

PARTIES TO THE DISTRIBUTION AGREEMENT

     Delta Woodside
     --------------

     Delta Woodside is a South Carolina corporation with its principal executive offices located at 233 North Main Street, Suite 200, Greenville, South Carolina 29601 (telephone number: 864-232-8301).

     Prior to the Duck Head distribution, Delta Woodside and its subsidiaries had three operating divisions: Delta Mills Marketing Company, Duck Head Apparel Company and Delta Apparel Company.

     - Delta Mills Marketing Company produces a range of cotton, synthetic and blended finished and unfinished woven products that are sold for the ultimate production of apparel, home furnishings and other products. After the Duck Head distribution and the Delta Apparel distribution, Delta Mills Marketing Company will remain the only continuing Delta Woodside operation.

     - Pursuant to the Duck Head distribution, Delta Woodside will distribute to its stockholders all of the outstanding common stock of Duck Head, which will continue the business formerly conducted by the Duck Head Apparel Company division of Delta Woodside and various subsidiaries of Delta Woodside. For a description of the business of the Duck Head
          Apparel Company division, see the information under the heading "Business of Duck Head".

     - Simultaneously with the Duck Head distribution, Delta Woodside will, pursuant to the Delta Apparel distribution, distribute to its stockholders all of the outstanding stock of Delta Apparel, which will continue the business formerly conducted by the Delta Apparel Company division of various subsidiaries of Delta Woodside. For a description of the business of the Delta Apparel Company division, see the information below under the subheading "Delta Apparel".

     Duck Head
     ---------

     Duck Head is a Georgia corporation with its principal executive offices located at 1020 Barrow Industrial Parkway, P.O. Box 688, Winder, Georgia 30680 (telephone number: 770-867-3111).

     Delta Apparel
     -------------

     Delta Apparel is a Georgia corporation with its principal executive offices located at 3355 Breckinridge Blvd., Suite 100, Duluth, Georgia 30096 (telephone number: 770-806-6800). Delta Apparel is a vertically integrated supplier of knit apparel, particularly T-shirts, sportswear and fleece goods and sells its products to distributors, screen printers and private label accounts.

BACKGROUND OF THE DUCK HEAD DISTRIBUTION

     Since the middle of its 1998 fiscal year, Delta Woodside's board of directors has explored various means, in addition to effectively operating Delta Woodside's businesses, and has taken various actions to enhance stockholder value.

     On March 9, 1998, Delta Woodside announced that it was withdrawing from the circular knit fabrics business, which had operated under the name of Stevcoknit Fabrics Company, and would be selling or closing and liquidating its two knitting, dyeing and finishing plants in Wallace, North Carolina, and its yarn spinning plant in Spartanburg, South Carolina. In the announcement, Delta Woodside also stated that it had decided to sell its Nautilus International fitness equipment division, and had retained an investment banking firm to handle the sale.

     Delta Woodside completed most of the liquidation and sale of the Stevcoknit Fabrics Company division during its 1998 fiscal year. The Nautilus International sale was consummated in January 1999.

     On September 15, 1998, Delta Woodside announced that its board of directors had approved a plan to purchase from time to time up to 2,500,000 outstanding Delta Woodside common shares at prices and at times at the discretion of Delta Woodside's top management. The announcement stated that Delta Woodside believed that, at times, its stock price was undervalued and that these purchases would enhance stockholder value.

     At a meeting on October 9, 1998, the Delta Woodside board of directors made the decision to sell the Duck Head Apparel Company division. To assist in this transaction, Delta Woodside hired an investment banking firm.

     On January 21, 1999, Delta Woodside announced that it had had discussions with third parties with respect to a possible sale of the Duck Head Apparel Company division, and that, based on these discussions, Delta Woodside was continuing to explore strategic alternatives for the Duck Head Apparel Company division, but could not be reasonably certain that a transaction on satisfactory terms would be consummated in the near future. The announcement stated that, for this reason, Delta Woodside had made the decision to continue to report the Duck Head Apparel Company division as a part of continuing operations.

     At a meeting on February 4, 1999, the Delta Woodside board of directors approved a plan to effect a major restructuring of Delta Woodside. This restructuring would have involved the spin-off to the Delta Woodside stockholders of each of Delta Woodside's two apparel divisions, leaving the Delta Mills, Inc. subsidiary, and its operating division, Delta Mills Marketing Company, in Delta Woodside. Simultaneously with the spin-off, Delta Woodside would have been sold to a third party buyer not yet identified. Under this plan, the Delta Woodside stockholders would have received, for their shares of Delta Woodside common stock, shares of each of the new spun-off apparel companies and cash for their post spin-off Delta Woodside shares. The plan would have been subject to the approval of the Delta Woodside stockholders. If the plan had been approved by the requisite stockholder vote, the Rainsford plant in Edgefield, South Carolina, would have been sold by the Delta Mills, Inc. subsidiary to the Delta Apparel Company division, the Duck Head Apparel Company division and the Delta Apparel Company division would have been separated into two corporations, and the stock of each of the Duck Head corporation and the Delta Apparel corporation would have been distributed to all of the Delta Woodside stockholders. The Delta Woodside board of directors decided that Delta Woodside would promptly begin the process of soliciting offers for the purchase of the post spin-off Delta Woodside common stock, and that Delta Woodside would retain an investment banking firm to assist in the implementation of this restructuring plan.

     On March 16, 1999, Delta Woodside announced that Robert Rockey was assuming the position of chief executive officer of the Duck Head Apparel Company division, effective immediately. The announcement stated that, after the planned spin-off of the Duck Head Apparel Company operation, Mr. Rockey would serve as chairman and chief executive officer of that new separate corporation.

     On March 23, 1999, Delta Woodside announced that it had engaged Prudential Securities Incorporated (which this document refers to as "Prudential Securities") to advise the Delta Woodside board of directors with respect to the previously announced plan to sell the portion of Delta Woodside remaining after the distribution to the Delta Woodside stockholders of the shares of stock of Delta Woodside's apparel businesses. The announcement also stated that the Duck Head Apparel Company division was no longer for sale.

     Following this announcement, Delta Woodside provided information to nineteen companies respecting a possible sale of the remaining Delta Woodside. None of these potential purchasers, however, made an offer for the remaining Delta Woodside that Delta Woodside considered to be satisfactory.

     On April 21, 1999, Delta Woodside announced that Robert W. Humphreys was assuming the position of president and chief executive officer of the Delta Apparel Company division. The announcement stated that, after the planned spin-off of the Delta Apparel Company operation, Mr. Humphreys would serve as the president and chief executive officer of that new separate corporation.

     At a meeting on June 24, 1999, the Delta Woodside board of directors decided to terminate the process of attempting to sell a post-spin-off Delta Woodside comprised solely of Delta Mills Marketing Company in line with its previously-announced plan, because it had not received any satisfactory offer for the business. The Board determined to continue to explore other strategies to enhance stockholder value, including: (1) the purchase of the Delta Apparel Company division and the Duck Head Apparel Company division by the Delta Mills, Inc. subsidiary, or (2) a spin-off/recapitalization in which the apparel divisions would be spun-off to the Delta Woodside stockholders as separate public companies, and substantial cash would be paid out to stockholders from new borrowings by the remaining Delta Woodside.

     - Under the purchase of the Duck Head Apparel Company division and the Delta Apparel Company division by Delta Mills, Inc. scenario, Delta Woodside, through its wholly-owned subsidiary, Delta Mills, Inc., would have continued to own the Duck Head Apparel Company division and the Delta Apparel Company division. This internal ownership restructuring could, however, have provided Delta Woodside with substantial cash, because Delta Mills, Inc. then had a substantial cash position and its senior note indenture would have permitted it to use cash for this purpose but not for the purpose of making dividend payments to its parent company, Delta Woodside. If this purchase scenario had been adopted, Delta Woodside could have used the cash provided by Delta Mills, Inc. in the purchase to make acquisitions of Delta Woodside common stock or other businesses, or for other purposes.

     -    Under   the   spin-off/recapitalization   scenario,   Delta   Woodside
          stockholders would have received, for their Delta Woodside common shares, shares of each of the new spun-off apparel companies, cash and stock in the remaining Delta Woodside. Also, additional shares of the remaining Delta Woodside (representing more than 20% of the then outstanding shares of the remaining Delta Woodside) would have been sold to members of management of Delta Mills Marketing Company. Consummation of the spin-off/recapitalization transaction was to be conditioned upon receiving a favorable vote of the Delta Woodside stockholders.

     Following this announcement, Delta Woodside, with the assistance of Prudential Securities, explored the possibility of Delta Mills, Inc. refinancing its existing $150 million of 9-5/8% Senior Notes with a larger issue of indebtedness in order to effect the proposed recapitalization. During the time frame of this examination, however, the interest rates payable by issuers of new senior debt in the textile and apparel industries became higher than were deemed acceptable by the Delta Woodside board of directors.

     On August 20, 1999, Delta Woodside announced that, due to weakness in the bond market, Delta Woodside believed that its previously announced recapitalization/spin-off strategy was not feasible at that time. Delta Woodside further announced that, because Delta Woodside believed that its stockholders would best be served by separating the operating companies, Delta Woodside did not plan to pursue the acquisition of the two apparel divisions by its textile subsidiary, Delta Mills, Inc., at that time. The announcement also stated that Delta Woodside was continuing to explore strategic alternatives to accomplish the separation of its operating companies, and would announce specific plans in the upcoming months.

     On October 4, 1999, Delta Woodside announced that it planned to spin off to the Delta Woodside stockholders its two apparel businesses (Duck Head Apparel Company and Delta Apparel Company) as two separate publicly-owned corporations. The announcement further stated that Delta Woodside was in the process of transferring various corporate functions to its three operating divisions (Delta Mills Marketing Company, Duck Head Apparel Company and Delta Apparel Company). The announcement stated that, upon the complete transfer of these functions or at the time of the spin-offs (as appropriate), the functions then being performed at the Delta Woodside level would no longer need to be performed at that level, and the executive officers of Delta Woodside would resign their positions with Delta Woodside. The announcement stated that, upon consummation of the spin-offs, Delta Mills Marketing Company would be Delta Woodside's sole remaining business, and William Garrett, the head of the Delta Mills Marketing Company division, would become President and Chief Executive Officer of the remaining Delta Woodside. The announcement stated that, in connection with the

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
proposed spin-offs, significant equity incentives, in the form of stock options and incentive stock awards for the new public companies' stock, would be granted to the managements of the new companies. The announcement stated that Delta Woodside could not determine at that time whether the receipt of the apparel companies' stock would, or would not, be taxable to the Delta Woodside stockholders for federal income tax purposes, but that, at the time that Delta Woodside had sufficient information to determine the appropriate federal income tax treatment of the spin-offs, it would promptly provide the necessary income tax information to the Delta Woodside stockholders. The announcement stated that Delta Woodside believed that, even if the spin-offs were determined to be taxable for federal income tax purposes, the spin-offs would still be in the best interests of Delta Woodside's stockholders.

     On December 13, 1999, Delta Woodside announced that its board of directors had adopted a shareholders rights plan pursuant to which stock purchase rights have been distributed as a dividend to the Delta Woodside stockholders at a rate of one right for each Delta Woodside share held of record as of December 22, 1999. Delta Woodside stated that the rights plan is designed to enhance the Delta Woodside board's ability to prevent any person interested in acquiring control of Delta Woodside from depriving stockholders of the long-term value of their investment and to protect shareholders against attempts to acquire Delta Woodside by means of unfair or abusive takeover tactics. Delta Woodside stated that its board had adopted the rights plan at that time because the Delta Woodside shares were trading at their lowest levels in Delta Woodside's history.

     At the same time, Delta Woodside announced that its board had approved a plan to purchase from time to time up to an aggregate of 5,000,000 shares of Delta Woodside's outstanding stock at prices and at times at the discretion of Delta Woodside's top management. The announcement stated that this stock repurchase plan replaces the 2,500,000 stock purchase plan announced by Delta Woodside in September 1998.

     On December 30, 1999, Delta Woodside announced that each of Duck Head and Delta Apparel had filed a registration statement with the SEC to register the subsidiary's stock under the Securities Exchange Act of 1934, and that these filings were pursuant to the previously announced plan of Delta Woodside to spin off to its stockholders the Delta Apparel Company division and the Duck Head Apparel Company division as two separate publicly-owned corporations. Delta Woodside also stated that, following completion of the spin-offs, Delta Woodside intends to propose to its stockholders the adoption of a new Delta Woodside stock option plan and a new Delta Woodside incentive stock award plan pursuant to which significant equity incentives could be granted to the new management of Delta Woodside.

REASONS FOR THE DUCK HEAD DISTRIBUTION

     The following discussion contains various "forward-looking statements". Please refer to "Forward-Looking Statements May Not Be Accurate" for a description of the uncertainties and risks associated with forward-looking statements.

     Since the summer of 1998, Delta Woodside's board of directors has been engaged in the process of exploring various means to maximize stockholder value. The alternatives that the Delta Woodside Board has examined have included:

     (a)  A potential sale of the Duck Head Apparel Company division;

     (b)  A  pro  rata  tax-free   spin-off  of  Delta  Woodside's  two  apparel
          businesses to Delta Woodside's stockholders accompanied by a sale of the remaining company;


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
     (c) A pro rata tax-free spin-off of Delta Woodside's two apparel businesses to Delta Woodside's stockholders accompanied by a recapitalization of the remaining company that would involve a cash distribution to Delta Woodside's stockholders by that remaining company;

     (d)  A  pro  rata  tax-free   spin-off  of  Delta  Woodside's  two  apparel
          businesses to Delta Woodside's stockholders;

     (e) A pro rata taxable spin-off of Delta Woodside's two apparel businesses to Delta Woodside's stockholders;

     (f) A disproportionate tax-free spin-off of one of Delta Woodside's apparel businesses to one of Delta Woodside's major stockholders accompanied by a pro rata tax-free spin-off of the other apparel business to all the other stockholders;

     (g)  A potential sale of the Delta Apparel Company business or assets;

     (h) A purchase by Delta Mills, Inc. of the Duck Head Apparel Company and the Delta Apparel Company businesses; and

     (i) Leaving Delta Woodside's three businesses in Delta Woodside in their current corporate form.

     During the course of this exploration, the Delta Woodside board witnessed a deterioration of general market conditions in the textile and apparel industries. This deterioration caused the market's perceived values of textile and apparel businesses to decline significantly.

     This decline, together with the information obtained by Delta Woodside in the process of exploring the alternatives described above, led the Delta Woodside board to conclude that:

     (i) Any sale or liquidation at this time or in the near future of any of Delta Woodside's businesses would, more likely than not, be at depressed and unacceptable prices; and

     (ii) Absent a change in circumstances, the interests of Delta Woodside and its stockholders would be best served by not pursuing the sale or liquidation of any of Delta Woodside's businesses at this time.

     The Delta Woodside Board also determined that the best interests of Delta Woodside and its stockholders would not be served by pursuing at this time any of the additional alternatives described above other than a pro rata spin-off of Delta Woodside's two apparel businesses to Delta Woodside's stockholders. The major factors that led to this conclusion were the general market condition deterioration described above and:

     (1) Contractual constraints, which added significantly to the costs of those alternatives that required additional financing to be incurred by Delta Mills;

     (2) Unfavorable debt market conditions, particularly for debt issuances by textile and apparel companies;

     (3) Insufficient buyer interest in any of Delta Woodside's businesses at prices deemed sufficient by the Delta Woodside board;

     (4) The Delta Woodside board's belief in the future enhanced stockholder value available from separating Delta Woodside's businesses into separate companies; and

     (5) The Delta Woodside board's conclusion that the interests of Delta Woodside and its stockholders would be adversely affected by any decision of the Delta Woodside board to delay implementing the separation of its businesses. The Board believes that continuing uncertainty in the marketplace as to Delta Woodside's strategic plans is likely to be damaging the relations of one or more of Delta
          Woodside's businesses with certain of its respective suppliers and customers, and that continuing uncertainty by the employees of Delta Woodside and its subsidiaries as to Delta Woodside's strategic plans could cause Delta Woodside or its subsidiaries to lose valuable employees.

     The Delta Woodside board, therefore, concluded that the best interests of Delta Woodside and its stockholders would be furthered by separating into distinct public companies Delta Woodside's three businesses (Delta Mills Marketing Company, Delta Apparel Company and Duck Head Apparel Company), and that the best method to accomplish this separation and thereby enhance stockholder value that is available to Delta Woodside at this time is to effect a pro rata spin-off to Delta Woodside's stockholders of each of Delta Woodside's apparel businesses, whether that spin-off is tax-free or taxable for federal income tax purposes.

     In reaching this determination, the Delta Woodside Board took into account its belief that the separation of Delta Woodside's three businesses will further the following objectives, among others, and thereby enhance stockholder value:

     (a) Permit the grant of equity incentives to the separate management of each business, which incentives would not be affected by the results of the other businesses and, therefore, would have excellent potential to align closely the interests of that management with those of the stockholders;

     (b) Permit the elimination of certain existing corporate overhead expenses that result from the current need to coordinate the operations of three distinct businesses that have separate modes of operation and markets;

     (c) Eliminate the complaints of certain customers of Delta Mills Marketing Company (which, as a supplier to those customers, has access to certain of their competitive information) that a competitor of theirs (Duck Head Apparel Company) is under common management with Delta Mills Marketing Company;

     (d) Permit each business to obtain, when needed, the best equity and debt financing possible without being affected by the operational results of the other businesses;

     (e) Permit each business to establish long-range plans geared toward the expected cyclicality, competitive conditions and market trends in its own line of business, unaffected by the markets, needs and constraints of the other businesses;

     (f) Promote a more streamlined management structure for each of the three businesses, better able to respond quickly to customer and market demands; and

     (g) Permit the value of each of the three divisions to be more accurately reflected in the equity market by separating the results of each business from the other two businesses.

     In reaching its conclusion to effect the Duck Head distribution, the Board also took into account the following additional factors:

     - The opinion delivered to the Delta Woodside board by Houlihan Lokey Howard & Zukin Financial Advisors, Inc. that is described below;

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
     - The advice provided to the Delta Woodside board by Prudential Securities that is described below;

     - The financial information and statements of Duck Head set forth in this document under the heading, "Unaudited Pro Forma Combined Financial Statements", and at pages F-1 to F-22;

     - The Delta Woodside board's knowledge of the business, operations, assets and financial condition of Duck Head;

     -    Duck Head management's assessment of the prospects of Duck Head;

     - The current and prospective economic environment in which Duck Head operates; and

     -    The terms of the distribution agreement and the tax sharing agreement.

     All members of the Delta Woodside board (other than Bettis C. Rainsford) voted in favor of effectuating the Duck Head distribution, the Delta Apparel distribution and related transactions. See "Security Ownership of Significant Beneficial Owners and Management."

     This discussion of the information and factors considered by the Delta Woodside board is not meant to be exhaustive but is believed to include the material factors considered by the Delta Woodside board in authorizing the Duck Head distribution. The Delta Woodside board did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the Duck Head distribution, the Delta Apparel distribution and related transactions are advisable and in the best interests of Delta Woodside and its stockholders. In reaching its determination, the Delta Woodside board took the various factors into account collectively and the Delta Woodside board did not perform a factor-by-factor analysis.

     Opinion of Houlihan Lokey
     -------------------------

     Delta Woodside engaged Houlihan Lokey to provide to the Delta Woodside board and the Duck Head board an opinion as to the solvency of Duck Head as of the time of the Duck Head distribution. Delta Woodside selected Houlihan Lokey based on Houlihan Lokey's extensive experience in providing solvency opinions.

     In consideration of its services in connection with the opinion described below and a similar opinion with respect to Delta Apparel and related services, Houlihan Lokey will be paid a fee of $225,000 plus reasonable out-of-pocket expenses. No portion of this fee is contingent upon the consummation of the Duck Head distribution or the Delta Apparel distribution or the conclusions reached in Houlihan Lokey's opinions. Delta Woodside has also agreed to provide indemnification to Houlihan Lokey and certain other parties with respect to certain matters. Houlihan Lokey has had no other material relationship with Delta Woodside or its subsidiaries during the past two years.

     The preparation of a solvency opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The following is a brief summary and general description of the solvency analysis and valuation methodologies utilized by Houlihan Lokey. Although the summary sets forth all material facts respecting the opinion of Houlihan Lokey, the summary does not purport to be a complete statement of the analyses and procedures applied, the judgments made or the conclusion reached by Houlihan Lokey or a complete description of its presentation to the Delta Woodside board or the Duck Head board. Houlihan Lokey believes, and so advised the Delta Woodside board and the Duck Head board, that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete view of the process underlying its analyses and opinions.

     The Duck Head  distribution  and other  related  transactions  disclosed to
Houlihan Lokey are referred to collectively in this summary as the "Transaction." For purposes of its opinion, Houlihan Lokey assumed that the third party financing described in "Management's Discussion and Analysis of

Financial Condition and Results of Operations - Liquidity and Capital Resources" has been entered into on or prior to the date of the Duck Head distribution and that, prior to the Duck Head distribution, the intercompany reorganization described in "Relationships Among Duck Head, Delta Woodside and Delta Apparel - Distribution Agreement" has been completed.

     Delta Woodside's board of directors has requested that Houlihan Lokey render its written opinion to the Delta Woodside board and the Duck Head board as to whether, assuming the Transaction has been consummated as proposed, immediately after and giving effect to the Transaction: (a) on a pro forma basis, the fair value and present fair saleable value of Duck Head would exceed its stated liabilities and identified contingent liabilities, (b) Duck Head should be able to pay its debts as they become absolute and mature; (c) the capital remaining in Duck Head after the Transaction would not be unreasonably small for the business in which Duck Head is engaged, as management has indicated it is now conducted and is proposed to be conducted following the consummation of the Transaction; and (d) the financial test for distributions of the state of incorporation of Duck Head (i.e. Georgia) has been satisfied.

     Houlihan Lokey's opinion does not address Delta Woodside's underlying business decision to effect the Transaction. Houlihan Lokey has not been requested to, and did not, solicit third party indications of interest in acquiring all or part of Duck Head.

     In connection with the preparation of its opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

     (i) reviewed Duck Head's annual financial statements for the 1997, 1998 and 1999 fiscal years and year-to-date statements for the first nine months of fiscal year 2000, which Duck Head's and Delta Woodside's managements have identified as the most current information available;

     (ii) reviewed the proposal from the third party lender to provide Duck Head revolving credit and term loan facilities;

     (iii)spoke with certain members of the senior management of Delta Woodside and Duck Head to discuss the operations, financial condition, future prospects and projected operations and performance of Duck Head;

     (iv) reviewed budgets and forecasts prepared by Duck Head's management with respect to the periods ended January 1, 2000 through fiscal year 2004;

     (v)  reviewed marketing and promotional material relating to Duck Head;

     (vi) reviewed the preliminary registration statement filed with the SEC for Duck Head;

     (vii)reviewed other publicly available financial data for Duck Head and certain companies that Houlihan Lokey deems comparable to Duck Head; and

     (viii) conducted such other studies, analyses and investigations as Houlihan Lokey has deemed appropriate.

     In assessing the solvency of Duck Head immediately after and giving effect to the Transaction, Houlihan Lokey:

     (i) analyzed the fair value and present fair saleable value of Duck Head's assets relative to Duck Head's stated liabilities and identified contingent liabilities on a pro forma basis ("balance sheet test");

     (ii) assessed Duck Head's ability to pay its debts as they become absolute and mature ("cash flow test"); and

     (iii)assessed the capital remaining in Duck Head after the Transaction so as not to be unreasonably small ("reasonable capital test").

Each of "fair value" and "present fair saleable value" is defined as the amount that may be realized if Duck Head's aggregate assets (including goodwill) are sold as an entirety with reasonable promptness in an arm's length transaction under present conditions for the sale of comparable business enterprises, as such conditions can be reasonably evaluated.

     Balance Sheet Test
     ------------------

     The Balance Sheet Test determines whether or not the fair value and present fair saleable value of Duck Head's assets exceeds its stated liabilities and identified contingent liabilities after giving effect to the Transaction. This test requires an analysis of the fair market value of Duck Head as a going-concern. As part of this analysis, Houlihan Lokey considered, among other things,

     (i) historical and projected financial performance for Duck Head as prepared by Duck Head;

     (ii) the business environment in which Duck Head competes;

     (iii)performance of certain publicly traded companies deemed by Houlihan Lokey to be comparable to Duck Head, in terms of, among other things: lines of business, size, profitability, financial leverage and growth;

     (iv) capitalization rates ("multiples") for certain publicly traded companies deemed by Houlihan Lokey to be comparable to Duck Head, including (a) Enterprise Value ("EV")/Revenue; and (b) EV/earnings before interest, taxes, depreciation and amortization ("EBITDA");

     (v) multiples derived from acquisitions of companies deemed by Houlihan Lokey to be comparable to Duck Head;

     (vi) the Discounted Cash Flow Approach;

     (vii) the capital structure and debt obligations of Duck Head; and

     (viii) non-operating assets and identified contingent liabilities.

"Enterprise Value" or "EV" is defined as total market value of equity plus net interest bearing debt.

     In determining the fair value and present fair saleable value of the aggregate assets of Duck Head, the following methodologies were employed: the Market Multiple Approach and the Discounted Cash Flow Approach.

     Market Multiple Approach. The application of the Market Multiple Approach involves the derivation of indication of value through the multiplication of relevant performance fundamentals of the subject entity by appropriate multiples. Multiples were determined through an analysis of: (i) publicly traded companies that were determined by Houlihan Lokey to be comparable from an investment standpoint to Duck Head ("Comparable Public Companies"); and (ii) change of control transactions involving companies that were determined by Houlihan Lokey to be comparable to Duck Head from an investment standpoint ("Comparable Transactions"). Houlihan Lokey selected five publicly traded domestic companies for comparison to Duck Head (Ashworth, Inc., Perry Ellis International, Inc., Haggar Corporation, Nautica Enterprises, Inc. and Tropical Sportswear International). These companies are involved in the branded apparel businesses. Observed market pricing of the Comparable Public Companies reflected EV/Latest Twelve Months ("LTM") Revenue ratios ranging from 0.25x to 0.94x with a median of 0.64x and EV/Projected Fiscal Year 2000 EBITDA ("2000 EBITDA") ratios ranging from 3.0x to 5.9x with a median of 4.7x. A comparative analysis between Duck Head and the Comparable Public Companies formed the basis for the selection of appropriate multiples for Duck Head. The comparative analysis incorporates both quantitative and qualitative factors which relate to, among other things, the nature of the industry in which Duck Head and the Comparable Public Companies are engaged and the relative financial performance of Duck Head and the Comparable Public Companies. An indicated Enterprise Value of $13.7 million was derived based on the application of selected market multiples to the relevant fundamentals of Duck Head and an adjustment for control through the application of a 30% control premium. The selected control premium of 30% was based on change of control transactions of publicly-traded apparel companies and available market studies. The indicated Enterprise Value of $13.7 million reflects implied multiples for Duck Head of 0.22x LTM Revenues and 5.2x Forecasted Fiscal Year 2000 EBITDA ("FY2000 EBITDA"). The indicated Enterprise Value for Duck Head based on the Comparable Public Companies analysis exceeded its stated liabilities and identified contingent liabilities by $6.7 million.

     For the Comparable Transactions, Houlihan Lokey analyzed apparel industry merger and acquisition transactions between 1998 and 1999 where financial information was publicly disclosed. Market multiples were developed from nine comparable transactions, of which three were 1999 transactions and considered most relevant. The 1999 transactions included Podell Industries/Liz Claiborne, Penobscot Shoes/Riedman Corp. and Tahiti Apparel/Signal Apparel Corp. Enterprise Value indications were developed through the capitalization of the relevant performance fundamentals of Duck Head. Relevant fundamentals considered were LTM Revenues and FY2000 EBITDA. Observed multiples of revenues (EV/Revenues) ranged from 0.27x to 0.66x with a median of 0.5x and EBITDA (EV/EBITDA) ranged from 3.2x to 10.7x with a median of 3.8x. Of the nine Comparable Transactions analyzed, four of the acquired companies had EBITDA fundamentals which were negative or not meaningful. Based on the analysis conducted, an indicated Enterprise Value of $23.9 million was derived for Duck Head. The indicated
Enterprise Value of $23.9 million produced implied multiples of 0.39x LTM Revenue and 9.1x Forecasted Fiscal Year 2000 EBITDA. The indicated Enterprise Values for Duck Head based on the Comparable Transactions analysis exceeded its stated liabilities and identified contingent liabilities by $16.7 million.

     Discounted Cash Flow Approach. The Discounted Cash Flow Approach involved the development of Enterprise Value indications from the appraisal of projected cash flows to be generated by Duck Head, which were based on fiscal years 2000 to 2004 financial forecasts prepared by the management of Duck Head. The projected cash flows include interim cash flows over the forecast period and a terminal year cash flow, which represents the value of Duck Head beyond the forecast period. The interim cash flows reflect the cash available to all capital providers (debt and equity) after accounting for required capital investments. The terminal year cash flow reflects an estimate of the fair and saleable value of Duck Head at the end of the forecast period, June 30, 2004. This estimation was developed from the application of the Market Multiple Approach described above, wherein projected fundamentals were capitalized based on selected market multiples. Indications of Enterprise Value were developed by applying an appropriate discount rate or cost of capital to the projected cash flows and terminal value. The concluded Enterprise Value, or sum of the projected cash flows and terminal value, ranged between $28.5 and $35.8 million depending on the discount rate and terminal multiple selected. The discount rate reflects the degree of risk inherent in the assets of Duck Head and its ability to produce the projected cash flows. The range of discount rates and terminal multiples selected were 14% to 16% and 3.0x to 4.0x, respectively. The indicated range of Enterprise Values for Duck Head based on the Discounted Cash Flow approach exceeded its stated liabilities and identified contingent liabilities by $21.5 million to $28.8 million.

     Cash Flow Test

     The Cash Flow Test focuses on whether or not Duck Head should be able to repay its debts as they become absolute and mature (including the debts incurred in the Transaction). This test involves a two-step analysis of Duck Head's fiscal year 2000 to fiscal year 2004 financial projections: (i) examines the financial projections relative to a variety of factors including: historical performance, marketing plans and cost structure, and (ii) analyzes the sensitivity of the projections to changes in key operating variables.

     Over the past twelve months, Duck Head has made significant changes to its management team, restructured its operations, reduced certain costs and implemented certain marketing plans. As a result of the changes implemented by Duck Head, management's forecast for the business represents an improvement over Duck Head's financial performance over the past several years. Duck Head's financial performance for fiscal year 2000 reflects in part the changes implemented by Duck Head's management and represents an improvement over financial results for fiscal years 1998 and 1999.

     The sensitivity analysis of Duck Head's projections involved testing a number of underlying operating assumptions, including: revenue growth, operating margins and capital investment requirements. Duck Head's ability to meet its debt obligations was analyzed in the context of varying a number of the operating assumptions. Based on the sensitivity analysis conducted on Duck Head's financial forecast, Duck Head demonstrated an ability to meet its obligations as they came due under a range of financial forecast scenarios.

     Reasonable Capital Test

     The Reasonable Capital Test follows from the Balance Sheet and Cash Flow Tests. The determination as to whether the net assets remaining with Duck Head constitute unreasonably small capital involves an analysis of various factors, including (i) the degree of sensitivity demonstrated in the cash flow test; (ii) historical and expected volatility in revenues, cash flow and capital expenditures; (iii) the adequacy of working capital; (iv) historical and expected volatility of going-concern asset values; (v) the maturity structure and the ability to refinance Duck Head's obligations; (vi) the magnitude, timing and nature of identified contingent liabilities; and (vii) the nature of the business and the impact of financial leverage on its operations.

     Solvency

     Based upon the foregoing, and in reliance thereon, it is Houlihan Lokey's opinion as of June 1, 2000 that, assuming the Transaction has been consummated as proposed, immediately after and giving effect to the Transaction:

     (i) on a pro forma basis, the fair value and present fair saleable value of Duck Head's assets would exceed Duck Head's stated liabilities and identified contingent liabilities;

     (ii) Duck Head should be able to pay its debts as they become absolute and mature; and

     (iii)the capital remaining in Duck Head after the Transaction would not be unreasonably small for the business in which Duck Head is engaged, as management has indicated it is now conducted and is proposed to be conducted following the consummation of the Transaction.

     Assumptions and Limiting Conditions

     Notwithstanding the use of the defined terms "fair value" and "present fair saleable value", Houlihan Lokey has not been engaged to identify prospective purchasers or to ascertain the actual prices at which and terms on which Duck Head can currently be sold, and Houlihan Lokey knows of no such efforts by others. Because the sale of any business enterprise involves numerous assumptions and uncertainties, not all of which can be quantified or ascertained prior to engaging in an actual selling effort, Houlihan Lokey expresses no opinion as to whether Duck Head would actually be sold for the amount Houlihan Lokey believes to be its fair value and present fair saleable value.

     Houlihan Lokey has relied upon and assumed, without independent verification, that the financial forecasts and projections provided to it have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of Duck Head, and that there has been no material adverse change in the assets, financial condition, business or prospects of Duck Head since the date of the most recent financial statements made available to Houlihan Lokey.

     Houlihan Lokey has not independently verified the accuracy and completeness of the information supplied to it with respect to Duck Head, and does not assume any responsibility with respect to it. Houlihan Lokey has not made any physical inspection or independent appraisal of any of the properties or assets of Duck Head. Houlihan Lokey's opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by Houlihan Lokey at the date of its opinion.

     Houlihan Lokey's opinion is furnished for the benefit of the Delta Woodside board and the Duck Head board and may not be relied upon by any other person without Houlihan Lokey's prior written consent. Houlihan Lokey's opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in its opinion and Houlihan Lokey's engagement letter with Delta Woodside.

     Advice of Prudential Securities
     -------------------------------

     Delta  Woodside's  board  of  directors   received  financial  advice  from
Prudential Securities regarding the issues surrounding the separation of the apparel and textile fabric businesses. The points described above under the heading "The Duck Head Distribution - Reasons for the Duck Head Distribution" include the material factors discussed by Prudential Securities. Prudential Securities also advised the Delta Woodside board regarding the issues surrounding various alternatives to the Duck Head distribution and the Delta Apparel distribution, including a sale of either or both of Duck Head or Delta Apparel and a liquidation of either or both of Duck Head or Delta Apparel. Prudential Securities' financial advice was based on its analysis of the trading prices and trading multiples of approximately 14 textile and apparel companies which Prudential Securities believed provided relevant comparisons. In addition, Prudential Securities reviewed recent acquisitions, also deemed to provide relevant comparisons, in the textile and apparel industries, including the prices paid and multiples of financial performance that those acquisitions implied. Prudential Securities' advice regarding Delta Woodside's alternatives with regard to Duck Head was also based on its review and understanding of prevailing textile and apparel market conditions, as well as its review of Duck Head's historical market performance.

     Prudential Securities was not requested to, and did not, undertake the types of analyses customary to deliver a financial opinion and did not deliver any such opinion.

     Pursuant to an engagement letter, Prudential Securities has been paid by Delta Woodside an advisory fee of $500,000 for its services. Delta Woodside has agreed to indemnify Prudential Securities for certain liabilities relating to or arising from Prudential Securities' engagement by Delta Woodside. Prudential Securities has also performed various investment banking services for Delta Woodside in the past, and has received customary fees for those services.

     Prudential Securities is a nationally recognized investment banking firm and, as a customary part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, and valuations for corporate and other purposes. Delta Woodside selected Prudential Securities because of its expertise, reputation and familiarity with Delta Woodside. In the ordinary course of business, Prudential Securities and its affiliates may actively trade or hold the securities and other instruments and obligations of Delta Woodside for their own account and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities, instruments or obligations.

DESCRIPTION OF THE DUCK HEAD DISTRIBUTION

     The distribution agreement among Delta Woodside, Duck Head and Delta Apparel sets forth the general terms and conditions relating to, and the relationship of the three corporations after, the Duck Head distribution. For an extensive description of the distribution agreement, see the section of this document found under the heading "Relationship Among Duck Head, Delta Woodside and Delta Apparel--Distribution Agreement".

     Delta Woodside plans to effect the Duck Head distribution on or about June 30, 2000 by distributing all of the issued and outstanding shares of Duck Head common stock to the record holders of Delta Woodside common stock on the record date for this transaction, which is June 16, 2000. Delta Woodside will distribute one share of Duck Head common stock to each of those holders for every ten shares of Delta Woodside common stock owned of record by that holder. The actual total number of shares of Duck Head common stock that Delta Woodside will distribute will depend on the number of shares of Delta Woodside common stock outstanding on the record date. Based upon the one-for-ten Duck Head distribution ratio, the number of shares of Delta Woodside common stock outstanding on May 19, 2000 and the number of Delta Woodside shares to be issued before the Duck Head record date as described in "Interests of Directors and Executive Officers in the Duck Head Distribution - Payments in Connection with Duck Head Distribution and Delta Apparel Distribution", Delta Woodside will distribute approximately 2,400,000 shares of Duck Head common stock to holders of Delta Woodside common stock, which will then constitute all of the outstanding shares of Duck Head common stock. Duck Head common shares will be fully paid and nonassessable, and the holders of those shares will not be entitled to preemptive rights. For a further description of Duck Head common stock and the rights of its holders, see the portion of this document located under the heading "Description of Duck Head Capital Stock".

     For those holders of Delta Woodside common stock who hold their shares of Delta Woodside common stock through a stockbroker, bank or other nominee, Delta Woodside's distribution agent, First Union National Bank, will transfer the shares of Duck Head common stock to the registered holders of record who will make arrangements to credit their customers' accounts with Duck Head common stock. Delta Woodside anticipates that stockbrokers and banks generally will credit their customers' accounts with Duck Head common stock on or about June 30, 2000.

     If a holder of Delta Woodside common stock owns a number of shares of Delta Woodside common stock that is not a whole multiple of ten and therefore would be entitled to receive a fraction of a whole share of Duck Head common stock, that holder will receive cash instead of a fractional share of Duck Head common stock. The distribution agent will aggregate into whole shares the fractional shares to be cashed out and sell them as soon as practicable in the open market at then prevailing prices on behalf of those registered holders who would otherwise be entitled to receive less than whole shares. These registered holders will receive a cash payment in the amount of their pro rata share of the total proceeds of those sales, less any brokerage commissions. The distribution agent will pay the net proceeds from sales of fractional shares based upon the average selling price per share of Duck Head common stock of all of those sales, less any brokerage commissions. Duck Head expects the distribution agent to make sales on behalf of holders who would receive a fraction of a whole Duck Head common share in the Duck Head distribution as soon as practicable after the Duck Head distribution date. None of Delta Woodside, Duck Head or the distribution agent guarantees any minimum sale price for those fractional shares of Duck Head common stock, and no interest will be paid on the sale proceeds of those shares.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material US federal income tax consequences generally applicable to a Delta Woodside stockholder who is a US Holder. The term "US Holder" means a beneficial owner of Delta Woodside shares that is (i) a citizen or resident of the United States, (ii) a corporation, partnership (other than certain partnerships as may be provided in the applicable provisions of the US Treasury Regulations), or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to US federal income taxation regardless of its source, (iv) a trust if (a) a US court is able to exercise primary supervision over the trust's administration and (b) one or more US persons have the authority to control all of the trust's substantial decisions, or (v) otherwise subject to US federal income taxation on a net income basis in respect of the Delta Woodside shares.

     The following description is for general purposes only and is based on the Internal Revenue Code of 1986, as amended from time to time (the "Code"), US Treasury Regulations and judicial and administrative interpretations thereof, all as in effect on the date of this document and all of which are subject to change, possibly retroactively. The tax treatment of a US Holder may vary depending upon the holder's particular situation. For instance, certain holders, including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, persons subject to the alternative minimum tax, dealers in securities or currencies, persons that have a "functional currency" other than the US dollar or as part of a "hedging" or "conversion" transaction for US federal income tax purposes and persons owning, directly or indirectly, 5 percent or more of the Delta Woodside shares may be subject to special rules not discussed below. The following summary is limited to investors who hold the Delta Woodside shares as "capital assets" within the meaning of Section 1221 of the Code. The discussion below does not address the effect of any other laws (including other federal, state, local or foreign tax laws) on a US Holder of Delta Woodside shares. As such, the summary does not discuss US federal estate and gift tax considerations or US state and local tax considerations.

     Delta Woodside has structured the Duck Head distribution and the Delta Apparel distribution to qualify as tax-free spin offs for federal income tax purposes under Section 355 of the Internal Revenue Code. Code Section 355 treats a spin-off as tax free if the conditions of that statute are satisfied.

     Delta Woodside has not sought a ruling from the US Internal Revenue Service ("IRS") regarding the Duck Head distribution or the Delta Apparel distribution, in part because neither distribution satisfies all the conditions imposed by the IRS for such a ruling. The fact that Delta Woodside is not eligible to receive a private letter ruling from the IRS on the issue does not, however, in and of itself, mean that the distributions do not qualify as tax-free spin-offs under Code Section 355. Whether the Duck Head distribution and the Delta Apparel distribution qualify under Code Section 355 as tax-free spin-offs will depend on whether the criteria in Code Section 355 and the relevant rules and regulations of the IRS are satisfied.

     Delta Woodside has obtained an opinion from KPMG LLP that it is more likely than not that each of the Duck Head distribution and the Delta Apparel distribution qualifies as tax-free under Code Section 355.

     Material Federal Income Tax Consequences if the Duck Head  Distribution and
     ---------------------------------------------------------------------------
     the Delta Apparel  Distribution  Qualify as Tax-Free  Spin-Offs  under Code
     ---------------------------------------------------------------------------
     Section 355
     -----------

     If the Duck Head distribution and the Delta Apparel distribution qualify as tax-free spin-offs under Code Section 355, then:

1. The US Holders of Delta Woodside stock who receive Duck Head common stock and Delta Apparel common stock in those distributions will not recognize gain upon either of the distributions, except as described immediately below with respect to fractional shares.

2. Cash, if any, received by a US Holder of Delta Woodside stock instead of a fractional share of Duck Head common stock or Delta Apparel common stock will be treated as received in exchange for that fractional share. That US Holder will recognize gain or loss to the extent of the difference between his, her or its tax basis in that fractional share and the amount received for that fractional share, and, provided that fractional share is held as a capital asset, the gain or loss will be capital gain or loss.

3. Each US Holder of Delta Woodside stock will be required to apportion his, her or its tax basis in the US Holder's Delta Woodside shares between the Delta Woodside shares retained and the Duck Head shares and Delta Apparel shares received, with this apportionment to be made in proportion to the shares' relative fair market values for federal income tax purposes immediately after the distributions.

4. The holding period for the Duck Head shares and the Delta Apparel shares received by a US Holder in the distributions will be the same as the US Holder's holding period for the Delta Woodside shares with respect to which the Duck Head distribution and the Delta Apparel distributions are made.

5. No gain or loss will be recognized by Delta Woodside with respect to the Duck Head distribution or the Delta Apparel distribution, except to the extent of any excess loss accounts or deferred intercompany gains.

     Delta Woodside anticipates that in connection with the distributions Delta Woodside will recognize gain as a result of deferred intercompany gains, but that this gain will be offset by Delta Woodside's net operating losses.

     US Treasury Regulations Section 1.355-5 requires that each US Holder that receives Duck Head shares in the Duck Head distribution and Delta Apparel shares in the Delta Apparel distribution attach a statement to his, her or its US federal income tax return for the taxable year in which the distributions occur, showing the applicability of Code Section 355 to the Duck Head distribution and the Delta Apparel distribution. US Holders should consult their own tax advisors regarding these disclosure requirements.

     As noted above, Delta Woodside has not sought a ruling from the IRS regarding the Duck Head distribution or the Delta Apparel distribution. The fact that no ruling has been sought should not be construed as an indication that the IRS would necessarily reach a different conclusion regarding the Duck Head distribution or the Delta Apparel distribution than the conclusion set out in the opinion of KPMG LLP. The opinion of KPMG LLP referred to in this description is not binding upon the IRS, any other tax authority or any court, and no assurance can be given that a position contrary to those expressed in the opinion of KPMG LLP will be not asserted by a tax authority and ultimately sustained by a court of law.

     Material Federal Income Tax Consequences if the Duck Head  Distribution and
     ---------------------------------------------------------------------------
     the Delta Apparel  Distribution Do Not Qualify as Tax-Free  Spin-Offs under
     ---------------------------------------------------------------------------
     Code Section 355
     ----------------

     If the Duck Head distribution and the Delta Apparel distribution do not qualify as tax-free spin-offs under Code Section 355, then the following are the material federal income tax consequences to each participating Delta Woodside stockholder and to Delta Woodside:

1. Each Delta Woodside stockholder will recognize dividend income to the extent of the lesser of (a) the value of the Duck Head shares and the Delta Apparel shares received (together with any cash received for any fractional share) or (b) the stockholder's pro rata share of the accumulated earnings and profits of Delta Woodside for federal income tax purposes through the end of fiscal year 2000. This dividend income will not reduce any Delta Woodside stockholder's basis in his, her or its Delta Woodside shares.

     a. The fair market value for federal income tax purposes of the Duck Head shares and the Delta Apparel shares received by the Delta Woodside stockholders in the distributions will depend on the trading prices of the Duck Head shares and the Delta Apparel shares around the time of the distribution. Delta Woodside is not able at this time to predict what those values will be.

     b. Delta Woodside's accumulated earnings and profits through fiscal year 1999 were approximately $15.4 million (approximately $0.64 per Delta Woodside share). The amount, if any, of Delta Woodside's earnings and profits for fiscal year 2000 cannot be determined at this time.

2. Any value of the Duck Head shares and Delta Apparel shares (together with any cash received for any fractional share) that exceeds the Delta Woodside stockholder's pro rata share of Delta Woodside's accumulated earnings and profits through fiscal year 2000 will constitute a return of capital to that stockholder (i.e. the stockholder will not be taxed on that value) up to the stockholder's basis in his, her or its Delta Woodside shares, and the stockholder's basis in his, her or its Delta Woodside shares will be reduced accordingly. Any remaining value of the Duck Head shares and Delta Apparel shares (together with any cash received for any fractional share) in excess of the Delta Woodside stockholder's basis in his, her or its Delta Woodside shares will be taxable to the Delta Woodside stockholder as gain, which will be capital gain if the Delta Woodside stock is held as a capital asset. This capital gain will be taxable as either long-term or short-term capital gain, depending upon the stockholder's holding period for those Delta Woodside shares.

3. The Delta Woodside stockholder's tax basis in the Duck Head shares and the Delta Apparel shares received in the distributions will be equal to the fair market value for federal income tax purposes of those shares at the time of the distributions. The stockholder's holding period for those shares will begin on the date of the distributions.

4. The Duck Head distribution and the Delta Apparel distribution will also be taxable as a gain to Delta Woodside, to the extent of the excess of the value for federal income tax purposes of the Duck Head shares and the Delta Apparel shares distributed over their tax bases to Delta Woodside. Delta Woodside believes that any federal income tax liability to it resulting from the Duck Head distribution and the Delta Apparel distribution will not be material, because any applicable recognized income will be offset by Delta Woodside's net operating losses. Any gain recognized by Delta Woodside on the Duck Head distribution or the Delta Apparel distribution will increase the fiscal year 2000 earnings and profits. Delta Woodside cannot at this time calculate the amount of this gain because it is unable to forecast what the initial trading prices will be for the Duck Head shares or the Delta Apparel shares, which may be the federal income tax values of the Duck Head shares and the Delta Apparel shares for purposes of this calculation.

     THE FOREGOING IS A GENERAL DISCUSSION AND IS NOT INTENDED TO SERVE AS SPECIFIC ADVICE FOR ANY PARTICULAR DELTA WOODSIDE STOCKHOLDER, SINCE THE TAX CONSEQUENCES OF THE DUCK HEAD DISTRIBUTION AND THE DELTA APPAREL DISTRIBUTION TO EACH STOCKHOLDER WILL DEPEND UPON THAT STOCKHOLDER'S OWN PARTICULAR CIRCUMSTANCES. EACH STOCKHOLDER SHOULD CONSULT HIS, HER OR ITS OWN ADVISORS AS TO THE FEDERAL, FOREIGN, STATE AND LOCAL TAX CONSEQUENCES TO THAT STOCKHOLDER OF THE DUCK HEAD DISTRIBUTION AND THE DELTA APPAREL DISTRIBUTION.

     KPMG LLP is an internationally recognized accounting, tax and consulting firm and, as a customary part of its tax practice, is regularly engaged to provide opinions on the federal income tax consequences of merger and acquisition transactions. Delta Woodside selected KPMG LLP because of its expertise and its familiarity with Delta Woodside, Duck Head and Delta Apparel. KPMG LLP acts as the independent auditor of the financial statements of Delta Woodside, Duck Head and Delta Apparel and as their respective tax advisors. KPMG LLP has also provided various consulting services to Delta Woodside. KPMG LLP receives and has received customary fees for those services.

     Pursuant to an engagement letter, Delta Woodside has agreed to pay KPMG LLP a fee of $250,000 in connection with the preparation and delivery of its opinion on the federal income tax consequences of the Duck Head and Delta Apparel distributions. Delta Woodside has agreed to indemnify KPMG LLP for certain liabilities relating to KPMG LLP's engagement by Delta Woodside.

     In connection with the opinion of KPMG LLP respecting the U.S. federal income tax consequences of the Duck Head distribution and the Delta Apparel distribution, each of E. Erwin Maddrey, II, Buck A. Mickel, Micco Corporation, Minor H. Mickel, Minor M. Shaw and Charles C. Mickel will represent to KPMG LLP that such greater than 5% beneficial owner of Delta Woodside shares has no binding commitment to sell, exchange, transfer by gift or otherwise dispose of any Delta Woodside shares, Duck Head shares or Delta Apparel shares after the Duck Head and Delta Apparel distributions, that such shareholder has no present plan or intention to sell, exchange, transfer by gift or otherwise dispose of any Delta Woodside shares, Duck Head shares or Delta Apparel shares except when paired with a proportionate disposition of shares in all three companies and that such shareholder has no present plan or intention to acquire (directly or indirectly) during the period ending 2 years from the date of the Duck Head distribution and the Delta Apparel distribution additional Delta Woodside shares, Duck Head shares or Delta Apparel shares that, when added to such shareholder's existing stockholding, would represent a 50% or greater interest in Delta Woodside, Duck Head or Delta Apparel. See "Security Ownership of Significant Beneficial Owner and Management."

     Net Operating Loss Carry Forwards
     ---------------------------------

     As of July 3, 1999, Delta Woodside has net operating loss carry forwards, for US consolidated federal income tax purposes, of approximately $68 million. KPMG LLP has provided its opinion that it is more likely than not that (a) Duck Head will retain as its attribute its allocable share of the Delta Woodside US consolidated federal income tax net operating loss carry forward; (b) Delta Apparel will retain as its attribute its allocable share of the Delta Woodside US consolidated federal income tax net operating loss carry forward; and (c) the Delta Woodside US consolidated federal income tax group will retain as its attribute the balance of the Delta Woodside net operating loss not allocable to Duck Head or Delta Apparel. Delta Woodside has estimated Duck Head's and Delta Apparel's allocable shares of the US consolidated federal income tax net operating loss carry forward as of July 3, 1999 at $3 million and $9 million, respectively. Delta Woodside believes that these loss carryforwards will expire at various dates in fiscal year 2011 through 2019.

     Prior to the Duck Head distribution and the Delta Apparel distribution, the Duck Head Apparel Company division and the Delta Apparel Company division were part of the Delta Woodside consolidated group, and the net operating losses of any member of the Delta Woodside consolidated group were generally available to reduce the consolidated federal taxable income of the group. For financial reporting purposes, prior to the Duck Head distribution and the Delta Apparel distribution each of Duck Head and Delta Apparel carries "deferred tax assets" on its balance sheet to reflect, among other matters, the financial impact of their respective hypothetical separate company net operating loss carry forwards. For federal income tax purposes, however, tax attributes, such as net operating loss carry forwards, remain with the corporate entity, not the division, that generated them. Therefore, with the Duck Head distribution and the Delta Apparel distribution, tax attributes, including the Delta Woodside consolidated federal net operating loss carry forward, will be allocated among Delta Woodside, Duck Head and Delta Apparel in accordance with the federal consolidated return regulations.

     The pro forma balance sheet of Duck Head that is included under the heading "Unaudited Pro Forma Combined Financial Statements" reflects Duck Head's expected allocable portion of the pre-distribution Delta Woodside consolidated federal net operating loss carry forward.

ACCOUNTING TREATMENT

     The Duck Head distribution and the Delta Apparel distribution will be accounted for in accordance with United States generally accepted accounting principles. Accordingly, the Duck Head distribution will be accounted for by Delta Woodside based on the recorded amounts of the net assets being spun-off. Delta Woodside will charge directly to equity as a dividend the historical cost carrying amount of the net assets of Duck Head.

                                 TRADING MARKET

     As of the Duck Head record date, all of the outstanding shares of Duck Head will be owned by Delta Woodside. As of that date, there will be approximately 2,500 record holders of the common stock of Delta Woodside. As a result of the Duck Head distribution ratio of one Duck Head share for ten Delta Woodside shares, Duck Head anticipates that, upon the Duck Head distribution, there will be approximately 1,500 record holders of Duck Head shares.

     Before the Duck Head distribution, there has been no trading market for Duck Head common stock, and there can be no assurances that an active trading market for the Duck Head shares will develop or be sustained in the future. The American Stock Exchange has approved shares of Duck Head's common stock for listing, subject to official notice of issuance. Duck Head believes that there is a possibility that a "when-issued" trading market will develop in its common stock before the Duck Head distribution date.

     Duck Head cannot predict the prices at which its common stock may trade, either before the Duck Head distribution on a "when-issued" basis (if "when-issued" trading develops) or after the Duck Head distribution. Until an orderly market develops, if at all, the trading prices of that stock may fluctuate significantly. In addition, the trading prices of the Delta Woodside shares have fluctuated significantly and Duck Head believes that the trading prices of its shares are likely to be subject to similar significant fluctuations. The marketplace will determine the trading prices of Duck Head common stock. Many factors may influence those prices. These factors may include, among others, the depth and liquidity of the market for the Duck Head shares, analyst coverage of and interest in the Duck Head shares, quarter-to-quarter variations in Duck Head's actual or anticipated financial results, investor perceptions of the apparel industry and general conditions in the U.S. equity markets. For a description of some of the factors that may impact the prices at which the Duck Head shares may trade, see the section of this document found under the heading "Risk Factors".

     The Duck Head shares received in the Duck Head distribution will be freely transferable, except for those shares received by any person who may be deemed to be a Duck Head "affiliate" within the meaning of Rule 144 under the Securities Act of 1933. Persons who may be deemed to be Duck Head affiliates after the Duck Head distribution generally will be individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by or are under common control with Duck Head. Generally, Duck Head affiliates may sell their Duck Head shares received in the Duck Head distribution only under an effective registration statement under the Securities Act of 1933 or pursuant to Rule 144, which contains volume and manner of sale limitations on such sales.

     At the time of the Duck Head distribution, the only outstanding equity securities of Duck Head will be the approximately 2,400,000 shares being distributed. As described below under the heading "Interests of Directors and Executive Officers in the Duck Head Distribution":

     - Robert D. Rockey, Jr. has the right to acquire up to 1,000,000 Duck Head shares from Duck Head on the date that is six months after the Duck Head distribution; and

     - Duck Head anticipates that, during the first six months after the Duck Head distribution, it will grant stock options under its stock option plan and incentive stock awards under its incentive stock award plan to its executive officers. Duck Head may grant additional stock options and incentive stock awards during that period to other employees of Duck Head and may grant additional stock options and incentive stock awards in the future to its executive officers and other employees. Duck Head shares issued upon exercise of stock options granted under the stock option plan or awards granted under the incentive stock award plan will be registered on a Registration Statement on Form S-8 under the Securities Act of 1933 and will therefore generally be freely transferable under the securities laws, except by affiliates as described above. See "Interests of Directors and Executive Officers in the Duck Head Distribution - Receipt of Duck Head Stock Options and Duck Head Incentive Stock Awards".

     Except as described above and except for the rights agreement which is discussed below under the heading "Description of Duck Head Capital Stock-Rights Plan", Duck Head will not have any other equity securities outstanding as of or immediately after the Duck Head distribution, and Duck Head has not entered into any agreement or otherwise committed to register any Duck Head shares under the Securities Act of 1933 for sale by security holders.

         RELATIONSHIPS AMONG DUCK HEAD,DELTA WOODSIDE AND DELTA APPAREL


     This section describes the primary agreements among Duck Head, Delta Woodside and Delta Apparel that will define the ongoing relationships among them and their respective subsidiaries after the Duck Head distribution and the Delta Apparel distribution and is expected to provide for the orderly separation of the three companies. The following description of the distribution agreement and the tax sharing agreement summarizes the material terms of those agreements. Duck Head has filed those agreements as exhibits to its Registration Statement on Form 10 filed with the Securities and Exchange Commission. This document is a part of that registration statement.

DISTRIBUTION AGREEMENT

     Duck Head has entered into a distribution agreement with Delta Woodside and Delta Apparel as of March 15, 2000. The distribution agreement provides for the procedures for effecting the Duck Head distribution and the Delta Apparel distribution. For this purpose, as summarized below, the distribution agreement provides for the principal corporate transactions and procedures for separating the Duck Head Apparel Company division's business and the Delta Apparel Company division's business from each other and the rest of Delta Woodside. Also, as summarized below, the distribution agreement defines the relationships among Duck Head, Delta Woodside and Delta Apparel after the Duck Head distribution and the Delta Apparel distribution with respect to, among other things, indemnification arrangements and employee benefit arrangements.

     Intercompany reorganization
     ---------------------------

     Pursuant to the distribution agreement, Delta Woodside, Duck Head and Delta Apparel have caused the following to be effected:

     (a) Delta Woodside and its subsidiaries (other than Delta Mills) contributed, as contributions to capital, all net debt amounts owed to any of them by the corporations that conducted the Duck Head Apparel Company division's business and the Delta Apparel Company division's business, with the exceptions of (i) the intercompany debt that was attributable to the portion of the amounts borrowed since January 1, 2000 for use by the Duck Head Apparel Company division's business or the Delta Apparel Company division's business from Delta Woodside's credit agreement lender that were repaid to that lender or to Delta Woodside with borrowings under Duck Head's and Delta Apparel's new credit facilities (which repayments cancelled such intercompany debt) and (ii) any amounts owed by Delta Apparel to Delta Mills for yarn sold by Delta Mills to Delta Apparel, which amounts shall be paid in the ordinary course of business. These intercompany contributions of debt did not, however, affect any obligation that Delta Woodside, Duck Head or Delta Apparel may have under the distribution agreement or the tax sharing agreement. Prior to completion of the intercompany reorganization, the Duck Head Apparel Company division's assets were owned by Delta Woodside and several of its wholly-owned subsidiaries, and the Delta Apparel Company division's assets were owned by several of Delta Woodside's wholly-owned subsidiaries.

     (b) All the assets used in the operations of the Duck Head Apparel Company division's business were transferred to Duck Head or a subsidiary of Duck Head to the extent not already owned by Duck Head or its subsidiaries.

     (c) Duck Head assumed all of the liabilities of the Duck Head Apparel Company division of Delta Woodside, and caused all holders of indebtedness for borrowed money that were part of the assumed Duck Head liabilities and all lessors of leases that were part of the assumed Duck Head liabilities to agree to look only to Duck Head or a subsidiary of Duck Head for payment of that indebtedness or lease

          (except  where  Delta  Woodside  or  Delta  Apparel,   as  applicable,
          consented to not being  released  from the  obligations).

     (d) All the assets used in the operations of the Delta Apparel Company division's business were transferred to Delta Apparel or a subsidiary of Delta Apparel to the extent not already owned by Delta Apparel or its subsidiaries. This transfer included the sale by Delta Mills to Delta Apparel of the Rainsford plant, located in Edgefield, SC.

     (e) Delta Apparel assumed all of the liabilities of the Delta Apparel Company division of Delta Woodside, and caused all holders of indebtedness for borrowed money that were part of the assumed Delta Apparel liabilities and all lessors of leases that were part of the assumed Delta Apparel liabilities to agree to look only to Delta
          Apparel or a subsidiary of Delta Apparel for payment of that indebtedness or lease (except where Delta Woodside or Duck Head, as applicable, consented to not being released from the obligations).

     (f) Delta Woodside caused all holders of indebtedness for borrowed money and all lessors of leases that were not part of the liabilities assumed by Duck Head or the liabilities assumed by Delta Apparel to agree to look only to Delta Woodside or a remaining subsidiary of Delta Woodside for payment of that indebtedness or lease (except where Duck Head or Delta Apparel, as applicable, consented to not being released from the obligations).

     Indemnification
     ---------------

     Each of Delta Woodside, Duck Head and Delta Apparel has agreed to indemnify each other and their respective directors, officers, employees and agents against any and all liabilities and expenses incurred or suffered that arise out of or pertain to:

     (a) any breach of the representations and warranties made by it in the distribution agreement;

     (b)  any breach by it of any obligation under the distribution agreement;

     (c) the liabilities assumed or retained by it under the distribution agreement; or

     (d) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact contained in any of its disclosure documents filed by it with the SEC, except insofar as the misstatement or omission was based upon information furnished to the indemnifying party by the indemnified party.

     Employee Matters
     ----------------

     Delta Woodside has caused the employees of the Duck Head Apparel Company division to become employees of Duck Head, Duck Head has assumed the accrued employee benefits of these employees and Delta Woodside will cause the account balance of each of these employees in any and all of Delta Woodside's employee benefit plans (other than the Delta Woodside stock option plan, the Delta Woodside incentive stock award plan and the Delta Woodside long term incentive plan, if any) to be transferred to a comparable employee benefit plan of Duck Head.

     Intercompany Accounts
     ---------------------

     Other than any obligations described in or arising under the distribution agreement or the tax sharing agreement, each of Delta Woodside, Duck Head and Delta Apparel has represented to each other that it is not aware of any intercompany receivable, payable or loan balance that will exist as of the time of the Duck Head distribution and the Delta Apparel distribution between any of them.

     Transaction Expenses
     --------------------

     Generally, all costs and expenses incurred in connection with the Duck Head distribution, the Delta Apparel distribution and related transactions shall be paid by Delta Woodside, Duck Head and Delta Apparel proportionately in accordance with the respective benefits received by Delta Woodside, Duck Head and Delta Apparel as determined in good faith by the parties; provided that the holders of the Delta Woodside shares shall pay their own expenses, if any, incurred in connection with the Duck Head distribution and the Delta Apparel distribution.

TAX SHARING AGREEMENT

     Duck Head will enter into a tax sharing agreement with Delta Woodside and Delta Apparel that will describe, among other things, each company's rights and obligations relating to tax payments and refunds for periods before and after the Duck Head distribution and related matters like the filing of tax returns and the handling of audits and other tax proceedings. The tax sharing agreement also describes the indemnification arrangements with respect to tax matters among Duck Head and its subsidiaries (which this document refers to as the Duck Head tax group), Delta Woodside and its subsidiaries after the Duck Head distribution and the Delta Apparel distribution (which this document refers to as the Delta Woodside tax group) and Delta Apparel and its subsidiaries (which this document refers to as the Delta Apparel tax group).

     Under the tax sharing agreement, the allocation of tax liabilities and benefits is generally as follows:

     -    With respect to federal income taxes:

          (a) For each taxable year that ends prior to the Duck Head distribution, Delta Woodside shall be responsible for paying any increase in federal income taxes, and shall be entitled to receive the benefit of any refund of or saving in federal income taxes, that results from any tax proceeding with respect to any returns relating to federal income taxes of the Delta Woodside consolidated federal income tax group.

          (b) For the taxable period ending on the date of the Duck Head distribution, Delta Woodside shall be responsible for paying any federal income taxes, and shall be entitled to any refund of or saving in federal income taxes, with respect to the Delta Woodside consolidated federal income tax group.

     - With respect to state income, franchise or similar taxes, for each taxable period that ends prior to or on the date of the Duck Head distribution, each corporation that is a member of the Delta Woodside tax group, the Delta Apparel tax group or the Duck Head tax group shall be responsible for paying any of those state taxes, and any increase in those state taxes, and shall be entitled to receive the benefit of any refund of or saving in those state taxes, with respect to that corporation (or any predecessor by merger of that corporation) or that results from any tax proceeding with respect to any returns relating to those state taxes of that corporation (or any predecessor by merger of that corporation).

     -    With respect to federal employment taxes:

          (a) Delta Woodside shall be responsible for the federal employment taxes payable with respect to the compensation paid, whether before, on or after the date of the Duck Head distribution, by any member of the Delta Woodside federal income tax consolidated group for any period ending prior to or on the date of the Duck Head distribution or by any member of the Delta Woodside tax group for any period after that date to all individuals who are past or present employees of any business of Delta Woodside other than the business of Duck Head or the business of Delta Apparel.

          (b) Delta Apparel shall be responsible for the federal employment taxes payable with respect to the compensation paid, whether before, on or after the date of the Delta Apparel distribution, by any member of the Delta Woodside federal income tax consolidated group for any period ending prior to or on the date of the Delta Apparel distribution or by any member of the Delta Apparel tax group for any period after that date to all individuals who are past or present employees of the business of Delta Apparel.

          (c) Duck Head shall be responsible for the federal employment taxes payable with respect to the compensation paid, whether before, on or after the date of the Duck Head distribution, by any member of the Delta Woodside federal income tax consolidated group for any period ending prior to or on the date of the Duck Head distribution or by any member of the Duck Head tax group for any period after that date to all individuals who are past or present employees of the business of Duck Head.

     - With respect to any taxes, other than federal employment taxes, federal income taxes and state income, franchise or similar taxes:

          (a) Delta Woodside shall be responsible for any of these taxes, regardless of the time period or circumstance with respect to which the taxes are payable, arising from or attributable to any business of Delta Woodside other than the business of Duck Head or the business of Delta Apparel;

          (b) Delta Apparel shall be responsible for any of these taxes, regardless of the time period or circumstance with respect to which the taxes are payable, arising from or attributable to the business of Delta Apparel; and

          (c) Duck Head shall be responsible for any of these taxes, regardless of the time period or circumstance with respect to which the taxes are payable, arising from or attributable to the business of Duck Head.

     - The Delta Woodside tax group shall be responsible for all taxes, and shall receive the benefit of all tax items, of any member of the Delta Woodside tax group that relate to any taxable period after the Duck Head distribution and the Delta Apparel distribution. The Delta Apparel tax group shall be responsible for all taxes, and shall receive the benefit of all tax items, of any member of the Delta Apparel tax group that relate to any taxable period after the Delta Apparel distribution. The Duck Head tax group shall be responsible for all taxes, and shall receive the benefit of all tax items, of any member of the Duck Head tax group that relate to any taxable period after the Duck Head distribution.

     Under the tax sharing agreement, the Duck Head tax group and the Delta Apparel tax group have irrevocably designated Delta Woodside as their agent for purposes of taking a broad range of actions in connection with taxes for pre-distribution periods. Those actions include the settlement of tax audits and other tax proceedings. In addition, the tax sharing agreement provides that all disagreements and disputes relating to the agreement are to be resolved by Delta Woodside. These arrangements may result in conflicts of interest among Duck Head, Delta Woodside and Delta Apparel concerning such matters as whether a tax relates to the business of Delta Woodside, Duck Head or Delta Apparel. Delta Woodside might determine that a tax was a liability of Duck Head even though Duck Head disagreed with that determination.

     Under the tax sharing agreement, the Duck Head tax group, the Delta Woodside tax group and the Delta Apparel tax group have agreed to indemnify one another against various tax liabilities, generally in accordance with the allocation of tax liabilities and benefits described above.

OTHER RELATIONSHIPS

     Boards of Directors of Duck Head, Delta Woodside and Delta Apparel
     ------------------------------------------------------------------

     The following directors of Duck Head are also directors of Delta Woodside and Delta Apparel: William F. Garrett, C. C. Guy, Dr. James F. Kane, Dr. Max Lennon, E. Erwin Maddrey, II, Buck A. Mickel and Bettis C. Rainsford. In the event that any material issue were to arise between Duck Head, on the one hand, and either Delta Woodside or Delta Apparel, on the other hand, these directors could be deemed to have a conflict of interest with respect to that issue. In that circumstance, Duck Head anticipates that it will proceed in a manner that is determined by a majority of those members of Duck Head's board of directors who are not also members of the board of directors of Delta Woodside or the board of directors of Delta Apparel (as applicable).

     Principal Stockholders
     ----------------------

     The Duck Head shares will be distributed in the Duck Head distribution, and the Delta Apparel shares will be distributed in the Delta Apparel distribution, to the Delta Woodside stockholders proportionately among the Delta Woodside shares. Therefore, immediately following the Duck Head distribution, Delta Woodside's principal stockholders will be the same individuals and entities as Duck Head's and Delta Apparel's principal stockholders, and those principal stockholders will have the same respective percentages of outstanding beneficial ownership in each of Delta Woodside, Duck Head and Delta Apparel (assuming no acquisitions or dispositions of shares by those stockholders between the record date for the Duck Head distribution or the Delta Apparel distribution and the completion of either distribution). See "Security Ownership of Significant Beneficial Owners and Management".

     Sales to and  Purchases  from Delta  Woodside or Delta  Apparel of Goods or
     ---------------------------------------------------------------------------
     Manufacturing Services
     ----------------------

     In the ordinary course of Duck Head's business, Duck Head has produced T-shirts for Delta Apparel, purchased T-shirts from Delta Apparel and purchased fabrics from Delta Mills. The following table shows these transactions for the last three fiscal years and for the first nine months of fiscal year 2000:

                            (in thousands of dollars)

                                                  Fiscal year                   First nine months
                                                  -----------                          of
                                            1997     1998     1999              Fiscal year 2000
                                            ----     ----     ----              ----------------


Sold to Delta Apparel                        653      132       --                       --
Purchased from Delta Apparel                 403      156      481                       28
Purchased from Delta Mills                 3,338    1,824      662                       --


     All of these T-shirt and fabric sales were made at prices deemed by Duck Head to approximate market value.

     Duck Head anticipates that any future sales or purchases to or from Delta Woodside or Delta Apparel will not be material.

     Management Services
     -------------------

     Delta Woodside has provided various services to the operating divisions of its subsidiaries, including the Delta Mills Marketing Company, Duck Head Apparel Company and Delta Apparel Company divisions. These services include financial planning, SEC reporting, payroll, accounting, internal audit, employee benefits and services, stockholder services, insurance, treasury, purchasing, management information services and tax accounting. These services have been charged on the basis of Delta Woodside's cost and allocated to the various divisions based on employee headcount, computer time, projected sales and other criteria.

     During fiscal years 1997, 1998, and 1999, Delta Woodside charged the Duck Head Apparel Company division $772,000, $882,000 and $777,000, respectively, for these services. During the first nine months of fiscal year 2000, Delta Woodside charged the Duck Head Apparel Company division $0 for these services.

     Other
     -----

     For further information on transactions with affiliates by Duck Head, see Notes 2 and 8 to the Combined Financial Statements of Duck Head under "Index to Combined Financial Statements" in this document, which information is incorporated into this section by reference.

     Any transaction entered into between Duck Head and any officer, director, principal stockholder or any of their affiliates has been on terms that Duck Head believes are comparable to those that would be available to Duck Head from non-affiliated persons.

                                 CAPITALIZATION

     The following table sets forth at April 1, 2000: (1) the capitalization of Duck Head, and (2) the pro forma capitalization of Duck Head to give effect to the transactions described under the portions of this document found under the headings "The Duck Head Distribution" and "Relationships Among Duck Head, Delta Woodside and Delta Apparel - Distribution Agreement". You should read this table in conjunction with the information located under the heading "Unaudited Pro Forma Combined Financial Statements" and the condensed combined financial statements of Duck Head and related notes as of April 1, 2000 and for the nine months ended April 1, 2000, included on pages 51-56 and F-18 - F-22, respectively, of this document.


                                                                                      AS OF
                                                                                  APRIL 1, 2000
                                                                     ----------------------------------------
                                                                           Actual               Pro Forma
                                                                        --------------       ----------------
                                                                               (Dollars in thousands)


Long-term debt, including current maturities
    Mortgage loan payable                                            $            ---                  5,760
    Due to parent and affiliates                                              123,837                    ---
                                                                        --------------       ----------------

Total long-term debt (including current maturities)                           123,837                  5,760

Less current maturities                                                      (100,659)                  (960)
                                                                        --------------       ----------------

Total long-term debt (excluding current maturities)                            23,178                  4,800

Stockholders' equity (deficit)
     Preferred stock, 2,000,000 shares authorized; none issued
     and outstanding                                                              ---                    ---
     Common stock, $0.01 par value; 9,000,000 shares authorized;
     2,400,000 shares issued and outstanding on a pro forma basis                 ---                     24
     Additional paid-in capital                                                   ---                 19,159
     Divisional deficit                                                       (98,898)                   ---
                                                                        --------------       ----------------

Total stockholders' equity (deficit)                                          (98,898)                19,183
                                                                        --------------       ----------------

     Total capitalization                                            $        (75,720)                23,983
                                                                        ==============       ================



                UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma combined financial information has been prepared from and should be read in conjunction with the historical financial statements and the notes to those statements of Duck Head included in this document at pages F-1 to F-22.

     The unaudited pro forma combined balance sheet has been prepared to give effect to the following transactions as if they occurred on April 1, 2000:

     - The contribution to equity or repayment of the intercompany debt owed by Duck Head to Delta Woodside and its subsidiaries and the distribution of Duck Head common stock to the existing Delta Woodside stockholders; and

     -    The incurrence of new financing.

     The unaudited pro forma combined statements of operations for the year ended July 3, 1999 and for the nine months ended April 1, 2000 give effect to the following transactions as if they had occurred at the beginning of the fiscal year ended July 3, 1999:

     - The decreased interest expense attributable to the contribution to equity or repayment of the intercompany debt and borrowings utilizing outside financing;

     - The incurrence by Duck Head of costs to replace services previously performed by Delta Woodside; and

     - The distribution of Duck Head common stock to the existing Delta Woodside stockholders.

     Duck Head believes that the assumptions used provide a reasonable basis on which to present the unaudited pro forma combined financial statements. Duck
Head is providing the unaudited pro forma combined financial statements to you for informational purposes only. You should not construe them to be indicative of Duck Head's results of operations or financial position had the transactions and events described above been consummated on the dates assumed. These pro forma combined financial statements also do not project the results of operations or financial position for any future period or date.



                            DUCK HEAD APPAREL COMPANY
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                  APRIL 1, 2000

                                                                                  PRO FORMA           PRO FORMA
                                                                HISTORICAL       ADJUSTMENTS         AS ADJUSTED
                                                              --------------     -----------         -----------
                                                                  (IN THOUSANDS, EXCEPT FOR SHARE DATA)


ASSETS
Current assets:
    Cash                                                     $           437                                    437
    Accounts receivable                                                6,321                                  6,321
    Affiliate receivables                                              1,079            (1,079)  (1)            ---
    Inventories                                                       17,207                                 17,207
    Prepaid expenses and other current assets                            130                                    130
                                                                 ------------     --------------          ----------
          Total current assets                                        25,174            (1,079)              24,095

    Property, plant and equipment, net                                 9,660                                  9,660
                                                                 ------------     --------------          ----------
                                                              $       34,834            (1,079)              33,755
                                                                 ============     ==============          ==========

LIABILITIES AND STOCKHOLDERS'/DIVISIONAL EQUITY (DEFICIT)

Current liabilities:

    Accounts payable                                          $        2,961                                  2,961
    Accrued expenses                                                   4,179                                  4,179
    Current portion of long-term debt                                    ---               960   (2)            960
    Due to Parent and affiliates                                     101,738          (101,738)  (1)            ---
    Income taxes payable                                                 904                (4)  (3)            900
                                                                 ------------     --------------          ----------
                  Total current liabilities                          109,782          (100,782)               9,000

Long-term debt                                                           ---             4,800   (2)          4,800
Due to Parent                                                         23,178           (23,178)  (1)            ---
Other liabilities                                                        772                                    772
                                                                 ------------     --------------          ----------
                  Total liabilities                                  133,732          (119,160)              14,572

STOCKHOLDERS'/DIVISIONAL EQUITY (DEFICIT)
     Preferred stock, 2,000,000 shares authorized; none
        issued and outstanding                                          ---                                     ---
    Common stock, $0.01 par value; 9,000,000
        shares authorized; 2,400,000 issued and
       outstanding on a pro forma basis                                 ---                   24    (1)          24
    Additional paid in capital                                          ---               19,159    (1)      19,159
    Divisional deficit                                             (98,898)               98,898    (1)         ---
                                                                 -----------      ---------------        -----------
                                                                 -----------
         Total stockholders'/divisional equity (deficit)           (98,898)              118,081             19,183
                                                                 -----------      ---------------        -----------
LIABILITIES AND STOCKHOLDERS'/DIVISIONAL EQUITY
(DEFICIT)                                                     $      34,834               (1,079)            33,755
                                                                 ===========      ===============        ===========


See notes to unaudited pro forma combined financial statements.



NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET
APRIL 1, 2000
(in thousands of dollars, unless otherwise noted)

The following is a summary of the adjustments reflected in the unaudited pro forma combined balance sheet:

1) To reflect the contribution to equity or other elimination of net intercompany debt owed by Duck Head to Delta Woodside and subsidiaries totaling $123,837 and the distribution of 2,400,000 Duck Head common shares to Delta Woodside's existing stockholders.

2) To reflect the incurrence of the term loan of $5.8 million under Duck Head's new credit facility.

3)   To reflect estimated tax liability.


                           DUCK HEAD APPAREL COMPANY
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE FISCAL YEAR ENDED JULY 3, 1999

                                                                                  PRO FORMA        PRO FORMA
                                                                 HISTORICAL      ADJUSTMENTS      AS ADJUSTED
                                                                 ----------      -----------      -----------
                                                                (IN THOUSANDS,  EXCEPT FOR SHARE AND PER SHARE DATA)



Net sales                                                 $       70,642                                70,642

Cost of goods sold                                               (62,468)                              (62,468)
                                                             ------------                         -------------

         Gross Profit                                              8,174                                 8,174

Selling, general and administrative expenses                     (34,005)                              (34,005)

Intercompany management fees                                        (777)                                 (777)

Impairment charges                                               (13,650)                              (13,650)

Royalty and other income                                           1,027                                 1,027
                                                             ------------                         -------------

         Operating loss                                          (39,231)                              (39,231)

Interest income (expense):

         Interest expense, net                                      (960)            (593)   (1)        (1,553)

         Intercompany interest expense                            (7,262)           7,262    (1)           ---
                                                             ------------    -------------        -------------



                                                                  (8,222)           6,669               (1,553)
                                                             ------------    -------------        -------------

         Loss before taxes                                       (47,453)           6,669              (40,784)

Income tax expense                                                   261                1    (3)           262
                                                             ------------    -------------        -------------

         Net loss                                                (47,714)           6,668              (41,046)
                                                             ============    =============        =============

Basic and diluted net loss per share                                                           $        (17.10)
                                                                                                  =============

Weighted average shares outstanding used in basic
         and diluted per share calculation (4)                                                       2,400,000
                                                                                                  =============

See notes to unaudited pro forma combined financial statements.



                            DUCK HEAD APPAREL COMPANY
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE NINE MONTHS ENDED APRIL 1, 2000



                                                                         PRO FORMA             PRO FORMA
                                                         HISTORICAL     ADJUSTMENTS           AS ADJUSTED
                                                         ----------     -----------           -----------
                                                        (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)


Net sales                                           $         42,611                                 42,611
Cost of goods sold                                           (29,026)                               (29,026)
                                                        --------------                        ---------------

         Gross profit                                         13,585                                 13,585

Selling, general and administrative expenses                 (15,753)           (259)    (2)        (16,012)
Royalty and other income                                       1,553                                  1,553
                                                        --------------    ------------        ---------------

         Operating income (loss)                                (615)                                  (874)

Interest income (expense):
         Interest expense, net                                  (394)           (626)    (1)         (1,020)
         Intercompany interest expense                        (5,885)          5,885     (1)            ---
                                                        --------------    ------------        ---------------
                                                              (6,279)          5,259                 (1,020)
                                                        --------------    ------------        ---------------

         Loss before taxes                                    (6,894)          5,000                 (1,894)

Income tax expense (benefit)                                      57              (4)    (3)             53
                                                        --------------    ------------        ---------------

         Net (loss)                                 $         (6,951)          5,004                 (1,947)
                                                        ==============    ============        ===============

Basic and diluted net loss per share                                                   $              (0.81)
                                                                                              ===============

Weighted average shares outstanding used in basic
and diluted per share calculation (4)                                                             2,400,000
                                                                                              ===============

See notes to unaudited pro forma combined financial statements.




NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
FOR THE FISCAL YEAR ENDED JULY 3, 1999 AND THE NINE MONTHS ENDED APRIL 1, 2000 (in thousands of dollars, unless otherwise noted)

The following is a summary of the adjustments reflected in the unaudited pro forma combined statements of operations:

     1) To reflect net additional interest expense on new borrowings (including working capital borrowings to replace intercompany borrowings for working capital needs) from the new credit agreement lender of $593 and $626 for the fiscal year ended July 3, 1999 and the nine months ended April 1, 2000, respectively, at an assumed interest rate (including the amortization of lender fees) of 10%. Also, to reflect the elimination of intercompany interest expense totaling $7,262 and $5,885 on the intercompany debt owed by Duck Head to Delta Woodside and subsidiaries for the fiscal year ended July 3, 1999 and the nine months ended April 1, 2000, respectively. The effect of a 1/8 percent variance in the interest rate on the new third party borrowing would be a $8 variance and a $8 variance in interest expense for the fiscal year ended July 3, 1999 and the nine months ended April 1, 2000, respectively.

     2) To reflect intercompany management fees for the nine month period ended April 1, 2000 of $259, related to payroll and purchasing administrative expenses, director fees, SEC reporting expenses, software expenses and audit fees. The amount was adjusted based upon the historical amount charged by Delta Woodside for the year ended July 3, 1999.

     3)   To reflect estimated tax liability.


     4) To reflect earnings per share based on the weighted-average shares outstanding assuming a distribution of one Duck Head share for every ten Delta Woodside shares outstanding on the record date.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                           OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with Duck Head's historical financial statements and the notes to those statements included elsewhere in this document.

     The following discussion contains various "forward-looking statements". Please refer to "Forward-Looking Statements May Not Be Accurate" for a description of the uncertainties and risks associated with forward-looking statements.

OVERVIEW OF RESULTS OF OPERATIONS

     Since 1990, Duck Head has experienced significant swings in its historical operating performance. Sales increased rapidly between 1990 and 1992. From 1993 through 1996, the business introduced several classes of new products, such as women's and juniors' product lines. Duck Head believes, however, that the business' infrastructure was inadequate to handle the planned growth and that the business strategy was not supported by a wide base of Duck Head's retail accounts. Consequently, the business failed to make timely deliveries, produced products of an uneven quality, inadequately controlled its sourcing, disrupted sales relationships which in some cases led to expensive litigation, and built excessive inventories. These matters led to significant operating losses in several of these years.

     Duck Head breaks its product offerings into three categories: core, fashion basics and fashion. Core product consists of basic pants and shirts in basic colors that are offered year round. Most core goods are ordered on a replenishment basis under which orders to replenish goods sold the previous week are generated either through the customer's replenishment system or are vendor managed by Duck Head and replenished through Duck Head's system. Fashion basic product consists of basic products that are offered over a six-month shipping season. Customers normally order fashion basics in one to three separate deliveries or through replenishment based on sales within the six-month season. Fashion goods consist of fashion oriented goods and are offered for one delivery only. These goods are not stocked for replenishment.

     During fiscal years 1997, 1998 and 1999, Duck Head generally offered twelve fashion product deliveries per fiscal year. This resulted in fashion goods constituting a much larger percentage of the total product offering. Prior to fiscal year 1997, fashion goods had generally made up approximately 37% of the total product offering. During fiscal years 1997, 1998 and 1999, fashion goods made up between approximately 47% and 50% of the total product offering.

     In addition, during fiscal years 1997 through 1999, in-store fixtures were rapidly installed at major retailers, which secured good retail floor space for Duck Head's products. Gross margin support agreements, however, were entered into with major customers, which resulted in much higher return and allowance charges, mostly related to poor margins at retail on fashion goods. Selling, general and administrative costs, primarily in product development and marketing, and inventory levels were expanded based on planned sales volume increases which were not achieved.

     Duck Head has recently devoted considerable effort to resolving these issues, and believes that the business is now positioned for growth. During the third quarter of fiscal 1999, Robert D. Rockey, Jr., who has extensive experience in the apparel industry, joined the Duck Head Apparel Company division as its new President and Chief Executive Officer. Since his arrival, the management team has commenced planning for or implementation of the following actions:

     - Duck Head is in the process of instituting more effective quality controls.

     - Duck Head has moved substantially all of its manufacturing operations off-shore, and has begun more cost-effective utilization of its leased facility in Costa Rica. The United States portion of Duck Head's cost of garment assembly, whether in Duck Head's own manufacturing facilities or through third-party contractors, has been reduced to approximately 11% of the total cost of manufacturing and third-party assembly during the first nine months of fiscal 2000 as compared to approximately 22% during fiscal year 1999. The United States component currently consists of contract fabric cutting, garment dying and garment repairs, while in previous years it also consisted of garment sewing. This lower level of United States manufacturing is expected to continue.

     - Duck Head is in the process of developing a cost-effective full-package sourcing operation to procure more of its product from a variety of suppliers around the world. Under a full-package sourcing operation, the supplier furnishes a finished garment with the purchase commitment normally secured under a letter of credit arrangement in favor of the supplier. The supplier owns the inventory until it is delivered to the designated shipping point. Previously, most of Duck Head's product was made either through its own manufacturing facilities or through third party sewing contractors. Under this approach, Duck Head acquired rolls of fabric from outside vendors, cut the fabric in its own facilities and then sewed the garments in its own manufacturing facilities in the United States or Costa Rica or had the garments sewn in third party contractor facilities mostly in Mexico or the Caribbean basin. This sourcing method required Duck Head to procure the raw materials and to own the work-in-process inventories, which resulted in inventory ownership covering the six to ten weeks of the production process. During the first nine months of fiscal 2000, approximately 52% of Duck Head's sales were attributable to products supplied under a full-package sourcing arrangement. The advantages to Duck Head of acquiring product under a full-package sourcing arrangement are that Duck Head does not need to invest in the capital equipment used to make the full-packaged product; Duck Head's investment in inventory is lower since it does not need to acquire raw materials or have work in process for the full-packaged product; fewer employees are required to administer a full-package operation than to administer an internal manufacturing operation or third-party sewing contractors; defective goods are less of a problem because the supplier is required only to ship first quality goods to Duck Head; and Duck Head has greater flexibility to determine the country and facility where the goods are to be manufactured.

     - Duck Head is seeking to develop a higher quality retail customer distribution network. This would significantly reduce or eliminate sales to several heavily promotional, lower-end retailers, which have been the primary distribution network for Duck Head's excess core, close-out fashion and close-out fashion basic product. Sales to such lower-end retailers were 11% and 8% of total sales for the first nine months of fiscal year 2000 and fiscal year 1999, respectively, as close-out fashion and fashion basic and excess core inventories are being liquidated. Future sales to these channels are anticipated to be below 5% of total net sales after the liquidation of current close-out and excess inventories has been completed.

     - Duck Head has adopted the strategy of targeting the male consumer from ages 18 to 24 years as Duck Head's primary focus in product development and marketing.

     - Duck Head is in the process of reducing its recent emphasis on fashion product by increasing the core and fashion basic portion of its product offering, lessening the fashion portion of its product mix and reducing the number of fashion product deliveries per year. Duck Head currently offers six fashion deliveries per year. During the first nine months of fiscal year 2000, the product mix consisted of 46% core, 32% fashion basics and 22% fashion. During fiscal year 1999, the product mix consisted of 44% core, 7% fashion basics and 49% fashion.

     - Duck Head is seeking to reduce margin support commitments by either eliminating or negotiating downward the level of support given to the retail customers benefitting from these commitments. During the first nine months of fiscal year 2000, the percentage of goods shipped under margin support agreements was 41%, down from 48% in fiscal 1999. In addition, Duck Head has successfully negotiated downward the level of support resulting in an average decrease in the level of support of two gross margin points in the first nine months of fiscal year 2000 as compared to fiscal year 1999.

     - Duck Head has reduced its selling, general and administrative costs. The primary components of this reduction are significantly lower product development costs, more cost-effective marketing programs and better utilization of distribution capacity through the provision of distribution services to third parties. Duck Head is currently utilizing approximately 35% of its distribution capacity. Duck Head has made arrangements to begin contract distribution for a third party which should increase the current volume in Duck Head's distribution facility by 30%. Duck Head continues to search for additional third party distribution opportunities to further increase the utilization of its distribution capacity.

     - Duck Head has begun implementation of a vendor managed inventory system with its largest customer and with some of its other customers, which Duck Head believes will yield significant sales growth as consumer sales are more rapidly replenished. Under the vendor managed inventory system, Duck Head maintains detail inventory levels and model stock levels that it wishes to maintain at each individual store of the customer. Weekly sales transactions are electronically sent by the customer to Duck Head. Duck Head's system then determines the amount of inventory that should be replenished to each store of the customer and generates pre-authorized orders to replenish the stock based on the previous week's sales and any adjustment to the model stock levels that Duck Head determines are appropriate. Prior to the implementation of the vendor-managed inventory system, the retailer determined when and if a replenishment order was required. This process led to delays and stock-outs which resulted in lost sales.

     - Duck Head has implemented a more stringent inventory control process to avoid building unnecessarily high inventory levels and to more rapidly dispose of excess inventory.

     - Duck Head has begun the development of distribution outside the eleven Southeastern states where the Duck Head brand has historically had stronger consumer acceptance.

     - Duck Head is in the process of negotiating with two major accounts for additional new markets outside of the Southeastern United States, with the aim of completing these negotiations in the fourth quarter of fiscal 2000.

FIRST NINE MONTHS OF FISCAL  YEAR 2000  VERSUS  FIRST NINE MONTHS OF FISCAL YEAR
1999

     Net Sales.

     Consolidated net sales for the nine months ended April 1, 2000 totaled $42.6 million, as compared to $54.0 million for the nine months ended March 27, 1999, a decrease of 21.1%. A summary of Duck Head's net sales for the nine months ended April 1, 2000 and March 27, 1999 follows:


Net Sales (in millions)


                                     Wholesale                   Retail                      Total

---------------------------- -------------------------- -------------------------- --------------------------
Fiscal year 2000 ($)                              31.6                       11.0                       42.6
---------------------------- -------------------------- -------------------------- --------------------------
Fiscal year 1999 ($)                              41.6                       12.4                       54.0
---------------------------- -------------------------- -------------------------- --------------------------
(Decrease) ($)                                   (10.0)                      (1.4)                     (11.4)
---------------------------- -------------------------- -------------------------- --------------------------
Percent (decrease)                               (24.0%)                    (11.3%)                    (21.1%)

     The decrease in wholesale sales dollars reflected a decrease in unit shipments, which was due to the loss of three key accounts, reduced volume at other accounts and the exit from certain segments of Duck Head's private label business. The loss of key accounts was the result of the closure of Uptons, Inc. (a subsidiary of American Retail Group, Inc.) and the acquisition of Mercantile Stores Company, Inc. by other key accounts, including Dillard's, Inc. Dillard's, Inc. made the decision to discontinue from its merchandise mix any brands (such as the Duck Head brand) that are prominently featured by certain of Dillard's, Inc.'s competitors. During the nine months ended April 1, 2000 there were no sales to Uptons, Inc., Mercantile Stores Company, Inc. or Dillard's, Inc., while sales during the nine months ended March 27, 1999 to these three accounts were $3.5 million. Reduced volume at other accounts was due to inventory levels at several key accounts being reduced. These reductions reflected a change in merchandise mix, including a reduction in fashion inventory which is delivered in one-shot deliveries and an increase in basic replenishment inventory which requires lower in-stock levels on the retail floor. Private label sales decreased by $2.4 million during the first nine months of fiscal year 2000 as compared with fiscal year 1999 as certain unprofitable segments of the private label business were discontinued.

     The decreases in Duck Head retail store sales resulted from a combination of fewer stores being open on average during the nine months ended April 1, 2000 as compared with the nine months ended March 27, 1999 and a comparable store sales decrease of 4%. The comparable store sales decrease accounted for $0.6 million and lower sales due to fewer stores being open accounted for $0.8 million of the total retail store sales decrease during the nine months ended April 1, 2000, as compared to the nine months ended March 27, 1999. During the nine months ended April 1, 2000 Duck Head opened 1 store and did not close any stores, and at April 1, 2000 Duck Head operated 25 retail outlet stores versus 24 stores at March 27, 1999. Duck Head believes that the number of stores currently open is an appropriate number given the geographic distribution of the "Duck Head" brand through its current wholesale channels. Duck Head's strategy continues to include closing poor performing stores, the investigation of new store openings in better outlet malls in the Southeastern United States, and the geographic expansion of retail stores to the extent that wholesale distribution expands outside the Southeastern United States.

     Gross Profit.

     Consolidated gross profit and gross profit margin for the nine months ended April 1, 2000 were $13.6 million and 31.9%, respectively, as compared to $13.7 million and 25.3%, respectively, for the nine months ended March 27, 1999, a decrease in consolidated gross profit of 0.7%. Included in gross profit are provisions for potentially obsolete or slow-moving inventory. Inventory is evaluated for potentially obsolete or slow-moving items based on management's analysis of inventory levels, sales forecasts and historical sales trends, and additions to cost of sales are recorded as required.

     Gross profit was $8.9 million and gross profit margin was 28.2% on wholesale sales for the nine months ended April 1, 2000, as compared to $8.9 million and 21.4%, respectively, for the nine months ended March 27, 1999. The level gross profit was primarily due to lower sales, offset by the higher gross profit margin. Included in gross profit were provisions for potentially obsolete or slow-moving inventory of $0.4 million for the nine months ended April 1, 2000 and $2.8 million for the nine months ended March 27, 1999, respectively. The increase in gross profit margin was primarily due to lower provisions for potentially obsolete or slow-moving inventory taken during the nine months ended

April 1, 2000, as compared to the nine months ended March 27, 1999, due to lower levels of unsold fashion products remaining at season end.

     Gross profit was $4.7 million and gross profit margin was 43.0% on retail sales for the nine months ended April 1, 2000 as compared to $4.8 million and 38.7%, respectively, for the nine months ended March 27, 1999. This $0.1 million decrease in gross profit was primarily due to lower sales, partially offset by the higher gross profit margin. The increase in gross profit margin was primarily due to the percentage of goods purchased from Duck Head licensees, which are generally sold at lower gross profit margins, being a lower percentage of the total sales during the first nine months ended April 1, 2000 than they were in the nine months ended March 27, 1999 and due to the nine months ended March 27, 1999 sales including the closure of a large clearance store which generated poor gross margins as its inventory was liquidated during this closing process.

     Selling General and Administrative Expenses.

     During the nine months ended April 1, 2000, selling, general and administrative expenses were $15.8 million, as compared to $20.9 million during the nine months ended March 27, 1999, a decrease of 24.4%. For the nine months ended April 1, 2000, expenses in this category were 37.0% of net sales as compared to 38.7% of net sales for the nine months ended March 27, 1999.

     Wholesale selling, general and administrative expenses for the nine months ended April 1, 2000 decreased by $4.4 million as compared to the nine months ended March 27, 1999. The dollar decrease was due to reductions in all selling, general and administrative expense categories. Duck Head expects this lower selling, general and administrative expense level to continue.

     Retail selling, general and administrative expenses for the nine months ended April 1, 2000 declined by $0.7 million as compared to the nine months ended March 27, 1999. The decrease was primarily due to fewer stores being open on average in the nine months ended April 1, 2000 as compared to the nine months ended March 27, 1999 and lower home office costs. Duck Head expects this lower selling, general and administrative expense level to continue.

     Operating Losses.

     Operating losses for the nine months ended April 1, 2000 were $0.6 million, as compared to $5.9 million operating losses for the nine months ended March 27, 1999.

     Wholesale operating losses for the nine months ended April 1, 2000 were $0.8 million, as compared to operating losses of $5.5 million for the nine months ended March 27, 1999. Included in the wholesale operating losses for the nine months ended April 1, 2000 was $1.6 million of other income primarily related to royalty income on license agreements and a $0.4 million gain on an insurance settlement. Other income for the nine months ended March 27, 1999 was $1.2 million which was primarily related to royalty income on license agreements.

     As a result of the factors described above, retail operating income for the nine months ended April 1, 2000 was $0.2 million, as compared to $0.4 million of operating losses for the nine months ended March 27, 1999.

     Net Interest Expense. For the nine months ended April 1, 2000 net interest expense was $6.3 million, as compared to $5.8 million for nine months ended March 27, 1999. The increase in interest expense was primarily a result of the higher average principal balance outstanding on affiliated debt.

     Taxes. The effective tax rate was (0.8)% for the nine months ended April 1, 2000 as compared to the effective tax rate for the nine months ended March 27, 1999 of (0.5)%. Although both periods reflected a pretax loss, during the nine months ended April 1, 2000 Duck Head incurred more state income taxes than during the nine months ended March 27, 1999.

     Net Loss. Net loss for the nine months ended April 1, 2000 was $7.0 million, as compared to $11.8 million for the nine months ended March 27, 1999. The decreased loss was due to the factors described above.

     Inventories. Inventories decreased to $17.2 million at April 1, 2000 from $24.7 million at July 3, 1999, a decrease of $7.5 million or 30.4%. The net decrease in inventories reflects decreases in all categories of inventory. This decrease was due to Duck Head's inventory control strategy which has included aggressive sales of close-out inventories and reductions in the production levels at Duck Head's own sewing facility and in the levels of product acquired from outside contractors and package goods vendors.

     Capital Expenditures. Capital expenditures of $1.0 million were made in the nine months ended April 1, 2000, as compared to $1.8 million of capital expenditures during the first nine months of the prior year.

     Order Backlog.

     Duck Head's order backlog at April 1, 2000 was $8.3 million, a 25.2% decrease from the $11.1 million order backlog at March 27, 1999. The decrease is due to a general decline in sales, the loss of three key customers and a shift in customer order patterns to inventory replenishment programs for core products and to some degree for fashion basic products. At March 27, 1999, the order backlog for the three key accounts that are no longer Duck Head accounts was $1.1 million. There was no backlog for these accounts at April 1, 2000. Under a replenishment program, goods are ordered for immediate shipment as compared to orders being received several months prior to the requested ship date.

     Duck Head believes that, although backlog orders can give a general indication of future sales, the change of its customers' order patterns to a greater use of replenishment programs may have caused a reduction in backlog that is not indicative of a reduction in sales trend.

FISCAL YEAR 1999 VERSUS FISCAL YEAR 1998

     Net Sales.

     Consolidated net sales for the year ended July 3, 1999 totaled $70.6 million, as compared to $84.0 million for the year ended June 27, 1998, a decrease of 16%. A summary of Duck Head's net sales for the years ended July 3, 1999 and June 27, 1998 follows:

Net Sales (in millions)

                                     Wholesale                   Retail                      Total

---------------------------- -------------------------- -------------------------- --------------------------
Fiscal year 1999 ($)                              54.1                       16.5                       70.6
---------------------------- -------------------------- -------------------------- --------------------------
Fiscal year 1998 ($)                              64.0                       20.0                       84.0
---------------------------- -------------------------- -------------------------- --------------------------
(Decrease) ($)                                    (9.9)                      (3.5)                     (13.4)
---------------------------- -------------------------- -------------------------- --------------------------
(Decrease) (%)                                   (15.5%)                    (17.5%)                    (16.0%)


     The decrease in wholesale sales dollars reflected a decrease in unit shipments and was primarily due to the loss of two key accounts and higher returns and allowances. The loss of key accounts was the result of the acquisition of Mercantile Stores Company, Inc. by other key accounts, including Dillard's, Inc. Dillard's, Inc. made the decision to discontinue from its merchandise mix any brands (such as the Duck Head brand) that are prominently featured by certain of Dillard's, Inc.'s competitors. Sales in fiscal year 1999 to Mercantile Stores Company, Inc. and Dillard's, Inc. were $2.6 million compared to fiscal 1998 sales of $8.4 million Higher returns and allowances were due to increased levels of returns primarily related to arrangements with several customers to return basic pants and replace them with basic shorts during the spring season and to return basic shorts and replace them with basic pants during the fall season, deductions taken by customers due to not adhering to customer routing guide instructions and gross margin assistance given to customers under gross margin support agreements. The majority of the gross margin assistance was related to poor retail margins on Duck Head fashion products.

     The decreases in Duck Head retail store sales resulted from a combination of a comparable store sales decrease of 2% and fewer stores being open in Duck Head's fiscal year 1999 as compared with its fiscal year 1998. The comparable store sales decrease accounted for $0.4 million and lower sales due to fewer stores being open accounted for $3.1 million, respectively, of the total retail store sales decrease during fiscal year 1999 as compared to fiscal year 1998. During 1999, Duck Head opened 2 stores and closed 7 stores. At July 3, 1999, Duck Head operated 24 retail outlet stores. The net reduction in the number of stores was the result of the continuation of Duck Head's strategy to close unprofitable stores, to reduce the total number of outlet stores and to open new stores in better outlet centers.

     Gross Profit.

     Consolidated gross profit and gross profit margin for the year ended July 3, 1999 were $8.2 million and 11.6%, respectively, as compared to $26.9 million and 32.0%, respectively, for the year ended June 27, 1998, a decrease in consolidated gross profit of 69.5%.

     Gross profit and gross profit margin on wholesale sales for the year ended July 3, 1999 were $1.8 million and 3.3% respectively, as compared to $18.8 million and 29.3%, respectively, for the year ended June 27, 1998. The $17.0 million decrease in gross profit was primarily due to provisions for potentially obsolete or slow-moving inventory of $10.2 million being recorded for the year ended July 3, 1999 as compared to $0.7 million being recorded for the year ended June 27, 1998, lower sales volume, higher returns and allowances and charges totaling $1.5 million to reduce production capacity including the closure of one manufacturing facility and the downsizing of another. The increase in the provision for potentially obsolete or slow-moving inventory was due primarily to higher levels of unsold fashion goods remaining at 1999 fiscal year end than at 1998 fiscal year end. The reduction in production capacity was due to reduced sales levels and shifts in product sourcing strategy to take advantage of more favorable product costs available through outside contractors versus producing in Duck Head's own facilities. Fiscal year 1998 included a $0.6 million charge related to the closing of two of Duck Head's sewing facilities in Costa Rica. The decrease in gross profit margin was primarily due to the higher provision for potentially obsolete or slow-moving inventory, higher returns and allowances and charges taken to reduce production capacity.

     Gross profit and gross profit margin on retail sales for the year ended July 3, 1999 were $6.4 million and 38.7% respectively, as compared to $8.1 million and 40.6%, respectively, for the year ended June 27, 1998. This $1.7 million decrease in gross profit was due to lower sales and a decrease in gross profit margin. The decrease in gross profit margin was due to the percentage of goods purchased from Duck Head licensees, which are generally sold at lower gross profit margins, being a higher percentage of total sales in fiscal 1999 than they were in fiscal 1998 and a $0.2 million provision taken on potentially slow-moving inventory.

     Selling General and Administrative Expenses.

     During the year ended July 3, 1999, consolidated selling, general and administrative expenses were $34.0 million, as compared to $29.0 million during the year ended June 27, 1998, an increase of 17%. For the year ended July 3, 1999, expenses in this category were 48.1% of net sales as compared to 34.5% of net sales for the year ended June 27, 1998.

     Wholesale selling, general and administrative expenses for the year ended July 3, 1999 increased by $7.9 million as compared to the year ended June 27, 1998. This increase was primarily due to $3.9 million of increased marketing expenses, $1.6 million of additional amortization of in-store shops and of certain computer equipment as a result of the shortening of the expected future useful lives of these assets to reflect business conditions and technological changes, a $1.2 million charge to write-off fixtures that were abandoned or no longer in service primarily due to lost accounts, and increased administrative costs. The increase in marketing expenses was primarily the result of a heavy consumer marketing campaign. The results of this advertising campaign were not considered successful and Duck Head has since reduced its expenditures of this nature to a level it considers more reasonable based on current sales levels. Duck Head has also reduced selling, general and administrative expenses in other categories which Duck Head believes will result in expenses of this nature in the foreseeable future being lower than the fiscal year 1999 or fiscal 1998 levels.

     Retail selling, general and administrative expenses for the year ended July 3, 1999 declined by $2.9 million as compared to the year ended June 27, 1998. The decrease was primarily due to the closing of several stores during fiscal years 1998 and 1999. The stores that were closed generally had higher selling, general and administrative expenses as a percentage of sales than the stores that have remained opened. The year ended June 27, 1998 included $0.9 million of charges related primarily to the closing of retail outlet stores.

     Impairment Charges.

     Wholesale operations recognized impairment charges of $13.7 million during the year ended July 3, 1999, of which $12.6 million related to the impairment of goodwill and $1.1 million related to store fixtures taken out of service. No impairment charges were recorded during the year ended June 27, 1998.

     During fiscal year 1999 Duck Head experienced an adverse change in its business climate. Net sales declined significantly, mainly due to the loss of two major accounts. At fiscal year end there were excessive levels of unsold fashion goods, which resulted in a $7.3 million inventory write-down. During the second quarter of fiscal year 1999, the Duck Head Apparel Company division was put up for sale by Delta Woodside, which in the third quarter generated offers significantly below the net book value of the business. Due to the diminished fair value of Duck Head and the amounts of the recent offers, during the third fiscal quarter Delta Woodside suspended its efforts to sell the business and hired new senior management to develop a new business plan and restructure its operations. At the end of the fourth fiscal quarter, an additional major account announced its decision to close all of its doors. As a result of these events, an impairment analysis was completed during the fourth quarter of fiscal year 1999 and it was determined that an impairment loss should be recognized. Based upon the offers received for the business and the continuing decline in sales, Duck Head determined that its goodwill was impaired by $12.6 million and, accordingly, recognized the impairment loss. The store fixtures taken out of service during fiscal 1999 related primarily to the loss of two major accounts.

     Operating Losses.

     Consolidated operating losses for the year ended July 3, 1999 were $39.2 million, as compared to $1.3 million of operating losses for the year ended June 27, 1998.

     Wholesale operating losses for the year ended July 3, 1999 were $38.5 million, as compared to $0.1 million of operating losses for the year ended June 27, 1998. The wholesale operating losses include other income of $1.0 million in fiscal year 1999 and $1.7 million in fiscal year 1998, respectively, primarily related to royalties on the license of the Duck Head brand. The decrease in royalty income was due to fewer licenses being active in fiscal year 1999 and reduced royalties from one licensee due to the licensee's filing for protection under the US bankruptcy code during fiscal year 1999.

     As a result of the factors described above, retail operating losses for the year ended July 3, 1999 were $0.7 million, as compared to $1.2 million of operating losses for the year ended June 27, 1998.

     Net Interest Expense. For the year ended July 3, 1999, net interest expense was $8.2 million, as compared to $7.0 million for the year ended June 27, 1998. The increase in interest expense was primarily a result of the higher average principal balance outstanding on affiliated debt. Pursuant to the distribution agreement, the affiliated debt has recently been contributed to equity or repaid and replaced with significantly lower levels of third party debt. See "Capitalization", "Unaudited Pro Forma Combined Financial Statements".

     Taxes. The effective tax rate for the year ended July 3, 1999 was (0.6)% as compared to the (1.9)% effective tax rate for the year ended June 27, 1998. The higher tax rate for fiscal 1998 was primarily due to the different effects that permanent non-deductible tax items had on the pre-tax losses in fiscal 1998, as compared to the effect on pre-tax losses in fiscal 1999.

     Net Loss. Net loss for the year ended July 3, 1999, was $47.7 million, as compared to $8.4 million for the year ended June 27, 1998. The increased loss was due to the factors described above.

     Inventories. Inventories decreased to $24.7 million at the end of fiscal year 1999, from $28.3 million at the end of fiscal year 1998, a decrease of $3.6 million. This net decrease in inventories is primarily due to the following:

     - A $5.0 million increase in inventory reserves, primarily due to higher levels of fashion goods in excess of anticipated in-season sales;

     - A $2.9 million decrease in older obsolete inventory (primarily fashion goods from fiscal year 1997 and earlier) from $3.7 million at the end of fiscal year 1998 to $0.8 million at the end of fiscal year 1999;

     - A $1.9 million decrease in inventory in Duck Head's retail stores from $3.9 million at the end of fiscal year 1998 to $2.0 million at the end of fiscal year 1999; this decrease was due to fewer stores being open at the end of fiscal year 1999 than there were at the end of fiscal year 1998 and to lower inventory levels in the stores that were open at the end of fiscal year 1999; and

     - A $1.0 million decrease in work in process inventory from $3.6 million at the end of fiscal year 1999 to $2.5 million at the end of fiscal year 1998, which reduction is related to lower production levels as part of the inventory reduction program;

partially offset by the following:

     - A $6.5 million increase in both recent season closeouts and in active inventory from $20.7 million at the end of fiscal year 1998 to $27.3 million at the end of fiscal year 1999; and

     -    An increase in raw materials of $.8 million.

     Capital Expenditures. Capital expenditures were $2.4 million and $8.0 million for fiscal years 1999 and 1998, respectively. The expenditures were primarily for fixtures for in-store shops and focal areas placed in major retailers and hardware and software related to Duck Head's information technology programs. Fiscal 1998 capital expenditures contained the primary rollout of the in-store fixture program.

FISCAL YEAR 1998 VERSUS FISCAL YEAR 1997

     Net Sales.

     Consolidated net sales for the year ended June 27, 1998 totaled $84.0 million, as compared to $79.6 million for the year ended June 28, 1997, an increase of 5.5%. A summary of Duck Head's net sales for the years ended July 3, 1999 and June 27, 1998 follows:


Net Sales (in millions)

                                     Wholesale                   Retail                      Total

---------------------------- -------------------------- -------------------------- --------------------------
Fiscal year 1998 ($)                              64.0                       20.0                       84.0
---------------------------- -------------------------- -------------------------- --------------------------
Fiscal year 1997 ($)                              57.3                       22.3                       79.6
---------------------------- -------------------------- -------------------------- --------------------------
Increase (decrease) ($)                            6.7                       (2.3)                       4.4
---------------------------- -------------------------- -------------------------- --------------------------
Increase (decrease) (%)                           11.7%                     (10.3%)                      5.5%

     The increase in wholesale sales dollars in fiscal 1998 versus fiscal 1997 reflects an increase in unit shipments and was primarily due to increased sales of the "Duck Head" brand to the same customers and increases in private label sales, mostly to new customers. Sales of "Duck Head" branded goods to the same customers increased by $4.8 million or 9.8% in fiscal 1998 as compared to fiscal 1997, while private label sales increased by $2.0 million or 128% in fiscal 1998 as compared to fiscal 1997.

     The decrease in Duck Head retail store sales resulted from a combination of a comparable store sales decrease of 1% and fewer stores being open in Duck Head's fiscal year 1998 as compared with its fiscal year 1997. The comparable store sales decrease accounted for $0.1 million and lower sales due to fewer stores being open accounted for $2.2 million, respectively, of the total retail store sales decrease during fiscal year 1998 as compared to fiscal year 1997. During fiscal year 1998, Duck Head opened 5 stores and closed 7 stores as part of a strategy to close unprofitable stores and open stores in better outlet centers. At June 27, 1998, Duck Head operated 29 retail outlet stores.

     Gross Profit.

     Consolidated gross profit and gross profit margin for the year ended June 27, 1998 were $26.9 million and 32.0%, respectively, as compared to $26.3 million and 33.0%, respectively, for the year ended June 28, 1997, an increase in consolidated gross profit of 2.3%.

     Gross profit and gross profit margin on wholesale sales for the year ended June 27, 1998 were $18.8 million and 29.3% respectively, as compared to $16.3 million and 28.4%, respectively, for the year ended June 28, 1997. This $2.5 million increase in gross profit was primarily due to higher sales volume partially offset by a $0.6 million charge in fiscal 1998 related to the closing of two of Duck Head's sewing facilities in Costa Rica. The increase in gross profit margin was primarily due to lower returns and allowances.

     Gross profit and gross profit margin on retail sales for the year ended June 27, 1998 were $8.1 million and 40.6% respectively, as compared to $10.0 million and 44.9%, respectively, for the year ended June 28, 1997. This $1.9 million decrease in gross profit and the decline in gross profit margin were primarily due to the closing of several stores during fiscal 1998.

     Selling General and Administrative Expenses.

     During the year ended June 27, 1998, selling, general and administrative expenses were $29.0 million, as compared to $25.6 million during the year ended June 28, 1997, an increase of $3.4 million or 13.3%. For the year ended June 27, 1998, expenses in this category were 34.5% of net sales as compared to 32.2% of net sales for the year ended June 28, 1997.

     Wholesale selling, general and administrative expenses for the year ended June 27, 1998 increased by $3.9 million as compared to the year ended June 28, 1997. The dollar increase was primarily due to increased marketing and merchandising expenses.

     Retail selling, general and administrative expenses for the year ended June 27, 1998 declined by $0.5 million as compared to the year ended June 28, 1997. The decrease was primarily due to the closing of several stores during fiscal year 1998. The stores that were closed generally had higher selling, general and administrative expenses as a percentage of sales than the stores that remained opened. The year ended June 27, 1998 included $0.9 million of charges related primarily to the closing of retail outlet stores.

     Operating Income/Losses.

     As a result of the factors described above, Duck Head's operating losses for the year ended June 27, 1998 were $1.3 million, as compared to $1.3 million of operating income for the year ended June 28, 1997.

     Wholesale operating losses for the year ended June 27, 1998 were $0.1 million, as compared to $2.0 million of operating income for the year ended June 28, 1997. Included in the fiscal year 1998 wholesale operating losses is $1.7 million of other income. The other income is primarily due to royalty income on license agreements for the Duck Head brand. Other income in fiscal year ended June 28, 1997, which was also primarily related to royalty income, was $1.4 million.

     As a result of the factors described above, retail operating losses for the year ended June 27, 1998 were $1.2 million, as compared to $0.7 million of operating losses for the year ended June 28, 1997.

     Net Interest Expense. For the year ended June 27, 1998, net interest expense was $7.0 million, as compared to $6.2 million for the year ended June 28, 1997. The increase in interest expense was primarily a result of the higher average principal balance outstanding on affiliated debt.

     Taxes. The effective tax rate for the year ended June 27, 1998 was (1.9)% as compared to 6.9% effective tax rate for the year ended June 28, 1997. Although both years reflected a pretax loss, fiscal year 1998 had tax expense recognized due to an increased valuation allowance on the deferred tax benefit generated by current year net operating losses.

     Net Loss. Net loss for the year ended June 27, 1998 was $8.4 million, as compared to $4.6 million for the year ended June 28, 1997. The increased loss was due to the factors described above.

     Inventories. Inventories decreased $8.6 million during fiscal year 1998, resulting from a reduction of older obsolete inventory and lower levels of core inventory and recent season close-outs.

     Capital Expenditures. Higher capital expenditures of $8.0 million during fiscal year 1998 were primarily for in-store shops and focal areas placed in major retailers.

LIQUIDITY AND CAPITAL RESOURCES

     Historical

     In the first nine months of fiscal year 2000 and in each of fiscal years 1999, 1998 and 1997, Duck Head's source of liquidity and capital has been the informal borrowing arrangement it has had with its parent company, Delta Woodside. As funds were needed, the affiliated debt was increased, and as funds were generated, the affiliated debt was decreased.

     Duck Head's operating activities resulted in $1.8 million of cash provided in the first nine months of fiscal 2000 as compared to $14.9 million of net cash used in the first nine months of fiscal 1999. Duck Head's operating activities resulted in uses of cash of $16.0 million, $5.8 million and $1.0 million in fiscal years 1999, 1998 and 1997, respectively. The cash provided in the first nine months of fiscal year 2000 was primarily the result of reductions in inventories and receivables and was after the charge of interest due to Delta

Woodside on affiliated debt of $5.9 million in the first nine months of fiscal year 2000. The uses of cash in each of the fiscal years 1999, 1998 and 1997 and the first nine months of fiscal year 1999 were primarily associated with net losses incurred in each of these years. These net losses included interest charges on the affiliated debt of $7.3 million, $6.3 million, $6.0 million and $5.1 million, respectively.

     Capital expenditures were $2.4 million in the year ended July 3, 1999 and $8.0 million in the year ended June 27, 1998. Capital expenditures in both these years were primarily related to the installation of in-store shops at major retailers. Duck Head expects fiscal 2000 capital expenditures, primarily for the purchase of distribution equipment and fixtures previously leased under an operating lease and for new in-store shops, to approximate $2.8 million to support anticipated growth outside the Southeastern United States.

     Pro Forma

     Pursuant to the distribution agreement, all net debt amounts (other than certain accounts payable) owed to Delta Woodside by the corporations that previously had conducted the Duck Head Apparel Company division's business and the Delta Apparel Company division's business have been contributed to capital or repaid. As a result of this action, Duck Head no longer owes any amounts to Delta Woodside, other than as specifically provided in the distribution agreement or the tax sharing agreement.

     Also in connection with the Duck Head distribution, Duck Head has entered into the following financing arrangements:

     - Duck Head has entered into a credit agreement with a lending institution, under which the lender has provided Duck Head with a term loan in the approximate amount of $5.8 million and a 3-year $15 million revolving credit facility. All loans under the credit agreement will bear interest at rates based on an adjusted LIBOR rate plus an applicable margin or a bank's prime rate plus an applicable margin. Duck Head has granted the lender a first mortgage lien on or security interest in substantially all of its assets.

     - The credit agreement contains limitations on, or prohibitions of, cash dividends, stock purchases, related party transactions, mergers, acquisitions, sales of assets, indebtedness and investments.

     - Principal of the term loan will be repaid in monthly installments of principal based on a 72 month amortization, with payment of all outstanding principal and interest required upon earlier termination of the credit facility.

     - Under the revolving credit facility, Duck Head is able to borrow up to $15 million (including a $10 million letter of credit subfacility) subject to borrowing base limitations based on accounts receivable and inventory levels.

     The pro forma statements included in this document under the heading "Unaudited Pro Forma Combined Financial Statements" assume that these capital contributions and intercompany debt repayments had occurred and these new debt facilities were in place as of April 1, 2000 (for purposes of the pro forma balance sheet) or the beginning of the 1999 fiscal year (for purposes of the pro forma income statements). Using the same assumptions as are in these pro forma income statements, if the Duck Head distribution had taken place at the beginning of fiscal year 1999, the use of cash in operating activities during fiscal year 1999 would have been approximately $9.2 million ($6.8 million less than the actual use of cash from operations). The lower use of cash would have been due to $6.8 million less interest expense on the institutional lender debt as compared to the actual interest charged on the affiliated debt.

     Using the same assumptions as are in the pro forma income statements, if the Duck Head distribution had taken place at the beginning of fiscal year 1999, cash provided by operating activities during the first nine months of fiscal year 2000 would have been approximately $7.1 million. This $5.0 million increase in cash provided by operations would have been due primarily to lower interest payments on the institutional lender debt as compared to the actual interest charged on the affiliated debt.

     Typically, Duck Head's peak borrowing needs are in the third fiscal quarter. When Duck Head entered into its new credit facility, it owed amounts to the lender on Delta Woodside's existing credit facility or to Delta Woodside for certain borrowings made to fund Duck Head's needs after January 1, 2000. These borrowings were refinanced by proceeds of Duck Head's new credit facility.

     As Duck Head shifts its sourcing strategy to more package goods and less internally manufactured and contracted goods, Duck Head will be required to provide its suppliers with more letters of credit. Duck Head expects that its peak borrowing needs for working capital purposes, including use of its credit facility for letters of credit, will be approximately $7.5 million.
Approximately forty percent of the face amount of outstanding documentary letters of credit will reduce the amount available under the revolving credit facility for working capital loans.

     Based on these expectations, Duck Head believes that its $15 million revolving credit facility should be sufficient to satisfy its foreseeable working capital needs, and that the cash flow generated by its operations and funds available under its revolving credit line should be sufficient to service its debt payment requirements, to satisfy its day-to-day working capital needs and to fund its planned capital expenditures. Any material deterioration in Duck Head's results of operations, however, may result in Duck Head losing its ability to borrow under its revolving credit facility and to issue letters of credit to suppliers or may cause the borrowing availability under that facility not to be sufficient for Duck Head's needs.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Interest Rate Sensitivity

     Duck Head's credit agreement provides that the interest rate on outstanding amounts owed shall bear interest at variable rates. An interest rate increase would have a negative impact on Duck Head to the extent that it has borrowings outstanding under either its term loan or its revolving line of credit. Based on the assumptions used in preparing the pro forma statements of operations contained under the heading "Unaudited Pro Forma Combined Financial Statements", if the interest rate on Duck Head's outstanding indebtedness had been increased by 1% of the debt's average outstanding principal balance, Duck Head's pro forma interest expense would have been approximately $62,000 higher in the fiscal year ended July 3, 1999 and approximately $63,000 higher in the nine months ended April 1, 2000. The actual increase in interest expense resulting from a change in interest rates would depend on the magnitude of the increase in rates and the average principal balance outstanding.

Year 2000 Compliance

     The Year 2000 computer problem refers to the potential for system and processing failures of date-related data as a result of computer-controlled systems using two digits rather than four to define the applicable year. For example, software programs that have time sensitive components may recognize a date represented as "00" as the year 1900 rather than the year 2000.

     To date, Duck Head has spent approximately $0.6 million on Year 2000 compliance issues, including the purchase of hardware and the cost of a third party consultant. Based on Duck Head management's current assessment, Duck Head does not anticipate incurring any material additional costs associated with the Year 2000 issue.

     Duck Head has not suffered any material adverse effect as a result of the Year 2000 problem.

DIVIDENDS AND PURCHASES BY DUCK HEAD OF ITS OWN SHARES

     Duck Head's ability to pay cash dividends or purchase its own shares will largely be dependent on its future results of operations and compliance with its loan covenants. Duck Head's credit agreement permits the payment of cash dividends in an amount up to 25% of cumulative net income (excluding extraordinary or unusual non-cash items), provided that no event of default exists or would result from that payment and after the payment at least $6.0 million remains available under the revolving credit facility. Duck Head's credit agreement also permits up to an aggregate of $3.0 million of purchases by Duck Head of its own stock provided that no event of default exists or would result from that action and after the purchase at least $6.0 million remains available under the revolving credit facility.

     Duck Head currently anticipates that it will pay no cash dividends to its stockholders for the foreseeable future. If Duck Head's board of directors determines at any time that the purchase of its own stock is in the best interests of its stockholders and that the purchase complies with its loan covenants, Duck Head may purchase its own shares in the market or in privately negotiated transactions.

     In general, any future cash dividend payments will depend upon Duck Head's earnings, financial condition, capital requirements, compliance with loan covenants and other relevant factors.

                              BUSINESS OF DUCK HEAD


     The following discussion contains various "forward-looking statements". Please refer to "Forward-Looking Statements May Not Be Accurate" for a description of the uncertainties and risks associated with forward-looking statements.

     Duck Head is a Georgia corporation with its principal executive offices located at 1020 Barrow Industrial Parkway, Winder, Georgia 30680 (telephone number: 770-867-3111). Duck Head was incorporated in 1999.

     The following information under this heading, "Business of Duck Head", describes Duck Head as if the transactions contemplated by the distribution agreement had been consummated at the beginning of the periods described. All references in this document to Duck Head refer to Duck Head Apparel Company, Inc., together with its subsidiaries.

BUSINESS

     Duck Head designs, sources, produces, markets and distributes boys' and men's value-oriented casual sportswear predominantly under the 134-year-old nationally recognized "Duck Head" (Reg. Trademark) label. Duck Head's collections are centered around its core khaki trouser. Duck Head sells its apparel primarily in the Southeastern United States to national and regional department store chains and large specialty apparel retailers. In addition, Duck Head operates 26 retail apparel outlet stores that sell primarily closeout and irregular "Duck Head" products. Duck Head also licenses the use of the "Duck Head" trademark for the manufacture and sale of certain apparel items and accessories. Duck Head has operations in 9 states and Costa Rica, and at April 1, 2000 had approximately 500 employees.

     Products, Marketing and Manufacturing
     -------------------------------------

     Duck Head produces collections of men's and boys' casual apparel sold under the "Duck Head" (Reg. Trademark) label, primarily pants, shorts and shirts. The main products sold by Duck Head are long and short pants and long and short sleeve, knitted and woven, shirts. In addition, Duck Head sells a relatively small amount of men's and boys' woven uniforms, sportswear and casual wear under the private labels of its customers.

     The "Duck Head" (Reg. Trademark) label has been associated with apparel since 1865 and has been historically distributed in the Southeastern United States. To market its products more effectively, Duck Head has recently expanded its marketing efforts in department stores through the use of in-store shops. In-store shops enable the business to maintain prime retail floor space year-round. Duck Head believes that these in-store shops enhance brand-name recognition, permit more complete merchandising of Duck Head's lines and differentiate the presentation of its products from those of other producers. The "shop" display format of the Duck Head line utilizes dedicated retail floor space in the sportswear department that is positioned with other national brands. Typically, Duck Head pays for the associated capital expenditures. Duck Head opened its first in-store Duck Head shop in April 1997 and now has in place over 400 men's and 200 boys' shops in major department stores. Currently, approximately one-third of the stores in which Duck Head products are sold have Duck Head in-store shops.

     Duck Head has entered into gross margin support agreements with several of its major customers. Under these agreements, the retailer is entitled to reduce the amount payable to Duck Head for any retail gross margin shortfall below the target gross margin. In connection with these agreements, Duck Head and the customer agree upon a markdown schedule that is largely determined by the number of days the product remains on the floor.

     Duck Head licenses the use of the "Duck Head" (Reg. Trademark) label to third party licensees for the manufacture and sale of products that Duck Head does not sell, including children's wear (ages 0 to 7), footwear, luggage, hosiery and accessories. These arrangements require that the licensee pay Duck Head a royalty fee for the use of the Duck Head trademark.

     "Duck Head" labeled products are primarily marketed by an employed sales staff to regional and national retailers, predominantly in the Southeastern United States. Duck Head also uses independent sales representatives, primarily with respect to sales to specialty stores. Duck Head's marketing office is based in Winder, Georgia, with sales personnel located throughout the country. Duck Head has a sales office in New York City.

     During the first nine months of fiscal year 2000 and fiscal 1999, 1998 and 1997, approximately 28%, 24%, 21% and 17%, respectively, of Duck Head's sales were to J. C. Penney, Inc. No other customer accounted for 10% or more of Duck Head's sales during any of those periods. Sales to five customers accounted for approximately 48% of Duck Head's net sales in the first nine months of fiscal 2000, 46% in fiscal year 1999, 45% in fiscal year 1998 and 41% in fiscal year 1997.

     Duck Head operates a distribution facility and a small manufacturing repair unit in Winder, Georgia and a leased sewing and finishing plant in Costa Rica. At 1999, 1998 and 1997 fiscal year ends, Duck Head's long-lived assets in Costa Rica comprised 4.3%, 6.3% and 10.3%, respectively, of Duck Head's total net property, plant and equipment.

     "Duck Head" core basic labeled apparel items, and during their six month selling season fashion basic items, are generally required to be inventoried to permit replenishment shipments and to level production schedules. "Duck Head" fashion items are generally inventoried to match projected orders. Customer private label apparel items are generally made only to order.

     Duck Head's products are manufactured primarily from 100% cotton.

     Duck Head purchases the fabrics used in its products from several producers, the loss of any of which would not be expected to have a material adverse effect on Duck Head. Approximately 30% of its garments are sewed in Duck Head's own facilities. Duck Head acquires the remainder of its finished products from third party contractors throughout the world that operate in accordance with Duck Head's design, specification and production schedules. This outside production takes the form of cutting and sewing with fabric and patterns supplied by Duck Head, or providing finished garments made to Duck Head specifications. Duck Head maintains a staff of quality specialists who consistently monitor work in process at outside companies. Duck Head has long-term relationships with a number of international contractors for these services. Duck Head believes that there is ample capacity among outside contractors worldwide to meet its future production requirements.

     Duck Head's distribution facility has the capacity, with a relatively small amount of capital expenditures, to handle at least two times the current sales volume. All products are warehoused in Duck Head's facilities and shipped to customers using common carriers.

     Duck Head has an extensive quality control effort. The success of this effort contributed to the business being awarded the J. C. Penney, Inc. Supplier of the Year award in 1997. During the past few years, Duck Head has worked with its vendors to implement its quality standards in all of its vendors' facilities.

     Duck Head acquires a substantial quantity of its knit and a small quantity of woven shirts from an unrelated third party contractor with facilities in various countries and a sales office in Duck Head's building in Winder, Georgia. Duck Head purchases goods from this contractor based on favorable prices and delivery experience. Duck Head does not have a long-term product supply contract with this company. Duck Head believes that there is ample production capacity available through other outside vendors, that this third party contractor could be replaced with similar production at prices that are competitive and that the loss of this producer would not have a material adverse effect. Duck Head recently entered into a four-year licensing contract with this third party (with an option by the licensee to renew for an additional three years) whereby the third party will manufacture and sell children's wear under the "Duck Head" (R) label. Duck Head has also recently made arrangements to begin contract distribution for this third party which should increase the current volume in Duck Head's distribution facility by 30%.

     Shipments by the wholesale segment of Duck Head's business are generally highest in the third and fourth fiscal quarters, coinciding with the season of strongest demand for Duck Head shorts and shipments to retailers for the strong back-to-school selling season. Duck Head retail store sales typically peak during the first and second fiscal quarters, coinciding with the back-to-school and Christmas seasons. The offsetting peak quarters of the two segments help to reduce any significant seasonality impact on overall sales. Seasonality does affect cash flow as cash flow is generally weakest in the third fiscal quarter when retail segment sales are the weakest and accounts receivable on wholesale sales are at their peak.

     Duck Head has 26 outlet stores located in 9 Southeastern states. These stores, which are located primarily in outlet malls in suburban locations, sell principally closeout and irregular "Duck Head" products. They also sell a small amount of apparel and accessory items manufactured by Duck Head licensees.

     Business Strategy
     -----------------

     Duck Head believes that its trademarks have considerable consumer acceptance and that it may have more flexibility than some of its larger competitors to respond to shifts in market demand. Duck Head has recently initiated a strategy that it believes will capitalize on these strengths. This strategy includes the following components:

     - Position its products in department stores on the main floor men's area adjacent to other mid-price brands such as Chaps, Dockers and Savanne. Duck Head believes that it currently enjoys the ability to deliver excellent retail margins to its customers due to its distribution strategy of selling primarily to better department and specialty stores and the national chain stores.

     - Develop a significant presence outside of the Southeastern United States, particularly through arrangements with a limited number of department store retailers and chain stores.

     - Increase the focus on a relatively small range of core basic products, while continuing to produce fashion basics and fashion products. The target assortment is 50% basic, 30% fashion basic and 20% fashion.

     - Target the male consumer from ages 18 to 24 years as Duck Head's primary focus in product development and marketing.

     -    Continue to emphasize in-store shops in department stores.

     - Continue aggressively to develop lower cost sources of product, including more arrangements with third party producers.

     -    Provide   industry-leading   customer  service  in  terms  of  on-time
          delivery, replenishment and order fulfillment rate.

     - Eliminate or negotiate more favorable margin support agreements with its retailer customers.

     - Focus on reducing selling, general and administrative expenses as a percentage of gross revenues.

     - Seek opportunities to obtain profitable private label business from a small number of retailers. During the first nine months of fiscal year 2000, less than 2% of Duck Head's sales were private label sales.

     -    Improve the management of inventory.

     Duck Head's management believes that this strategy will take advantage of the following market trends:

     -    Continued implementation in the workplace of a more casual dress code.

     - Growth in the casual pants market, largely at the expense in recent years of the denim business.

     - The aging of the population, which supports the trend toward casual clothing.

     - Significant consolidation among department store retailers, which has led to more purchasing being done by national retailers and those national retailers focusing more of their purchasing on brands with a national exposure.

     - Increased coordination, including electronic data interchange, between producers and retailers.

     - Compression of the supply chain, with retailers monitoring sales on a weekly or daily basis, carrying less inventory, demanding quicker response times from producers and requiring producers to keep the retailers' model inventories stocked for quick delivery.

     - Increasing brand and product sameness between retailers in the same locale, which has caused retailers to seek ways to differentiate themselves with the consumer, such as through successful private label brands.

     - Because of the retailers' focus on cost reduction and enhancing narrow margins, virtually all productive capacity has gone off shore.

     -    Increased  consumer  focus  on  the  price-to-value   relationship  of
          products.

     Competition
     -----------

     The cyclical nature of the apparel industry, characterized by rapid shifts in fashion, consumer demand and competitive pressures, results in both price and demand volatility. The demand for any particular product varies from time to time based largely upon changes in consumer preferences and general economic conditions affecting the apparel industry, such as consumer expenditures for non-durable goods. The apparel industry is also cyclical because the supply of particular products changes as competitors enter or leave the market.

     Duck Head competes in the value-oriented men's and boys' apparel market, primarily in the Southeast United States. Duck Head competes with numerous domestic and foreign manufacturers of branded and private label apparel, including companies significantly greater in size and financial resources than Duck Head. Retail specialty stores, such as the GAP and Abercrombie & Fitch, are Duck Head's principal competitors in the boys' and young men's markets. Major brands, such as Dockers, Farrah, Haager, and Savane, and certain department and chain store private labels, are Duck Head's principal competitors in the men's market. The principal competitive factors in the portion of the apparel industry in which Duck Head competes are product styling and differentiation, brand recognition, quality, price, manufacturing flexibility, delivery time and customer service. The relative importance of these factors varies with the needs of particular customers and the specific product offering.

     To varying degrees, in recent years Duck Head's competitive position has been negatively affected by its financial performance, poor track record of delivery credibility, lack of a clearly defined strategy, personnel turn-over, uncertainties with respect to the future ownership of the business and the largely regional basis of its business. Duck Head believes that some of these negative factors have been reduced as a result of the recent efforts described above under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and should be reduced by implementation of the business strategy described above under this heading "Business of Duck Head".

     Duck Head believes that its competitive strengths include the long history of its brand with the consumer, its demonstrated ability to produce enhanced margins for its customers as compared to certain national brands, its relatively low sourcing costs, its relatively small size, which makes supply chain issues less difficult to fix, and its excellent information technology systems support. Duck Head also believes that its flexible production operations are a significant competitive advantage. The business has a distribution facility that has capacity for considerable growth. By coordinating operations between its leased Costa Rica facility and third party contractors, Duck Head believes that it can take advantage of the lower costs of offshore production.

     Foreign competition has been an increasingly significant factor in the apparel manufacturing industry, particularly with respect to items that require labor-intensive production, such as shirts and jackets, and high cost luxury items. Although domestic apparel companies must compete to some extent on a price basis with foreign competition, Duck Head's management believes that domestic apparel companies can best compete by selling branded products, by manufacturing off-shore, by offering product flexibility, by responding quickly to changes in consumer demand and by providing more timely deliveries. The latter characteristics permit retailers in turn to reduce their inventory cost and lower the risk that product availability will not match consumer demand. Duck Head is focused on supplying its customers with all of these competitive advantages.

     Employees
     ---------

     At April 1, 2000, Duck Head had approximately 500 employees. Duck Head's employees are not represented by unions. Duck Head believes that its relations with its employees are good.

     Environmental and Regulatory Matters
     ------------------------------------

     Duck Head is subject to various federal, state and local environmental laws and regulations concerning, among other things, wastewater discharges, storm water flows, air emissions, ozone depletion and solid waste disposal. Duck Head's facilities generate very small quantities of hazardous waste, which are either recycled or disposed of off-site. Most of its facilities are required to possess one or more discharge permits.

     Duck Head believes that it is in compliance in all material respects with federal, state, and local environmental statutes and requirements.

     Generally, the environmental rules applicable to Duck Head are becoming increasingly stringent. Duck Head incurs capital and other expenditures in each year that are aimed at achieving compliance with current and future environmental standards.

     Duck Head does not expect that the amount of these expenditures in the future will have a material adverse effect on its operations or financial condition. There can be no assurance, however, that future changes in federal, state or local regulations, interpretations of existing regulations or the discovery of currently unknown problems or conditions will not require substantial additional expenditures. Similarly, the extent of Duck Head's liability, if any, for past failures to comply with laws, regulations and permits applicable to its operations cannot be determined.

     Trademarks
     ----------

     Duck Head has several trademarks material to its business registered with the United States Patent and Trademark Office, including marks covering the name "Duck Head" and several logos used by the business. The name "Duck Head" has been subject to a registered trademark since 1866. Duck Head is not aware of any challenge to its rights in any of the trademarks material to its business.

     Legal Proceedings
     -----------------

     All litigation to which Duck Head is a party is ordinary routine product liability litigation or contract breach litigation incident to its business that does not depart from the normal kind of such actions. Duck Head believes that none of these actions, if adversely decided, would have a material adverse effect on its results of operations or financial condition taken as a whole.

PROPERTIES

     The following table provides a description of Duck Head's principal production and warehouse facilities.

                                                                  Approximate
                                                                    Square
Location                         Utilization                       Footage                     Owned/Leased
--------                         -----------                     -------------                 ------------


San Jose Plant,
 San Jose, Costa Rica                sew                             60,000                        Leased(1)

Winder Distribution Center,          administrative
 Winder, GA                          offices,
                                     warehouse,
                                     embroidery,
                                     repair unit                    230,000                           Owned

Various (2)                          stores                              (2)                            (2)

------------------------------
(1) The San Jose plant is leased on a month-to-month basis. Duck Head believes that, as long as it pays the rent, it should be able to continue to use this facility indefinitely.
(2) The "Duck Head" outlet stores operation leases 26 facilities in 9 states, which leased space is approximately 85,000 square feet. These leases expire at various dates through 2006.

     In addition, a sales office is leased in New York City, with the lease expiring in December 2000.

     Substantially all of Duck Head's assets are subject to liens in favor of Duck Head's credit agreement lender.

     Various factors affect the relative use by Duck Head of its own facilities and outside contractors in the various apparel production phases. Duck Head is not currently using the majority of its internal leased production capacity.

     Duck Head believes that its equipment and facilities are generally adequate to allow it to remain competitive with its principal competitors.

                             MANAGEMENT OF DUCK HEAD

DIRECTORS

     The following eight persons are the members of Duck Head's board of directors. Their term runs until the next annual meeting of stockholders of Duck Head or until their successors are duly elected and qualified. Each director is a citizen of the United States. There are no family relationships among the directors and the executive officers of Duck Head.


NAME AND AGE                                  PRINCIPAL OCCUPATION                      DIRECTOR SINCE

William F. Garrett (59)                 President of Delta Mills Marketing                  1998(1)
                                        Company, a division of a subsidiary of
                                        Delta Woodside (2)

C. C. Guy (67)                          Retired Businessman                                 1984(1)
                                        Shelby, North Carolina (3) (10) (11)

Dr. James F. Kane (68)                  Dean Emeritus of the College of                     1986(1)
                                        Business Administration of the
                                        University of South Carolina
                                        Columbia, South Carolina (4) (10) (11)(12)

Dr. Max Lennon (59)                     President of Mars Hill College                      1986(1)
                                        Mars Hill, North Carolina (5) (10) (11)(12)

E. Erwin Maddrey, II (59)               President and Chief Executive                       1984(1)
                                        Officer of Delta Woodside (6)

Buck A. Mickel (44)                     President and Chief Executive Officer               1984(1)
                                        of RSI Holdings, Inc.
                                        Greenville, South Carolina (7) (11)

Bettis C. Rainsford (48)                President of The Rainsford                          1984(1)
                                        Development Corporation
                                        Edgefield, South Carolina (8)

Robert D. Rockey, Jr. (59)              Chairman of the Board, President                    1999
                                        and Chief Executive Officer of
                                        Duck Head (9)

     (1) Includes service as a director of Delta Woodside and Delta Woodside's predecessor by merger, Delta Woodside Industries, Inc., a Delaware corporation (which this documents refers to as "Old Delta Woodside"), or any predecessor company to Old Delta Woodside.

     (2) William F. Garrett served as a divisional Vice President of J. P. Stevens & Company, Inc. from 1982 to 1984, and as a divisional President of J.
P. Stevens & Company, Inc. from 1984 until 1986, at which time the Delta Mills Marketing Company division was acquired by a predecessor of Old Delta Woodside. From 1986 until the present he has served as the President of Delta Mills Marketing Company, a division of a subsidiary of Delta Woodside. Upon consummation of the Duck Head distribution and the Delta Apparel distribution,

Mr. Garrett will become President and Chief Executive Officer of Delta Woodside. Mr. Garrett also serves as a director of Delta Woodside and Delta Apparel.

     (3) C. C. Guy served as Chairman of the Board of Old Delta Woodside or its predecessors from the founding of Old Delta Woodside's predecessors in 1984 until November 1989. Since before the November 15, 1989 merger (which this document refers to as the "RSI Merger") of Old Delta Woodside into RSI Corporation, a South Carolina corporation which changed its name to Delta Woodside Industries, Inc. and is now Delta Woodside, he has been a director of RSI Holdings, Inc., and from before the RSI Merger until January 1995 he also served as President of RSI Holdings, Inc. RSI Holdings, Inc. until 1992 was engaged in the sale of outdoor power equipment, until 1994 was engaged in the sale of turf care products, until January 2000 was engaged in the consumer finance business and currently has ceased business operations but is evaluating other business opportunities. Prior to November 15, 1989, RSI Holdings, Inc. was a subsidiary of RSI Corporation. Mr. Guy served from October 1979 until November 1989 as President, Treasurer and a director of RSI Corporation. Prior to the RSI Merger, RSI Corporation owned approximately 40% of the outstanding shares of common stock of Old Delta Woodside and, among other matters, was engaged in the office supply business, as well as the businesses of selling outdoor power equipment and turf care products. Mr. Guy also serves as a director of Delta Woodside and Delta Apparel.

     (4) Dr. James F. Kane is Dean Emeritus of the College of Business Administration of the University of South Carolina, having retired in 1993 as Dean, in which capacity he had served since 1967. He also serves as a director of Delta Woodside, Delta Apparel and Glassmaster Company.

     (5) Dr. Max Lennon was President of Clemson University from March 1986 until August 1994. He was President and Chief Executive Officer of Eastern Foods, Inc., which was engaged in the business of manufacturing and distributing food products, from August 1994 until March 1996. He commenced service in March 1996 as President of Mars Hill College. He also serves as a director of Delta Woodside, Delta Apparel and Duke Power Company.

     (6) E. Erwin Maddrey, II was President and Chief Executive Officer of Old Delta Woodside or its predecessors from the founding of Old Delta Woodside's predecessors in 1984 until the RSI Merger and he has served in these positions with Delta Woodside since the RSI Merger. Upon consummation of the Duck Head distribution and the Delta Apparel distribution, Mr. Maddrey will retire from his officer positions with Delta Woodside. He also serves as a director of Delta Woodside, Delta Apparel and Kemet Corporation.

     (7) Buck A. Mickel was a Vice President of Old Delta Woodside or its predecessors from the founding of Old Delta Woodside's predecessors until November 1989, Secretary of Old Delta Woodside from November 1986 to March 1987, and Assistant Secretary of Old Delta Woodside from March 1987 to November 1988. He served as Vice President and a director of RSI Holdings, Inc. from before the RSI Merger until January 1995 and as Vice President of RSI Holdings, Inc. from September 1996 until July 1998 and has served as President, Chief Executive Officer and a director of RSI Holdings, Inc. from July 1998 to the present. He served as Vice President of RSI Corporation from October 1983 until November 1989. Mr. Mickel also serves as a director of Delta Woodside and Delta Apparel.

     (8) Bettis C. Rainsford was Executive Vice President and Chief Financial Officer of Old Delta Woodside or its predecessors from the founding of Old Delta Woodside's predecessors in 1984 until the RSI Merger and served in these positions with Delta Woodside from the RSI Merger until October 1, 1999. Mr. Rainsford served as Treasurer of Old Delta Woodside or its predecessors or Delta Woodside from 1984 to 1986, from August 1988 to November 1988 and from November 1990 to October 1, 1999. He is President of The Rainsford Development Corporation which is engaged in general business development activities in Edgefield, South Carolina. Mr. Rainsford also serves as a director of Delta Woodside, Delta Apparel and Martin Color-Fi, Inc. and is a member of the managing entity of Mount Vintage Plantation Golf Club, LLC.

     (9) Robert D. Rockey, Jr. has served as the chief executive officer of the Duck Head Apparel Company division since March 1999, and was elected Chairman of the Board, President and Chief Executive Officer of Duck Head in December 1999. Mr. Rockey served for nearly twenty years with Levi Strauss & Co. From May 1993 until June 1997, he was President of Levi Strauss North America, the company's largest operating business. From June 1997 to March 1999, Mr. Rockey ran his own consulting business, serving the retail, textile and apparel industries.

     (10) Member of Audit Committee.

     (11) Member of Compensation Committee.

     (12) Member of Compensation Grants Committee.

     The Duck Head board is considering the establishment of a board governance committee of the Duck Head board.


EXECUTIVE OFFICERS

     The following provides information regarding the executive officers of Duck Head.

NAME AND AGE                            POSITION

Robert D. Rockey, Jr. (59)              Chairman of the Board, President and
                                        Chief Executive Officer (1)

Michael H. Prendergast (54)             Senior Vice President of Sales (2)

K. Scott Grassmyer  (39)                Senior Vice President, Chief Financial
                                        Officer, Secretary and Treasurer (3)

William B. Mattison, Jr. (56)           Senior Vice President of
                                        Merchandising (4)
------------------------

     (1) See information under the subheading "Directors."

     (2) Mr. Prendergast was elected as Duck Head's Senior Vice President of Sales in December 1999. He was elected in July 1997 to serve as Senior Vice President of Sales and Marketing of the Duck Head Apparel Company division. Prior to joining the Duck Head Apparel Company division, Mr. Prendergast was Senior Vice President-Sales at Bugle Boy Industries (an apparel producer) from 1994 to 1997.

     (3) Mr. Grassmyer was elected as Duck Head's Senior Vice President, Chief Financial Officer, Secretary and Treasurer in December 1999. He was elected in February 1998 to serve as Senior Vice President and Chief Financial Officer of the Duck Head Apparel Company division. Prior to that time, he was Chief Financial Officer of the Duck Head Apparel Company division from August 1992 to February 1998.

     (4) Mr. Mattison was elected Senior Vice President of Merchandising for Duck Head in December 1999. He was elected in July 1999 to serve as Senior Vice President of Merchandising of the Duck Head Apparel Company division. Prior to joining the Duck Head Apparel Company division, Mr. Mattison was Vice President of merchandising at Hagale Industries (an apparel producer) from 1995 to 1999. Prior to that, Mr. Mattison served for nearly 12 years with River City Trading Company (an apparel producer), serving as President from 1992 to 1995.

     Duck Head's executive officers are appointed by Duck Head's board of directors and serve at the pleasure of Duck Head's Board.

MANAGEMENT COMPENSATION

     Summary Compensation Table
     --------------------------

     The following table sets forth information for the fiscal year ended July 3, 1999 respecting the compensation from Delta Woodside or any of its subsidiaries that was earned by Duck Head's current Chief Executive Officer and by the other two current executive officers of Duck Head who earned salary and bonus in fiscal 1999 from Delta Woodside or any of its subsidiaries in excess of $100,000 (whom this document refers to collectively as the "Named Executives"). Each individual listed in the table worked exclusively for the Duck Head Apparel Company division during fiscal year 1999 to the extent that individual was employed during that period by any member of the Delta Woodside group of corporations.



                           SUMMARY COMPENSATION TABLE


                                               Annual Compensation               Long-Term
                                  ------------------------------------------    -----------
                                                                                Compensation
                                                                                ------------
                                                                                   Awards
                                                                                   ------

                                                                     Other        Securities
                                                                     Annual       Underlying       All Other
                                   Fiscal    Salary     Bonus     Compensation     Options           Compen-
   Name and Principal Position      Year    ($) (a)   ($) (a)(b)    ($) (c)        (#) (d)         sation ($)
   ---------------------------     ------  --------   ----------  ------------    ----------      -----------


Robert D. Rockey, Jr. (e)            1999    153,848      81,731           0              0              0
President and Chief Executive
Officer of Duck Head Apparel
Company division

Michael H. Prendergast
Senior Vice President of             1999    217,266       7,500       4,106              0           8,001 (g) (i)
Sales and Marketing of Duck Head
Apparel Company division

K. Scott Grassmyer                   1999    120,914      15,000       1,123         12,000 (f)       5,239 (h) (i)
Senior Vice President and Chief
Financial Officer of Duck Head
Apparel Company division
--------------------------------

     (a) The amounts shown in the column include sums the receipt of which has been deferred pursuant to the Delta Woodside Savings and Investment Plan (the "Delta Woodside 401(k) Plan") or the Delta Woodside deferred compensation plan.

     (b) Amounts in this column are cash bonuses paid to reward performance.

     (c) The amounts in this column were paid by Delta Woodside in connection with the vesting of awards under the Delta Woodside Incentive Stock Award Plan and were in each case approximately sufficient, after the payment of all applicable income taxes, to pay the participant's federal and state income taxes attributable to the vesting of the award.

     (d) For purposes of this table, awards under the Delta Woodside Incentive Stock Award Plan are treated as options.

     (e) Mr. Rockey was not employed by Delta Woodside or any of its subsidiaries until his appointment as President and Chief Executive Officer of the Duck Head Apparel Company division in March 1999. For a description of the compensation that Delta Woodside has agreed to pay Mr. Rockey for his services as President and chief executive officer of Duck Head, see the material under the sub-heading below, "Robert D. Rockey, Jr. Employment Contract". Duck Head has assumed Delta Woodside's obligations under this agreement in connection with the Duck Head distribution.

     (f) During fiscal 1999, Mr. Grassmyer was granted an option covering 12,000 shares under the Delta Woodside Stock Option Plan.

     (g) The fiscal 1999 amount represents $666 Delta Woodside contribution allocated to Mr. Prendergast's account in the Delta Woodside 401(k) Plan, $240 contributed by Delta Woodside to the Delta Woodside deferred compensation plan as payment for the amount of Delta Woodside contributions to the Delta Woodside 401(k) Plan for fiscal year 1998 that were not made for Mr. Prendergast because of Internal Revenue Code contribution limitations, $1,506 contributed by Delta Woodside to the Delta Woodside 401(k) Plan for Mr. Prendergast with respect to his compensation deferred under the Delta Woodside 401(k) Plan, and $8 earned on Mr. Prendergast's deferred compensation at a rate in excess of 120% of the federal mid-term rate. In addition, Delta Woodside paid $5,581 in fiscal 1999 for expenses related to Mr. Prendergast's relocation, including amounts approximately sufficient, after the payment of all applicable income taxes, to pay his federal and state income taxes attributable to these relocation expenses.

     (h) The fiscal 1999 amount represents $502 Delta Woodside contribution allocated to Mr. Grassmyer's account in the Delta Woodside 401(k) Plan, $1,451 contributed by Delta Woodside to the Delta Woodside 401(k) Plan for Mr. Grassmyer with respect to his compensation deferred under the Delta Woodside 401(k) Plan, $236 contributed to Delta Woodside's deferred compensation plan by Delta Woodside for Mr. Grassmyer with respect to his compensation deferred under Delta Woodside's deferred compensation plan and $3,050 earned on Mr. Grassmyer's deferred compensation at a rate in excess of 120% of the federal mid-term rate.

     (i) The Delta Woodside 401(k) Plan allocation shown for the fiscal year was allocated to the participant's account during that fiscal year, although all or part of the allocation may have been determined in whole or in part on the basis of the participant's compensation during the prior fiscal year.

     The amounts shown in the table above do not include the value of the provision by Delta Woodside or its subsidiaries of an apartment, an automobile or other property for the benefit of any of the Named Executives. The non-business personal benefit to any Named Executive of these amounts does not exceed 10% of the Named Executive's total salary and bonus.

     Option Grants in the Last Fiscal Year
     -------------------------------------

     The following table provides information respecting the grant to a Named Executive during fiscal 1999 of options under the Delta Woodside Stock Option Plan.

                        OPTION GRANTS IN LAST FISCAL YEAR





                                          Individual Grants
                ----------------------------------------------------------------------     Potential Realizable Value
                   Number of      % of Total                                                 at Assumed Annual Rates
                   Securities      Options                    Market                              of Stock Price
                   Underlying     Granted to     Exercise    Price on                        Appreciation for Option
                    Options        Duck Head      or Base     Date of                                Term (b)
                    Granted       Employees in     Price       Grant      Expiration      0%         5%           10%
Name                (#) (a)       Fiscal Year     ($/Sh)      ($/Sh)         Date        ($)         ($)          ($)
----                --------      -----------     ------      ------        ------       ---         ---          ---

K. Scott
Grassmyer            12,000(a)         71%         2.47        4.94         8/2003      29,640     46,018        65,831


(a) These represent shares covered by an option granted during fiscal 1999 under Delta Woodside's Stock Option Plan. Under the plan, a participant is granted the right to acquire shares of Delta Woodside's common stock for an exercise price per share which is not less than one-half of the fair market value on the date of the grant. Each option granted under the plan sets forth the circumstances under which all or part of the option can be exercised. The expiration date set forth in the table is the termination date for the option.

     This option was granted to Mr. Grassmyer on August 6, 1998, and became exercisable with respect to 25% of the shares covered by the option on August 6, 1999. Under the original terms of the option, it was scheduled to become exercisable with respect to an additional 25% of the shares covered by the option on each subsequent anniversary of August 6, 1998, if he remained as an employee of Delta Woodside on each of the relevant dates. The option also set forth additional terms and conditions relating to the exercise of options if Mr. Grassmyer's employment terminated early by reason of death, retirement or permanent disability. Pursuant to the terms of the distribution agreement, each participant in the Delta Woodside stock option plan will be given the opportunity to enter into an agreement amending the participant's stock option agreement, pursuant to which amendment all of the unexercisable options shall become immediately exercisable in full. Mr. Grassmyer expects to enter into this amendment agreement with Delta Woodside. See "Interests of Directors and Executive Officers in the Duck Head Distribution - Early Exercisability of Delta Woodside Stock Options."

(b) Based on annual compounding of assumed appreciation rate until termination date.

     Aggregated  Option Exercises in Last Fiscal Year and Fiscal Year_End Option
     ---------------------------------------------------------------------------
     Values
     ------

     The following table provides information respecting the exercise by any Named Executive during fiscal 1999 of awards granted under Delta Woodside's Incentive Stock Award Plan and options granted under Delta Woodside's Stock Option Plan, and the fiscal year end value of any unexercised outstanding awards and options. For purposes of this table, awards under Delta Woodside's Incentive Stock Award Plan are treated as options.

                       AGGREGATED OPTION EXERCISES IN LAST
                      FISCAL YEAR AND FY-END OPTION VALUES



                    Shares
                   Acquired                                                                    FY-End
                      on             Value             Number of Securities            Value of Unexercised
                   Exercise         Realized          Underlying Unexercised          In-the-Money Options at
     Name            (#)              ($)              Options at FY-End (#)             at FY-End ($)(a)
     ----          --------         --------          -----------------------         -----------------------
                                                   Exercisable   Unexercisable    Exercisable   Unexercisable
                                                   -----------   -------------    -----------   -------------

Michael H.
Prendergast         4,200            18,918                   0            9,000             0           26,978

K. Scott
Grassmyer           3,400             6,137                   0           12,000             0           41,610

----------------------------

(a) Based on the closing sales price of $5.9375 per Delta Woodside share on July 2, 1999.

     Director Compensation
     ---------------------

     Duck Head will pay each current director who is not an officer of Duck Head a fee of $6,667 per year, plus will provide each of these directors approximately $3,333 annually with which shares of Duck Head's common stock will be purchased. These Duck Head shares may be newly issued or acquired in the open market for this purpose. Each non-officer director will also be paid $500 ($750 for the committee chair) for each committee meeting attended, $250 for each telephonic board and committee meeting in which the director participates and $500 for each board meeting attended in addition to 4 quarterly board meetings. Each director will also be reimbursed for reasonable travel expenses in attending each meeting.

     Duck Head anticipates that any non-officer director subsequently added to the Duck Head Board will be paid a fee of $13,334 per year, plus be provided approximately $6,666 per year with which shares of Duck Head's common stock will be purchased. Each of these additional directors will be paid the same meeting fees as payable to Duck Head's current directors. Duck Head anticipates that the fees payable to Duck Head's existing directors will increase over a five year period to be the same as the fees payable to any additional directors.

     Robert D. Rockey, Jr. Employment Contract.
     ------------------------------------------

     Robert D. Rockey, Jr. joined the Duck Head Apparel Company division in March 1999 under the terms of a letter dated March 15, 1999 which was amended on October 19, 1999 and as of March 15, 2000. Under the letters:

     -    Mr.  Rockey  serves as Chairman  and Chief  Executive  Officer of Duck
          Head.

     - Duck Head has granted to Mr. Rockey the right to purchase from Duck Head up to 1,000,000 Duck Head shares on the date that is six months after the Duck Head distribution. If the right is exercised, the price for the shares will be the average daily closing stock price for the Duck Head common stock for the six-month period following the Duck Head distribution.

     - Mr. Rockey's salary is $500,000 per year. In addition, he was guaranteed a fiscal year 1999 bonus at the annualized rate of $500,000. Until the first anniversary of the Duck Head distribution, he will continue to receive a guaranteed bonus at the annualized rate of $500,000. Any bonus plan for any subsequent period will be set by the Duck Head board of directors.

     - Duck Head will pay up to $100,000 per year for the costs of an automobile, an apartment in the Winder, Georgia area and commuting.

     - Mr. Rockey will be granted incentive stock awards under the Duck Head incentive stock award plan covering the lesser of (a) 75,000 Duck Head shares or (b) Duck Head shares with a value on the date of grant of $200,000. These awards will vest to the extent of 60% of the shares covered thereby on March 8, 2001 if he is still then employed by Duck Head and to the extent of the remaining 40% of the shares covered thereby if specified performance criteria through March 8, 2001 are satisfied. If the number of Duck Head shares covered by the award have a value less than $200,000 on the date of grant, the difference between that value and $200,000, plus a gross-up income tax amount, will be paid in cash by Duck Head to Mr. Rockey.

     - An aggregate of 125,000 Duck Head shares will be reserved for options to be granted to Mr. Rockey under the Duck Head stock option plan. Mr. Rockey will vest in the stock option over a period ending March 8, 2001.

     - Mr. Rockey will be the beneficiary of $1.0 million life insurance policy paid for by Duck Head.

     Duck Head has assumed Delta Woodside's obligations under these letters in connection with the Duck Head distribution.

     Duck Head Stock Option Plan
     ---------------------------

     Under the Duck Head stock option plan, the compensation committee (or, in the case of at least the Named Executives, the compensation grants committee) of the Duck Head board of directors will have the discretion to grant options for up to an aggregate maximum of 500,000 Duck Head shares.

     The purpose of the Duck Head option plan is to promote the growth and profitability of Duck Head and its subsidiaries by increasing the personal participation of key and middle level executives in the performance of Duck Head and its subsidiaries, by enabling Duck Head and its subsidiaries to attract and retain key and middle level executives of outstanding competence and by providing these key and middle level executives with an equity opportunity in Duck Head. The compensation committee (or, in the case of at least the Named Executives, the compensation grants committee) of the Duck Head board of directors will administer the Duck Head option plan.

     Participation in the Duck Head option plan is determined by the applicable committee and is limited to those key and middle level executives, who may or may not be officers or members of the Duck Head board of directors, of Duck Head or one of its subsidiaries who have the greatest impact on Duck Head's long-term performance. In making any determination as to the key and middle level executives to whom options will be granted and the number of shares that will be subject to each option, the applicable committee is to take into account, in each case, the level and responsibility of the executive's position, the executive's performance, the executive's level of compensation, the assessed potential of the executive and those other factors that the applicable committee deems relevant to the accomplishment of the purposes of the plan. Directors who are not also employees of Duck Head are not eligible to participate in the Duck Head option plan. The Duck Head option plan provides that no more than 125,000 Duck Head shares may be covered by grants made under the plan in any fiscal year to any particular employee.

     In the discretion of the applicable committee, options granted under the Duck Head option plan may be "incentive stock options" for federal income tax purposes. Duck Head is not allowed a deduction at any time in connection with, and the participant is not taxed upon either the grant or the exercise of, an "incentive stock option." The difference between the exercise price of an incentive stock option and the market value of the shares of common stock at the date of exercise, however, constitutes a tax preference item for the participant in the year of exercise for alternative minimum tax purposes. Among other requirements, the stock acquired by the participant must be held for at least two years after the option is granted and for at least one year after the option is exercised for the option to qualify as an incentive stock option. If the participant satisfies these holding period requirements, the participant will be taxed only upon any gain realized upon disposition of the stock. The participant's gain will be equal to the difference between the sales price of the stock and the exercise price. If an incentive stock option is exercised after the death of the employee by the estate of the decedent, or by a person who acquired the right to exercise the option by bequest or inheritance or by reason of the death of the decedent, none of the holding period requirements apply.

     If the participant fails to satisfy the holding period requirements, the option will be treated in a manner similar to options that are not incentive stock options. The participant is generally not taxed upon the grant of an option that is not an incentive stock option. Upon exercise of any the option, however, the participant recognizes ordinary income equal to the difference between the fair market value of the shares acquired on the date of exercise and the exercise price. Subject to Section 162(m) of the Internal Revenue Code (relating to limitations on corporate income tax deduction of certain executive compensation in excess of $1 million), generally Duck Head receives a deduction for the amount the participant reports as ordinary income arising from the exercise of the option. Upon a subsequent sale or disposition of the stock, the holder would be taxable on any excess of the selling price over the fair market value of the stock at the date of exercise. If the participant fails to satisfy the holding period requirements with respect to an option that would otherwise qualify as an incentive stock option, (i) ordinary income to the participant and, subject to Section 162(m) of the Internal Revenue Code, the deduction for Duck Head will arise at the time of the early disposition of the stock and will equal the excess of (a) the lower of the fair market value of the shares at the time of exercise or the sales price of the shares at the time of disposition over (b) the exercise price, and (ii) if the sales price of the stock at the time of the early disposition exceeds the fair market value of the shares at the time of exercise, the participant will also recognize capital gain income equal to that excess.

     Duck Head will attempt, to the maximum extent possible, to structure grants under the Duck Head option plan to the Named Executives in a manner that satisfies the deductibility requirements of Section 162(m) of the Internal Revenue Code.

     The term of each option will be established by the applicable committee, but will not exceed ten years (or five years in the case of an incentive stock option recipient who owns stock having more than ten percent of the total combined voting power of all classes of stock of Duck Head), and the option will be exercisable according to the schedule that the applicable committee may determine. The recipient of an option will not pay Duck Head any amount at the time the option is granted. If an option expires or terminates for any reason without having been fully exercised, the unpurchased shares subject to the option will again be available for the purposes of the Duck Head option plan.

     Under the Duck Head option plan,  the applicable  committee  determines the period of time (up to three months), if any, during which an option may be exercised after the participant's termination of employment with Duck Head. However, if a participant dies while in the employ of Duck Head or (if so determined by the applicable committee at the date of grant) within three-months after termination of employment or if a participant's employment is terminated by reason of having become permanently and totally disabled, the option may be exercised during the one-year period after the participant's death or termination of employment due to disability. In no event, however, may an option be exercised after the expiration of its fixed term.

     The price per share at which each option granted under the Duck Head option plan may be exercised will be the price set by the applicable committee at the time of grant based on the criteria adopted by the applicable committee in good faith; provided, however, in the case of an option intended to qualify as an incentive stock option, the price per share will not be less than the fair market value of the stock at the time the option is granted (or 110% of fair market value if the recipient of an incentive stock option owns stock having more than ten percent of the total combined voting power of all classes of stock of Duck Head). The Duck Head option plan provides that in no event will the exercise price per share of an option be less than 50% of the fair market value per share of Duck Head's common stock on the date of the option grant.

     Options may be exercised by the participant tendering to Duck Head payment in cash in full of the exercise price for the shares as to which the option is exercised. The applicable committee may determine at the time of grant that the recipient will be permitted to pay the exercise price in Duck Head shares rather than in cash.

     The Duck Head option plan may be terminated or amended by the board of directors (or committee of the Board), except that stockholder approval would be required in the event an amendment were to increase the number of Duck Head shares issuable under the plan (other than an increase pursuant to the antidilution provisions of the plan).

     The Duck Head option plan provides that it will terminate on the close of business on February 14, 2010, and no options will be granted under the plan thereafter, but termination will not affect any option granted under the plan before the termination date.

     As described in "Interests of Directors and Executive Officers in the Duck Head Distribution - Receipt of Duck Head Stock Options and Duck Head Incentive Stock Awards", the compensation grants committee or the compensation committee of the Duck Head board of directors currently expects to grant, within the first six months after the Duck Head distribution, stock options under the Duck Head option plan to the executive officers of Duck Head.

     Duck Head Incentive Stock Award Plan
     ------------------------------------

     Under the Duck Head incentive stock award plan, the compensation committee (or, in the case of at least the Named Executives, the compensation grants committee) of the Duck Head board of directors has the discretion to grant awards for up to an aggregate maximum of 200,000 Duck Head shares.

     The purposes of the Duck Head incentive stock award plan are to establish or increase the equitable ownership in Duck Head by key and middle level management employees of Duck Head and its subsidiaries and to provide incentives to key and middle level management employees of the Duck Head and its subsidiaries through the prospect of stock ownership.

     The Duck Head incentive stock award plan authorizes the applicable committee to grant to officers or other key management employees or middle level management employees of Duck Head or any of its subsidiaries rights to acquire Duck Head shares at a cash purchase price of $.01 per share. Awards may be made to reward past performance or to induce exceptional future performance. The applicable committee will administer the Duck Head incentive stock award plan and determine the officers or key or middle level management employees to whom awards will be granted and the number of shares to be covered by any award. Directors who are not also employees are not eligible to participate in the plan. The Duck Head incentive stock award plan provides that no more than 75,000 Duck Head shares may be covered by awards granted under the plan in any fiscal year to any particular employee.

     A participant may receive an incentive stock award only upon execution of an incentive stock award agreement with Duck Head. The incentive stock award agreement sets forth the circumstances under which the award (or portion of the award) is forfeited. These circumstances may include (i) the termination of employment of the participant with Duck Head or any of its subsidiaries, for any reason other than death, retirement or permanent total disability, prior to the vesting date for the award (or portion of the award), and (ii) those additional circumstances (which could include the failure by Duck Head to meet specified performance criteria) that may be deemed appropriate by the applicable committee. The forfeiture circumstances may vary among the shares covered by an award. In the event an award (or portion of the award) is forfeited pursuant to the terms of the applicable incentive stock award agreement, the participant will immediately have no further rights under the award (or portion of the award) or in the shares covered thereby, and the shares will again become available for purposes of the Duck Head incentive stock award plan.

     Each incentive stock award agreement sets forth the circumstances under which the award (or portion of the award) will vest. These circumstances may include (i) the participant being an employee with Duck Head or any subsidiary on the date set forth in the incentive stock award agreement and (ii) those additional circumstances (which could include Duck Head having met specified performance criteria) that may be deemed appropriate by the applicable committee. The vesting circumstances may vary among the shares covered by an award. In the event an award (or portion of the award) vests pursuant to the terms of the applicable incentive stock award agreement, Duck Head will issue and deliver, or cause to be issued and delivered, to the participant or his or her legal representative, certificate(s) for the number of shares covered by the vested portion of the award, subject to receipt by Duck Head of the $.01 per share cash purchase price.

     The recipient of an award will not pay Duck Head any amount at the time of the receipt of the award. Ordinarily, the holder of an award will realize taxable income, for federal income tax purposes, when the award (or portion of the award) vests in an amount equal to the excess of the fair market value of the covered shares on the date the award (or portion of the award) vests over the $.01 per share cash purchase price. At the same time, subject to Section 162(m) of the Internal Revenue Code, Duck Head should generally be allowed a tax deduction equivalent to the holder's taxable income arising from that vesting. The Duck Head incentive stock award plan provides that, at or about the time the award (or portion of the award) vests, Duck Head will pay the participant cash sufficient to pay the participant's income tax liability associated with the vesting and receipt of that cash. This cash payment would be taxable as income to the participant and, subject to Section 162(m), generally deductible by Duck Head.

     The portion of any Duck Head incentive stock award that vests or is paid based on a participant being an employee at specified dates will not satisfy the requirements of Section 162(m) of the Internal Revenue Code. Duck Head will attempt, however, to the maximum extent possible, to structure the portion of incentive stock awards made to the Named Executives that vests or is paid in accordance with performance criteria in a manner that satisfies the deductibility requirements of Section 162(m). Duck Head anticipates that all compensation payable pursuant to the plan, except to Robert D. Rockey, Jr., will be deductible by Duck Head because, with the exception of Mr. Rockey, no Named Executive is expected to receive in any fiscal year aggregate compensation that counts against the Section 162(m) cap in excess of $1 million. Duck Head anticipates that Mr. Rockey will probably receive more than $1 million in aggregate annual compensation that counts against the $1 million deductibility cap of Section 162(m). Accordingly, none of the compensation to Mr. Rockey that is attributable to the vesting of incentive stock awards based on his being an employee at specified dates will probably be deductible by Duck Head. Duck Head expects, however, that the grants that are expected to be made to Mr. Rockey under the plan that will vest in accordance with performance criteria will probably satisfy the requirements of Section 162(m).

     Until the issuance and delivery to the participant of certificate(s) for shares pursuant to the vesting of an award, the participant has none of the rights of a stockholder with respect to those shares.

     The Duck Head incentive stock award plan provides that the board of directors (or committee of the Board) may terminate or amend the plan, except that stockholder approval is required in the event any amendment would increase the total number of Duck Head shares covered by the plan (except in connection with the antidilution provisions of the plan).

     As described in "Interests of Directors and Executive Officers in the Duck Head Distribution - Receipt of Duck Head Stock Options and Duck Head Incentive Stock Awards", the compensation grants committee or the compensation committee of the Duck Head board of directors currently expects to grant, within the first six months after the Duck Head distribution, incentive stock awards to the executive officers of Duck Head.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The following directors serve on the Compensation Committee of Duck Head's board of directors: C.C. Guy, Dr. James F. Kane, Dr. Max Lennon and Buck A. Mickel.

     The following directors serve on the Compensation Grants Committee of Duck Head's board of directors: Dr. James F. Kane and Dr. Max Lennon.

     C.C.  Guy  served  as  Chairman  of the  Board  of  Delta  Woodside  or its
predecessors (and their respective subsidiaries) from the founding of Delta Woodside's predecessors in 1984 until November 1989. Buck A. Mickel was a Vice President of Delta Woodside or its predecessors (and their respective subsidiaries) from the founding of Delta Woodside's predecessors until November 1989, Secretary of Delta Woodside or its predecessors (and their respective subsidiaries) from November 1986 to March 1987, and Assistant Secretary of Delta Woodside or its predecessors (and their respective subsidiaries) from March 1987 to November 1988.

               SECURITY OWNERSHIP OF SIGNIFICANT BENEFICIAL OWNERS
                                 AND MANAGEMENT


     Based on the beneficial ownership of Delta Woodside shares as of May 19, 2000, the following table sets forth what the beneficial ownership of Duck Head's common stock would be immediately following the Duck Head distribution by
(i) any person that would beneficially own more than five percent of the outstanding common stock of Duck Head, (ii) the directors of Duck Head, (iii) the Named Executives of Duck Head, and (iv) all directors and executive officers of Duck Head as a group. Unless otherwise stated in the notes to the table, Duck Head believes that the persons named in the table would have sole voting and investment power with respect to all shares of common stock of Duck Head shown as beneficially owned by them. On May 19, 2000, 23,307,645 Delta Woodside shares were outstanding, corresponding to 2,330,764 Duck Head shares. The table does not include Duck Head shares that may be issued under the right granted to Robert D. Rockey to acquire Duck Head shares six months after the Duck Head distribution or Duck Head shares that would be covered by stock options that may be granted under Duck Head's stock option plan or incentive stock awards that may be granted under Duck Head's incentive stock award plan. See "Interests of Directors and Executive Officers in the Duck Head Distribution - Receipt of Duck Head Stock Options and Duck Head Incentive Stock Awards".


                                                    Shares
                                                  Beneficially
Beneficial Owner                                     Owned            Percentage
----------------                                  ------------        ----------

Robert D. Rockey, Jr. (1)                                  0                0.0%
13101 Preston Road #312
Dallas, Texas 75240

Reich & Tang Asset Management L. P. (2)              300,700               12.9%
600 Fifth Avenue
New York, New York  10020

Franklin Resources, Inc. (3)                         224,000                9.6%
Franklin Advisory Services, LLC
Charles B. Johnson
Rupert H. Johnson, Jr.
777 Mariners Island Boulevard
San Mateo, California  94404

Dimensional Fund Advisors Inc. (4)                   193,822                8.3%
1299 Ocean Avenue, 11th Floor
Santa Monica, California  90401

E. Erwin Maddrey, II (5)(21)                         347,592               14.8%
233 North Main Street
Suite 200
Greenville, SC  29601

Bettis C. Rainsford (6)(21)                          334,218               14.3%
108-1/2 Courthouse Square
Post Office Box 388
Edgefield, SC  29824

Buck A. Mickel (7) (8)(21)                           158,742                6.8%
Post Office Box 6721
Greenville, SC  29606

Micco Corporation (8)                                124,063                5.3%
Post Office Box 795
Greenville, SC  29602

Minor H. Mickel (8)(9)(21)                           157,804                6.8%
415 Crescent Avenue
Greenville, SC  29605

Minor M. Shaw (8) (10)                               152,008                6.5%
Post Office Box 795
Greenville, SC  29602

Charles C. Mickel (8) (11)                           149,694                6.4%
Post Office Box 6721
Greenville, SC  29606

William F. Garrett (12)(21)                           27,171                1.2%

C. C. Guy (13)(21)                                     3,848                (20)

Dr. James F. Kane (14)(21)                             4,055                (20)

Dr. Max Lennon (15)(21)                                2,881                (20)

Michael H. Prendergast (16)                            1,020                (20)

K. Scott Grassmyer (17)                                2,988                (20)

William B. Mattison, Jr. (18)                              0                (20)

All current directors and executive officers
as a group (11 Persons) (19)(21)                     891,511               38.2%


     (1) Mr. Rockey is Chairman of the Board, President and Chief Executive Officer of Duck Head. Mr. Rockey has the right to acquire up to 1,000,000 Duck Head shares from Duck Head on the date that is six months after the Duck Head distribution at a purchase price equal to the average daily closing stock price for the Duck Head common stock for the six-month period following the Duck Head distribution. If Mr. Rockey exercises this right for the full amount of the shares subject thereto, he would be the beneficial owner of approximately 29.4% of the then outstanding Duck Head shares causing all directors and executive officers as a group beneficially to own approximately 55.3% of the then outstanding Duck Head shares. The table does not include any shares that may be covered by incentive stock awards and stock options that the compensation grants committee of the Duck Head board of directors may grant to Mr. Rockey. Under the letter agreement, as amended, pursuant to which Mr. Rockey became Chairman, President and Chief Executive Officer of Duck Head, an aggregate of 125,000 Duck Head shares will be reserved for options to be granted to him under the Duck Head stock option plan and he will be granted incentive stock awards under the

Duck Head incentive stock award plan covering the lesser of 75,000 Duck Head shares or Duck Head shares valued at $200,000. See "Management of Duck Head - Management Compensation"; "Interests of Directors and Executive Officers in the Duck Head Distribution - Right of Robert D. Rockey, Jr. to Acquire Duck Head Shares" and "- Receipt of Duck Head Stock Options and Duck Head Incentive Stock Awards."

     (2) This  information  is based on an amendment  dated February 14, 2000 to
Schedule 13G that was filed with the Securities and Exchange Commission by Reich & Tang Asset Management L. P. (which this document refers to as "Reich & Tang") with respect to Delta Woodside's common stock and on telephone confirmation received from Reich & Tang on May 15, 2000. In the amendment, Reich & Tang reported that, with respect to Delta Woodside's common stock, it had shared voting power and shared dispositive power with respect to all of the shares shown. The amendment reported that the shares of Delta Woodside's common stock were held on behalf of certain accounts for which Reich & Tang provides investment advice and as to which Reich & Tang has full voting and dispositive power for as long as it retains management of the assets. According to the amendment, each account has the right to receive and the power to direct the receipt of dividends from, or the proceeds from the sale of, the Delta Woodside shares. The amendment reported that none of such accounts has an interest with respect to more than 5% of the outstanding shares of Delta Woodside's common stock.

     (3) This  information  is based on an amendment  dated  January 19, 2000 to
Schedule 13G that was filed with the Securities and Exchange Commission by Franklin Resources, Inc. (which this document refers to as "FRI") with respect to Delta Woodside's common stock. In the amendment, FRI reported that, with respect to Delta Woodside's common stock, the shares shown in the table above were beneficially owned by one or more investment companies or other managed accounts that are advised by one or more direct and indirect investment advisory subsidiaries of FRI. The amendment reported that the advisory contracts grant to the applicable investment advisory subsidiary(ies) all investment and/or voting power over the securities owned by their investment advisory clients. Accordingly, such subsidiary(ies) may be deemed to be the beneficial owner of the shares shown in the table. The amendment reported that Charles B. Johnson and Rupert H. Johnson, Jr. (whom this document refers to as the "FRI Principal Shareholders") (each of whom has the same business address as FRI) each own in excess of 10% of the outstanding common stock and are the principal shareholders of FRI and may be deemed to be the beneficial owners of securities held by persons and entities advised by FRI subsidiaries. The amendment reported that one of the investment advisory subsidiaries, Franklin Advisory Services, LLC (whose address is One Parker Plaza, Sixteenth Floor, Fort Lee, New Jersey 07024), has sole voting and dispositive power with respect to all of the shares shown. FRI, the FRI Principal Shareholders and the investment advisory subsidiaries disclaim any economic interest or beneficial ownership in the shares shown in the table above and are of the view that they are not acting as a "group" for purposes of the Securities Exchange Act of 1934, as amended. The amendment reported that Franklin Balance Sheet Investment Fund, a series of Franklin Value Investors Trust, a company registered under the Investment Company Act of 1940, has an interest in more than 5% of the class of securities reported in the amendment.

     (4) This information is based on an amendment to Schedule 13G dated February 4, 2000 and a Schedule 13F filed on May 4, 2000 that were filed with the Securities and Exchange Commission by Dimensional Fund Advisors Inc. (which this document refers to as "Dimensional") with respect to Delta Woodside's common stock. Dimensional reported that it had sole voting power and sole dispositive power with respect to all of the shares shown. The amendment reports that Dimensional furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts, that all of the shares of Delta Woodside's common stock were owned by such investment companies, trusts or accounts, that in its role as investment adviser or manager Dimensional possesses voting and/or investment power over the Delta Woodside shares reported, that Dimensional disclaims beneficial ownership of such securities and that, to the knowledge of Dimensional, no such investment company, trust or account client owned more than 5% of the outstanding shares of Delta Woodside's common stock.

     (5) Mr. Maddrey is a director of Duck Head. He is the President and Chief Executive Officer (from which officer positions he will resign in connection with the Duck Head distribution and the Delta Apparel distribution) and a director of Delta Woodside and a director of Delta Apparel. The number of shares shown as beneficially owned by Mr. Maddrey includes approximately 33,493 Delta Woodside shares (3,349 Duck Head shares) allocated to Mr. Maddrey's account in Delta Woodside's Employee Stock Purchase Plan, 431,470 Delta Woodside shares

(43,147 Duck Head shares) held by the E. Erwin and Nancy B. Maddrey, II Foundation, a charitable trust, as to which shares Mr. Maddrey holds sole voting and investment power but disclaims beneficial ownership, and approximately 1,074 Delta Woodside shares (107 Duck Head shares) allocated to the account of Mr. Maddrey in the Delta Woodside 401(k) Plan. Mr. Maddrey is fully vested in the shares allocated to his account in the Delta Woodside 401(k) Plan.

     (6) Mr. Rainsford is a director of Duck Head. He is also a director of Delta Woodside and Delta Apparel. The number of shares shown as beneficially owned by Mr. Rainsford includes 47,945 Delta Woodside shares (4,794 Duck Head shares) held by The Edgefield County Foundation, a charitable trust, as to which shares Mr. Rainsford holds sole voting and investment power but disclaims beneficial ownership, and approximately 167 Delta Woodside shares (16 Duck Head shares) allocated to the account of Mr. Rainsford in the Delta Woodside 401(k) Plan. Mr. Rainsford is fully vested in the shares allocated to his account in the Delta Woodside 401(k) Plan.

     On December 14, 1999, Mr. Rainsford filed an amendment to his Schedule 13D in which he stated that he was filing the amendment to disclose the fact that he is considering the possibility of making an offer to purchase those Delta Woodside shares that he does not currently own. The amendment stated that the terms and financing for any such offer have not yet been established by Mr. Rainsford. The amendment stated that Mr. Rainsford was considering making this offer because of his strong disagreement with the recently announced decision by the Delta Woodside board of directors to spin-off Delta Apparel Company and Duck Head Apparel Company. The amendment stated that Mr. Rainsford has significant concerns regarding the tax ramifications to Delta Woodside's shareholders of the recently announced spin-offs as well as significant concerns regarding the value and liquidity of the spun-off shares after the spin-off. The amendment stated that Mr. Rainsford strongly objected to the adoption on December 9, 1999 by the Delta Woodside board of directors of new Bylaws containing anti-takeover provisions and an anti-takeover Shareholder Rights Plan. The amendment stated that, in his capacity as an officer, director and significant shareholder of Delta Woodside, Mr. Rainsford has discussed and proposed a variety of alternatives as to how best to restructure Delta Woodside. The amendment stated that, if certain alternatives proposed by Mr. Rainsford were pursued and consummated, such a transaction could result in a substantial change in Delta Woodside's corporate organization and operations, including particularly the possible sale of the Delta Apparel Company and/or the Duck Head Apparel Company divisions. The amendment stated that Mr. Rainsford may modify or change his intentions based upon developments in Delta Woodside's business, discussions with Delta Woodside, actions of management or a change in market or other conditions or other factors. The amendment stated that Mr. Rainsford will continually consider modifications of his position, or may take other steps, change his intentions, or trade in Delta Woodside's securities at any time, or from time to time.

     (7) Buck A. Mickel is a director of Duck Head. He is also a director of Delta Woodside and Delta Apparel. The number of shares shown as beneficially owned by Buck A. Mickel includes 330,851 Delta Woodside shares (33,085 Duck Head shares) directly owned by him, all of the 1,240,634 Delta Woodside shares (124,063 Duck Head shares) owned by Micco Corporation, and 2,871 Delta Woodside shares (287 Duck Head shares) held by him as custodian for a minor. See Note
(8).

     (8) Micco Corporation owns 1,240,634 shares of Delta Woodside's common stock (124,063 Duck Head shares). The shares of common stock of Micco Corporation are owned in equal parts by Minor H. Mickel, Buck A. Mickel (a director of Duck Head), Minor M. Shaw and Charles C. Mickel. Buck A. Mickel, Minor M. Shaw and Charles C. Mickel are the children of Minor H. Mickel. Minor
H. Mickel, Buck A. Mickel, Minor M. Shaw and Charles C. Mickel are officers and directors of Micco Corporation. Each of Minor H. Mickel, Buck A. Mickel, Minor
M. Shaw and Charles C. Mickel disclaims beneficial ownership of three quarters of the shares of Delta Woodside's common stock and Duck Head shares owned by Micco Corporation. Minor H. Mickel directly owns 324,604 shares of Delta Woodside's common stock (32,460 Duck Head shares). Buck A. Mickel, directly or as custodian for a minor, owns 333,722 shares of Delta Woodside's common stock (33,372 Duck Head shares). Charles C. Mickel, directly or as custodian for his children, owns 256,210 shares of Delta Woodside's common stock (25,621 Duck Head shares). Minor M. Shaw, directly or as custodian for her children, owns 264,978 shares of Delta Woodside's common stock (26,497 Duck Head shares). Minor M. Shaw's husband, through an individual retirement account and as custodian for their children, beneficially owns approximately 14,474 shares of Delta Woodside's common stock (1,447 Duck Head shares), as to which shares Minor M. Shaw may also be deemed a beneficial owner. Minor M. Shaw disclaims beneficial ownership with respect to these shares and with respect to the 2,748 shares of

Delta Woodside's common stock (274 Duck Head shares) held by her as custodian for her children. The spouse of Charles C. Mickel owns 100 shares of Delta Woodside's common stock (10 Duck Head shares), as to which shares Charles C. Mickel may also be deemed a beneficial owner. Charles C. Mickel disclaims beneficial ownership with respect to these shares and with respect to the 3,510 shares of Delta Woodside's common stock (351 Duck Head shares) held by him as custodian for his children. Buck A. Mickel disclaims beneficial ownership with respect to the 2,871 shares of Delta Woodside's common stock (287 Duck Head shares) held by him as custodian for a minor.

     (9) The number of shares shown as beneficially owned by Minor H. Mickel includes 324,604 Delta Woodside shares (32,460 Duck Head shares) directly owned by her and all of the 1,240,634 Delta Woodside shares (124,063 Duck Head shares) owned by Micco Corporation. See Note (8).

     (10) The number of shares shown as beneficially owned by Minor M. Shaw includes 264,978 Delta Woodside shares (26,497 Duck Head shares) owned by her directly or as custodian for her children, approximately 14,474 Delta Woodside shares (1,447 Duck Head shares) beneficially owned by her husband through an individual retirement account or as custodian for their children, and all of the 1,240,634 Delta Woodside shares (124,063 Duck Head shares) owned by Micco Corporation. See Note (8).

     (11) The number of shares shown as beneficially owned by Charles C. Mickel includes 256,210 Delta Woodside shares (25,621 Duck Head shares) owned by him directly or as custodian for his children, 100 Delta Woodside shares (10 Duck Head shares) owned by his wife and all of the 1,240,634 Delta Woodside shares (124,063 Duck Head shares) owned by Micco Corporation. See Note (8).

     (12) William F. Garrett is a director of Duck Head. He is also a director of Delta Woodside and Delta Apparel. The number of shares shown as beneficially owned by Mr. Garrett includes approximately 598 Delta Woodside shares (59 Duck Head shares) that are held in two dividend reinvestment accounts, one of which has approximately 78 Delta Woodside shares (7 Duck Head shares) and is registered in the names of William Garrett and Anne Garrett, though Mr. Garrett has sole voting and dispositive power of these shares. It also includes approximately 2,088 Delta Woodside shares (208 Duck Head shares) allocated to Mr. Garrett's account in the Delta Woodside 401(k) Plan. Mr. Garrett is fully vested in the shares allocated to his account in the Delta Woodside 401(k) Plan. The number of shares shown in the table includes an aggregate of 95,000 unissued Delta Woodside shares (9,500 Duck Head shares) subject to employee stock options under Delta Woodside's stock option plan. Not all of these options will become exercisable within 60 days or less under the current provisions of the Delta
Woodside stock option plan and the pertinent grants; however, it is expected that Mr. Garrett will enter into an amendment to his options pursuant to which all of his options will become exercisable prior to the Duck Head distribution, and it is likely that this amendment will become effective within the next 60 days. Consequently, all of Mr. Garrett's outstanding options are included in the table. See, "Interests of Directors and Executive Officers in the Duck Head Distribution -- Early Exercisability of Delta Woodside Stock Options."

     (13) C. C. Guy is a director of Duck Head. He is also a director of Delta Woodside and Delta Apparel. The number of shares shown as beneficially owned by
C. C. Guy includes 18,968 Delta Woodside shares (1,896 Duck Head shares) owned by his wife, as to which shares Mr. Guy disclaims beneficial ownership.

     (14) Dr. James F. Kane is a director of Duck Head. He is also a director of Delta Woodside and Delta Apparel.

     (15) Dr. Max Lennon is a director of Duck Head. He is also a director of Delta Woodside and Delta Apparel.

     (16) Michael H. Prendergast is Senior Vice President of Sales of Duck Head. The number of shares shown as beneficially owned by Mr. Prendergast includes an aggregate of 9,000 unissued Delta Woodside shares (900 Duck Head shares) subject to employee stock options under Delta Woodside's stock option plan. Not all of these options will become exercisable within 60 days or less under the current provisions of the Delta Woodside stock option plan and the pertinent grants; however, it is expected that Mr. Prendergast will enter into an amendment to his options pursuant to which all of his options will become exercisable prior to the Duck Head distribution, and it is likely that this amendment will become effective within the next 60 days. Consequently, all of Mr. Prendergast's outstanding options are included in the table. See, "Interests of Directors and Executive Officers in the Duck Head Distribution -- Early Exercisability of Delta Woodside Stock Options."

     (17) K. Scott Grassmyer is Senior Vice President, Chief Financial Officer, Treasurer and Secretary of Duck Head. The number of shares shown as beneficially owned by Mr. Grassmyer includes 219 Delta Woodside shares (21 Duck Head shares) allocated to Mr. Grassmyer's account in the Delta Woodside 401(k) Plan. Mr. Grassmyer is fully vested in the shares allocated to his account in the Delta Woodside 401(k) Plan. It also includes 2,760 Delta Woodside shares (276 Duck Head shares) allocated to Mr. Grassmyer's account in Delta Woodside's Employee Stock Purchase Plan. The number of shares shown in the table includes an aggregate of 12,000 unissued Delta Woodside shares (1,200 Duck Head shares) subject to employee stock options under Delta Woodside's stock option plan. Not all of these options will become exercisable within 60 days or less under the current provisions of the Delta Woodside stock option plan and the pertinent grants; however, it is expected that Mr. Grassmyer will enter into an amendment to his options pursuant to which all of his options will become exercisable prior to the Duck Head distribution, and it is likely that this amendment will become effective within the next 60 days. Consequently, all of Mr. Grassmyer's outstanding options are included in the table. See, "Interests of Directors and Executive Officers in the Duck Head Distribution -- Early Exercisability of Delta Woodside Stock Options."

     (18) William B. Mattison, Jr. is Senior Vice President of Merchandising of Duck Head.

     (19) Includes all shares deemed to be beneficially owned by any current director or executive officer. Includes 3,548 Delta Woodside shares (354 Duck Head shares) held for the directors and executive officers on May 19, 2000 by the Delta Woodside 401(k) Plan. Each participant in the Delta Woodside 401(k) Plan has the right to direct the manner in which the trustee of the Plan votes the shares held by the Delta Woodside 401(k) Plan that are allocated to that participant's account. Except for shares as to which such a direction is made, the shares held by the Delta Woodside 401(k) Plan are not voted. Also includes 36,078 Delta Woodside shares (3,607 Duck Head shares) allocated to directors' and executive officers' accounts in Delta Woodside's employee stock purchase plan. The number of shares shown in the table includes an aggregate of 116,000 unissued Delta Woodside shares (11,600 Duck Head shares) subject to employee stock options under Delta Woodside's stock option plan held by directors and executive officers. Not all of these options will become exercisable within 60 days or less under the current provisions of the Delta Woodside stock option plan and the pertinent grants; however, it is expected that all directors and executive officers with outstanding options will enter into an amendment to their options pursuant to which all of their options will become exercisable prior to the Duck Head distribution, and it is likely that such amendments will become effective within the next 60 days. Consequently, all of such persons' outstanding options are included in the table. See, "Interests of Directors and Executive Officers in the Duck Head Distribution -- Early Exercisability of Delta Woodside Stock Options."

     (20) Less than one percent.

     (21) Includes the Duck Head shares attributable to the Delta Woodside shares that the Delta Woodside board of directors anticipates paying to certain directors and key executives prior to the record date for the Duck Head distribution and the Delta Apparel distribution, as described under "Interests of Directors and Executive Officers in the Duck Head Distribution - Payments in Connection with Duck Head Distribution and Delta Apparel Distribution." The other notes above to the table do not include these Duck Head shares or the Delta Woodside shares to which they relate.

                INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN
                           THE DUCK HEAD DISTRIBUTION

     One or more executive officers of Duck Head and one or more members of the Duck Head board of directors will receive economic benefits as a result of the Duck Head distribution and the Delta Apparel distribution and may have other interests in the Duck Head distribution and the Delta Apparel distribution in addition to their interests as Delta Woodside stockholders. Some of these executive officers and directors will also be the beneficial owners of more than 5% of the outstanding shares of common stock of Duck Head immediately following the Duck Head distribution. See "Security Ownership of Significant Beneficial Owners and Management." The Delta Woodside board of directors was aware of these interests and considered them along with the other matters described above under "The Duck Head Distribution -- Background of the Duck Head Distribution" and "The Duck Head Distribution -- Reasons for the Duck Head Distribution."

RIGHT OF ROBERT D. ROCKEY, JR. TO ACQUIRE DUCK HEAD SHARES

     Pursuant to the letter agreement, as amended, pursuant to which Robert D. Rockey, Jr. became Chairman, President and Chief Executive Officer of Duck Head, he has the right to acquire from Duck Head up to 1,000,000 Duck Head shares on the date that is six months after the Duck Head distribution. If this right is exercised, the price for the shares will be the average daily closing stock price for the Duck Head common stock for the six-month period following the Duck Head distribution. By reason of Section 162(m) of the Internal Revenue Code (which limits the corporate income tax deduction of certain executive officer compensation paid in excess of $1 million), Duck Head does not believe that it will be able to deduct any expense attributable to this right for federal income tax purposes. See "Management of Duck Head - Management Compensation".

RECEIPT OF DUCK HEAD STOCK OPTIONS AND DUCK HEAD INCENTIVE STOCK AWARDS

     The compensation grants committee of the Duck Head board of directors anticipates that, on one or more dates during the first six months following the Duck Head distribution, grants under the Duck Head stock option plan covering an aggregate of approximately 202,500 Duck Head shares will be made and awards under the Duck Head incentive stock award plan covering up to an aggregate of approximately 111,750 Duck Head shares will be made, including the following anticipated option and award grants to the following executive officers of Duck
Head:

     Name and position                    Shares Covered by Options(1) Shares Covered by Awards(2)
     -----------------                    ---------------------------- ---------------------------



Robert D. Rockey, Jr.                                  125,000                                 (3)
 Chairman, President and Chief
 Executive Officer

Michael H. Prendergast                                  20,000                              10,000
 Senior Vice President-Sales

K. Scott Grassmyer                                      20,000                              10,000
 Senior Vice President, Chief  Financial
 Officer, Secretary and Treasurer

William B. Mattison, Jr.                                20,000                              10,000
 Senior Vice President-Merchandising
----------------------------------

(1) The compensation grants committee of the Duck Head board of directors anticipates that the stock options will be granted on one or more dates during the six month period. The exercise price for any option will be the stock's closing market value at the date of grant. The compensation grants committee anticipates that the options, other than the options anticipated to be granted to Mr. Rockey, will vest over a four year period. The compensation grants committee anticipates that the options granted to Mr. Rockey will vest over a period ending March 8, 2001.

(2) The compensation grants committee of the Duck Head board of directors anticipates that, except for the anticipated award to Mr. Rockey, 20% of each award will vest at the end of each of fiscal year 2000, fiscal year 2001 and fiscal year 2002 and up to the remaining 40% will vest at the end of fiscal year 2002 to the extent that certain performance criteria based on cumulative earnings before interest and taxes are met.

(3) The compensation grants committee anticipates that Mr. Rockey will be granted incentive stock awards under the Duck Head incentive stock award plan covering the lesser of (a) 75,000 Duck Head shares or (b) Duck Head shares with a value on the date of grant of $200,000. These awards would vest to the extent of 60% of the shares covered thereby on March 8, 2001 if he is still then employed by Duck Head and to the extent of up to the remaining 40% of the shares covered thereby if specified performance criteria based on cumulative earnings before interest and taxes through March 8, 2001 are satisfied. The compensation committee of the Duck Head board of directors anticipates that, if the number of Duck Head shares covered by the award have a value less than $200,000 on the date of grant, the difference between that value and $200,000, plus a gross-up income tax amount, would be paid in cash by Duck Head to Mr. Rockey.

     For a description of the Duck Head stock option plan and the Duck Head incentive stock award plan and the anticipated treatment under Section 162(m) of the Internal Revenue Code of grants of options and awards under these plans, see "Management of Duck Head - Management Compensation".

PAYMENTS  IN  CONNECTION   WITH  DUCK  HEAD   DISTRIBUTION   AND  DELTA  APPAREL
DISTRIBUTION

     In 1997, the Delta Woodside board of directors adopted and the Delta Woodside stockholders approved the Delta Woodside long term incentive plan. Under that plan, award grants could be made to key executives and non-employee directors of Delta Woodside that, depending on the attainment of certain performance measurement goals over a three-year period, could translate into stock options for Delta Woodside shares being granted to participants in the plan. In connection with the exercise of any option granted under the plan, Delta Woodside would pay cash to the participant to offset the income taxes attributable to the option exercise and to such cash payment, using an assumed 38% income tax rate.

     No award grants complying with all the terms of the plan were made. Around the time of adoption of the plan, however, Delta Woodside did identify the individuals who would be plan participants, determined performance targets for these individuals and communicated these actions to the affected individuals. These communications also informed the participants that new three-year performance goals would be established annually.

     To take account of the communications previously made to the plan participants, the fact that all three-year performance periods contemplated by the plan would expire following the record date for the Delta Apparel and Duck Head distributions and the efforts of the key executives and directors on behalf of Delta Woodside leading up to the Duck Head distribution and the Delta Apparel distribution, Delta Woodside's board (based on resolutions of its compensation grants and compensation committees) has decided that, once the record date for the Duck Head distribution and the Delta Apparel distribution is established, Delta Woodside shares shall be issued and cash shall be paid prior to the Duck Head and Delta Apparel record date to those individuals who were intended participants in the plan. These actions, which have been reflected in an amendment to the long term incentive plan, provide that (a) Delta Woodside would issue Delta Woodside shares and make cash payments to the individuals identified for participation in the plan, (b) as a condition to receipt of those Delta Woodside shares and that cash, those individuals would surrender any rights they may have under the plan and (c) no further awards, options or Delta Woodside shares would be granted or issued under the plan.

     The number of Delta Woodside shares to be issued and the cash amounts to be paid have been determined by Delta Woodside's compensation grants and compensation committees and the Delta Woodside board. In determining the number of Delta Woodside shares to be issued to each participant, the Delta Woodside compensation grants committee, compensation committee and board used the closing sale price of the Delta Woodside common stock on March 15, 2000 ($1.50 per share).

     The table below sets forth the Delta Woodside shares that will thereby be issued and the cash that will thereby be paid to the individuals who are directors or executive officers of Duck Head. The Delta Woodside board anticipates that these Delta Woodside shares will be issued and this cash will be paid prior to the record date for the Duck Head distribution and the Delta Apparel distribution.


         Name                           Delta Woodside Shares(#)                Cash ($)
         ----                           ------------------------                --------


William F. Garrett                         126,480                              116,280

C.C. Guy                                    13,485                               12,398

Dr. James F. Kane                           13,485                               12,398

Dr. Max Lennon                              13,330                               12,255

E. Erwin Maddrey, II                       206,667                              190,000

Buck A. Mickel                              13,072                               12,018

Bettis C. Rainsford                        148,800                              136,800


Shares will also be issued and cash will also be paid to Minor H. Mickel, as personal representative of the estate of Buck Mickel (father of Buck A. Mickel). Buck Mickel was a member of the Delta Woodside board of directors until his death in 1998 and participated in the early stages of that board's strategic planning.

     E. Erwin Maddrey, II is a participant in Delta Woodside's severance plan. Upon the termination of Mr. Maddrey's services as an officer with Delta Woodside (which is anticipated to occur on or about the time of the Duck Head distribution and the Delta Apparel distribution), Delta Woodside will pay Mr. Maddrey $147,115 of severance in accordance with the normal provisions of this plan.

     On or about the time of the Duck Head distribution and the Delta Apparel distribution, William F. Garrett will become the President and Chief Executive Officer of Delta Woodside. In recognition of Mr. Garrett's past service to Delta Woodside and in order to provide him with an additional incentive to remain with Delta Woodside, the Delta Woodside board has authorized the payment to him of $100,000 in connection with the Duck Head distribution and the Delta Apparel distribution and the payment to him of six additional annual payments of $150,000 each, with the first of these annual payments to be made in October 2000. Mr. Garrett will forfeit any of these payments remaining to be made in the event that he voluntarily leaves employment with Delta Woodside or such employment is terminated by Delta Woodside for cause. Any remaining amounts payable to him under the arrangement will be paid to him in the event of his death or disability or in the event there is a change of control of Delta Woodside and he does not remain with Delta Woodside. See also the information below under the subheading "Early Exercisability and Other Amendments of Delta Woodside Stock Options and Amendments to Deferred Compensation Plan".

     Jane H. Greer is the Vice President and Secretary of Delta Woodside. On or about the time of the Duck Head distribution and the Delta Apparel distribution, Ms. Greer will resign from her officer positions with Delta Woodside and its subsidiaries. In connection with this resignation, Delta Woodside will pay Ms. Greer $53,846 of severance in accordance with the normal provisions of Delta Woodside's severance plan and $400,000 of severance pursuant to the terms of an employment agreement. Pursuant to amendments to Delta Woodside's stock option plan and her stock options, all of Ms. Greer's outstanding stock options for Delta Woodside shares (covering an aggregate of 22,500 Delta Woodside shares) will remain exercisable until their stated expiration dates notwithstanding the termination of Ms. Greer's employment with Delta Woodside.

     David R. Palmer is the Controller of Delta Woodside. On or about the time of the Duck Head distribution and the Delta Apparel distribution, Mr. Palmer will resign from his officer positions with Delta Woodside and its subsidiaries. In connection with this resignation, Delta Woodside will pay Mr. Palmer $61,250 of severance pursuant to the terms of an employment agreement. Pursuant to amendments to Delta Woodside's stock option plan and his stock options, all of Mr. Palmer's unexercisable stock options for Delta Woodside shares (covering an aggregate of 1,250 Delta Woodside shares) will become exercisable in full no later than 5 business days prior to the record date for the Duck Head and Delta Apparel distributions, and all of Mr. Palmer's outstanding stock options for Delta Woodside shares (covering an aggregate of 5,000 Delta Woodside shares) will remain exercisable until their stated expiration dates notwithstanding the termination of Mr. Palmer's employment with Delta Woodside.

     Brenda L. Jones is the Assistant Secretary of Delta Woodside. On or about the time of the Duck Head distribution and the Delta Apparel distribution, Ms. Jones will resign from her officer positions with Delta Woodside and its subsidiaries. In connection with this resignation, Delta Woodside will pay Ms. Jones $37,019 of severance in accordance with the normal provisions of Delta Woodside's severance plan and $37,019 pursuant to the terms of an employment agreement. Pursuant to amendments to Delta Woodside's stock option plan and her stock options, all of Ms. Jones' unexercisable stock options for Delta Woodside shares (covering an aggregate of 375 Delta Woodside shares) will become exercisable in full no later than 5 business days prior to the record date for the Duck Head and Delta Apparel distributions, and all of Ms. Jones' outstanding stock options for Delta Woodside shares (covering an aggregate of 1,375 Delta Woodside shares) will remain exercisable until their stated expiration dates notwithstanding the termination of Ms. Jones' employment with Delta Woodside.

EARLY EXERCISABILITY AND OTHER AMENDMENTS OF DELTA WOODSIDE STOCK OPTIONS AND AMENDMENTS TO DEFERRED COMPENSATION PLAN

     Pursuant to the distribution agreement, Delta Woodside is providing the holders of outstanding options granted under the Delta Woodside stock option plan, whether or not those options are currently exercisable, with the opportunity to amend the terms of their Delta Woodside stock options. The amendment offered to each holder provides that:

     (i) all unexercisable portions of the holder's Delta Woodside stock options become immediately exercisable in full on a date that is no later than five
     (5) business days prior to the Duck Head record date and the Delta Apparel record date, which will permit the holder to exercise all or part of the holder's Delta Woodside stock option prior to the Duck Head record date and the Delta Apparel record date (and thereby receive Duck Head shares in the Duck Head distribution and Delta Apparel shares in the Delta Apparel distribution); and

     (ii) any Delta Woodside stock option that remains unexercised as of the Duck Head record date and the Delta Apparel record date will remain exercisable for only Delta Woodside shares, and for the same number of Delta Woodside shares at the same exercise price, after the Duck Head distribution and the Delta Apparel distribution as before the Duck Head distribution and the Delta Apparel distribution (and not for a combination of Delta Woodside shares, Duck Head shares and Delta Apparel shares).

     Delta Woodside anticipates that all holders of outstanding Delta Woodside stock options will probably enter into the proposed amendment.

     As a result of these amendments, options for Delta Woodside shares will become exercisable earlier than they otherwise would have for the following Named Executives and members of the Duck Head board of directors for the following number of Delta Woodside shares:

     Name                     Number of Delta Woodside shares covered by portion of stock options the exercisability of which
     ----                     -----------------------------------------------------------------------------------------------
                              will be accelerated
                              -------------------


William F. Garrett                                               37,500

Michael H. Prendergast                                            6,000

K. Scott Grassmyer                                                9,000


     Also, in connection with the Duck Head distribution, Delta Woodside has added a provision to the Delta Woodside stock option plan that provides that, so long as a Duck Head employee who holds Delta Woodside stock options remains an employee of Duck Head or any of its subsidiaries, those Delta Woodside stock options will remain outstanding until the end of their stated term. This amendment will apply to all Delta Woodside stock options currently held by Mr. Prendergast (under which he can acquire an aggregate of 9,000 Delta Woodside shares) and Mr. Grassmyer (under which he can acquire an aggregate of 12,000 Delta Woodside shares).

     In connection with the Duck Head and Delta Apparel distributions, each participant in Delta Woodside's deferred compensation plan will be provided with the opportunity to receive all or part of his or her vested deferred compensation account in cash in exchange for consenting to an amendment to the deferred compensation plan. Under the plan amendment, only the corporation that employs the participant, and not any other member of Delta Woodside's current group of corporations, will be responsible in the future for the participant's deferred compensation. Delta Woodside anticipates that each director and officer of Duck Head will consent to the proposed plan amendment and will choose to continue to defer his or her vested deferred compensation account under the amended plan.

LEASE TERMINATIONS

     Delta Woodside has leased its principal corporate office space and space for its benefits department, purchasing department and financial accounting department from a corporation (233 North Main, Inc.), one-half of the stock of which is owned by each of E. Erwin Maddrey, II (a director and significant stockholder of Duck Head and Delta Apparel and President and Chief Executive Officer (from which officer positions he will resign in connection with the Duck Head distribution and the Delta Apparel distribution) and a director and significant stockholder of Delta Woodside) and Jane H. Greer (Vice President and Secretary of Delta Woodside (from which officer positions she will resign in connection with the Duck Head distribution and the Delta Apparel distribution)). Mr. Maddrey and Ms. Greer are also the directors and executive officers of 233 North Main, Inc. The lease of this space was executed effective September 1, 1998, covers approximately 9,662 square feet at a rental rate of $13.50 per square foot per year (plus certain other expenses) and had an expiration date of August 2003. In connection with the Duck Head distribution and the Delta Apparel distribution, 233 North Main, Inc. and Delta Woodside have agreed that this lease will terminate on the Duck Head and Delta Apparel distribution date in exchange for the payment by Delta Woodside to 233 North Main, Inc. of $135,268. Following the Duck Head and Delta Apparel distribution date, Delta Woodside may continue to use the space on an as needed month-to-month basis at the rental rate of $14.00 per square foot per year (plus certain other expenses).

     Delta Woodside has leased office space in Edgefield, South Carolina from The Rainsford Development Corporation, a corporation wholly owned by Bettis C. Rainsford (a director and significant stockholder of Duck Head, Delta Apparel and Delta Woodside). Mr. Rainsford is a director and executive officer and Brenda L. Jones (Assistant Secretary of Delta Woodside (from which officer position she will resign in connection with the Duck Head distribution and the Delta Apparel distribution)) is an executive officer of The Rainsford Development Corporation. In connection with the Duck Head distribution and the Delta Apparel distribution, The Rainsford Development Corporation and Delta

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Woodside  have agreed that this lease will  terminate on the Duck Head and Delta
Apparel distribution date in exchange for the payment by Delta Woodside to The Rainsford Development Corporation of $33,299.08.

LEASE OF STORE IN EDGEFIELD, SOUTH CAROLINA

     Duck Head leases a building in Edgefield, South Carolina from Bettis C. Rainsford (a director and significant stockholder of Duck Head, Delta Apparel and Delta Woodside) pursuant to an agreement involving rental payments equal to 3% of gross sales of the Edgefield store, plus 1% of gross sales of the store for utilities. Under this lease agreement, $9,944, $11,076 and $10,947 were paid to Mr. Rainsford during fiscal 1997, 1998 and 1999, respectively.

TRANSFERS OF LIFE INSURANCE POLICIES

     In February 1991, each of E. Erwin Maddrey, II (a director and significant stockholder of Duck Head and Delta Apparel and President and Chief Executive Officer (from which officer positions Mr. Maddrey will resign in connection with the Duck Head distribution and the Delta Apparel distribution) and a director and significant stockholder of Delta Woodside) and Bettis C. Rainsford (a director and significant stockholder of Duck Head, Delta Apparel and Delta Woodside) entered into a stock transfer restrictions and right of first refusal agreement (which this document refers to as a "First Refusal Agreement") with Delta Woodside. Pursuant to each First Refusal Agreement, Mr. Maddrey or Mr. Rainsford, as the case may be, granted Delta Woodside a specified right of first refusal with respect to any sale of that individual's Delta Woodside shares owned at death for five years after the individual's death. In connection with the First Refusal Agreements, life insurance policies were established on the lives of Mr. Maddrey and Mr. Rainsford. Under the life insurance policies on the life of each of them, $30 million is payable to Delta Woodside and $10 million is payable to the beneficiary or beneficiaries chosen by the individual. Nothing in either First Refusal Agreement restricts the freedom of Mr. Maddrey or Mr. Rainsford to sell or otherwise dispose of any or all of his Delta Woodside shares at any time prior to his death or prevents Delta Woodside from canceling the life insurance policies payable to it for $30 million on either Mr. Maddrey's or Mr. Rainsford's life. A First Refusal Agreement terminates if the life insurance policies payable to the applicable individual's beneficiaries for $10 million are canceled by reason of Delta Woodside's failure to pay the premiums on those policies.

     In connection with the Duck Head distribution and the Delta Apparel distribution, Delta Woodside has agreed with each of Mr. Maddrey and Mr. Rainsford that, effective as of a date on or about the date the Duck Head distribution and the Delta Apparel distribution occur, that individual's First Refusal Agreement will terminate and, if the individual desires, Delta Woodside will transfer to the individual the $10 million life insurance policies on his life the proceeds of which are payable to the beneficiary or beneficiaries he selects. After this transfer, the recipient individual will be responsible for payment the premiums on these life insurance policies. Delta Woodside will allow the remaining $30 million of life insurance payable to Delta Woodside to lapse.

EMPLOYEE BENEFIT SERVICES

     On or about the date of the Duck Head distribution, Duck Head anticipates engaging Carolina Benefits Services, Inc. to provide payroll processing and 401(k) plan administration services for Duck Head. Carolina Benefits Services, Inc. is owned by E. Erwin Maddrey, II (a director and significant stockholder of Duck Head and Delta Apparel and President and Chief Executive Officer (from which officer positions Mr. Maddrey will resign in connection with the Duck Head distribution and the Delta Apparel distribution) and a director and significant stockholder of Delta Woodside) and Jane H. Greer (Vice President and Secretary of Delta Woodside (from which officer positions she will resign in connection with the Duck Head distribution and the Delta Apparel distribution)). Ms. Greer is also an executive officer of Carolina Benefits Services, Inc.

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     For the services to be provided by Carolina  Benefits  Services,  Duck Head anticipates paying fees based on the numbers of employees, 401(k) plan participants and plan transactions and other items. Duck Head anticipates that on an annual basis these fees will be approximately $46,000. The initial term of the engagement will be one year. Duck Head elected to engage Carolina Benefits Services to provide these services after receiving proposals from other providers of similar services and determining that Carolina Benefits Services' proposal was Duck Head's least costly alternative.

     Carolina Benefits Services expects that it will provide similar payroll processing and 401(k) plan administration services to Delta Apparel and 401(k) plan administration services to Delta Woodside after the Duck Head distribution and the Delta Apparel distribution.




                                      101
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                     DESCRIPTION OF DUCK HEAD CAPITAL STOCK


     Duck Head has authorized common stock of 9,000,000 shares, par value $.01 per share, and "blank check" preferred stock of 2,000,000 shares, par value of $.01 per share. All of the outstanding shares of Duck Head common stock are, and all the shares of Duck Head common stock to be distributed to the Delta Woodside stockholders in the Duck Head distribution will be, fully paid and nonassessable. The shares of Duck Head common stock have no preference, conversion, exchange or cumulative voting rights.

     Upon consummation of the Duck Head distribution, the transfer agent for Duck Head common stock will be First Union National Bank.

VOTING RIGHTS

     Each share of Duck Head common stock is entitled to one vote. Because Duck Head's stockholders do not have cumulative voting rights, the holders of a majority of the shares voting for the election of directors may elect all the directors and minority representation on the board of directors may be prevented. The voting rights of shares of any class or series of Duck Head blank check preferred stock to be issued will be determined by the Duck Head board of directors in the resolutions creating that class or series and will be set forth in a certificate of designation filed with the Georgia Secretary of State.

RIGHTS PLAN

     Common Stock Purchase Right Dividend

     Prior to the Duck Head distribution, the board of directors of Duck Head declared a dividend distribution of one Duck Head common stock purchase right (which this document refers to as a Right) for each then outstanding share of Duck Head common stock. Each Right entitles the registered holder to purchase from Duck Head one quarter share of its common stock, at a cash exercise price of $10.00 per quarter share (equivalent to $40.00 per whole share), subject to adjustment. The description and terms of the Rights are set forth in a Shareholder Rights Agreement (which this document refers to as the rights agreement) between Duck Head and First Union National Bank, as rights agent. Until the Distribution Date (described below), the number of Rights outstanding from time to time is equal to the number of shares of the Duck Head common stock outstanding.

     A copy of the rights agreement has been included as an exhibit to the Registration Statement on Form 10 of which this Information Statement is a part. You can access the Registration Statement on the Securities and Exchange Commission's web site at www.sec.gov by searching the Edgar Archives on the SEC's web site. You can also get a copy free of charge by calling or writing to Duck Head at the telephone number or address stated under "Summary -- Duck Head."

     Certificates; Separation of Rights from Common Stock

     Initially, the Rights will not be exercisable, will be attached to all outstanding shares of Duck Head common stock, and no separate Right certificates will be distributed. The Rights will separate from the Duck Head common stock and a "Distribution Date" will occur upon the earliest of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (which this document refers to as an Acquiring Person) (other than an Exempt Person as defined in the rights agreement) has acquired beneficial ownership of 20% or more of the outstanding shares of Duck Head common stock (which date of announcement this document refers to as the Share Acquisition Date) and (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group owning 20% or more of the outstanding shares of Duck Head common stock.

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
     Robert D. Rockey, Jr. has the right to purchase from Duck Head up to 1,000,000 Duck Head shares on the date that is six months after the Duck Head distribution. The rights agreement provides that any acquisition of Duck Head shares by Mr. Rockey upon exercise of this right will not, in and of itself, cause him to become an Acquiring Person. The rights agreement provides that Mr. Rockey will become an Acquiring Person only if he shall also be or become the beneficial owner of more than 10% of the Duck Head shares outstanding after the exercise of his right, in addition to the Duck Head shares acquired upon exercise of that right. See "Management of Duck Head -- Management Compensation -- Robert D. Rockey, Jr. Employment Contract".

     Until the Distribution Date (or earlier redemption or expiration of the Rights), (a) the Rights will be evidenced by the Duck Head common stock certificates and will be transferred with and only with the Duck Head common stock certificates, (b) Duck Head common stock certificates will contain a notation incorporating the rights agreement by reference, and (c) the surrender for transfer of any certificates for Duck Head common stock will also constitute the transfer of the Rights associated with the Duck Head common stock represented by the certificate.

     The Rights are not exercisable until the Distribution Date and will expire at the close of business on January 20, 2010 unless previously redeemed or exchanged for Duck Head common stock by Duck Head as described below.

     As soon as practicable after the Distribution Date, Right certificates will be mailed to holders of record of Duck Head common stock as of the close of business on the Distribution Date and, thereafter, the separate Right Certificates alone will represent the Rights. Except as otherwise determined by the Duck Head board of directors, only shares of Duck Head common stock issued prior to the Distribution Date will be issued with Rights.

     Flip-In Rights

     In the event that (i) a person becomes an Acquiring Person, (ii) Duck Head is the surviving corporation in a merger with an Acquiring Person or any affiliate or associate of an Acquiring Person and the Duck Head common stock is not changed or exchanged, (iii) an Acquiring Person engages in one of a number of self-dealing transactions specified in the rights agreement, or (iv) an event occurs that results in an Acquiring Person's ownership interest being increased by more than 1%, proper provision will be made so that each holder of a Right will thereafter have the right to receive upon exercise of the Right at the then current exercise price, that number of shares of Duck Head common stock (or in certain circumstances, cash, property, or other securities of Duck Head) having a market value of two times that exercise price. However, the Rights are not exercisable following the occurrence of any of the events set forth above until the time the Rights are no longer redeemable as set forth below. Notwithstanding any of the foregoing, upon any of the events set forth above, Rights that are or were beneficially owned by an Acquiring Person will become null and void.

     Flip-Over Rights

     In the event that, at any time following the Share Acquisition Date, (i) Duck Head is acquired in a merger or other business combination transaction or
(ii) 50% or more of Duck Head's assets or earning power is sold, each holder of a Right will thereafter have the right to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the exercise price of the Right.

     Exchange of Common Stock for Rights at Option of the Board

     At any time after any person becomes an Acquiring Person and prior to the time that person, together with its affiliates and associates, becomes the beneficial owner of 50% or more of the outstanding Duck Head common stock, the board of directors of Duck Head may exchange the Rights (other than Rights that have become void), in whole or in part, at the exchange rate of one quarter share of Duck Head common stock per Right, subject to adjustment as provided in the rights agreement.

     Adjustment of Exercise Price and Underlying Shares in Certain Events

     The exercise price payable, and the number of shares of Duck Head common stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Duck Head common stock, (ii) if all holders of the Duck Head common stock are granted certain rights or warrants to subscribe for Duck Head common stock or securities convertible into Duck Head common stock at less than the current market price of the Duck Head common stock, or (iii) upon the distribution to all holders of the Duck Head common stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

     With certain exceptions, no adjustment in the exercise price will be required until cumulative adjustments amount to at least 1% of the exercise price. No fractional shares of Duck Head common stock will be issued upon exercise of a Right and, in lieu of a fractional share, a payment in cash will be made based on the fair market value of the Duck Head common stock on the last trading date prior to the date of exercise.

     Redemption of Rights

     The Rights may be redeemed in whole, but not in part, at a price of $.001 per Right (payable in cash, Duck Head common stock or other consideration deemed appropriate by the Duck Head board of directors) by the Duck Head board of directors at any time prior to the close of business on the tenth day after the Share Acquisition Date or the final expiration date of the Rights (whichever is earlier); provided that, under certain circumstances, the Rights may not be redeemed unless there are Disinterested Directors (as defined in the rights agreement) in office and the redemption is approved by a majority of the Disinterested Directors. After the redemption period has expired, Duck Head's right of redemption may be reinstated upon the approval of the Duck Head board of directors if an Acquiring Person reduces his beneficial ownership to 10% or less of the outstanding shares of Duck Head common stock in a transaction or series of transactions not involving Duck Head and there are no other Acquiring Persons. Immediately upon the action of the Duck Head board of directors ordering redemption of the Rights and without any notice, the Rights will terminate and thereafter the only right of the holders of Rights will be to receive the redemption price.

     No Rights of Stockholder Until Exercise

     Until a Right is exercised, the holder will have no rights as a stockholder of Duck Head (beyond those as an existing stockholder), including the right to vote or to receive dividends.

     Material Federal Income Tax Consequences of Rights Plan

     Although the distribution of the Rights will not be taxable for federal income tax purposes to stockholders or to Duck Head, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Duck Head common stock (or other consideration) or for common stock of an acquiring company as described above or in the event the Rights are redeemed by Duck Head.

     Amendment of Rights Agreement

     Any of the provisions of the rights agreement may be amended by the board of directors of Duck Head prior to the Distribution Date. After the Distribution Date, the provisions of the rights agreement, other than those relating to the principal economic terms of the Rights, may be amended by the Duck Head board of directors to cure any ambiguity, defect or inconsistency, to make changes that do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the rights agreement. Amendments adjusting time periods may, under certain circumstances, require the approval of a majority of Disinterested Directors, or otherwise be limited.

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OTHER PROVISIONS RESPECTING STOCKHOLDER RIGHTS AND EXTRAORDINARY TRANSACTIONS

     Set forth below is a brief summary of some of the provisions of Duck Head's articles of incorporation and bylaws respecting stockholder rights and extraordinary transactions that will govern your rights as a holder of Duck Head common stock after the Duck Head distribution. Some of these provisions may deter takeovers of Duck Head that you may consider to be in your best interests. Those takeovers could include offers for Duck Head common stock for a premium over the market price of the stock.

     General

     Duck Head is a Georgia corporation that is subject to the provisions of the Official Code of Georgia. The rights of Duck Head's stockholders are governed by its articles of incorporation and bylaws, in addition to Georgia law.

     Authorized Capital

     Duck Head's authorized capital stock consists of 9,000,000 common shares and 2,000,000 shares of "blank check" preferred stock.

     Under Duck Head's articles of incorporation, its board of directors could issue additional authorized but unissued common stock or could designate and issue one or more classes or series of preferred stock. One of the effects of authorized but unissued and unreserved shares of common stock and blank check preferred stock may be to render more difficult or to discourage an attempt by a potential acquiror to obtain control of Duck Head by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Duck Head's management and board of directors. The issuance of those shares of common stock and/or preferred stock may have the effect of delaying, deferring or preventing a change in control of Duck Head without any further action by its stockholders. Duck Head's articles of incorporation authorize its board of directors to determine the preferences, limitations and relative rights granted to and imposed upon each class and series of Duck Head's preferred stock.

     Amendment of the Articles of Incorporation

     Except for certain primarily ministerial amendments that may be authorized by the Duck Head board of directors alone to amend Duck Head's articles of incorporation, the following is required to amend Duck Head's articles of incorporation: (1) an authorization by the Duck Head board of directors; followed by (2) a vote of the majority of all outstanding voting stock.

     Amendments of the Bylaws

     Duck Head's bylaws may be amended, adopted or repealed by:

     -   approval of holders of two-thirds of each class entitled to vote; or

     -   approval by two-thirds of the directors then in office.

     Number of Directors

     The number of directors must be no less than 2 and no more than 15, with the actual number to be determined by Duck Head's board of directors from time to time. This provision gives Duck Head's board of directors the power to increase the size of the board of directors within this range. In the event of an increase or decrease in the size of the board of directors, each director then serving nevertheless continues as a director until the expiration of his current term or his prior death, retirement, resignation or until a successor is appointed.

     Vacancies on Duck Head's Board of Directors

     Any vacancy that occurs during the year or that occurs as a result of death, resignation, removal, an increase in the size of Duck Head's board of directors or otherwise, may be filled by a vote of majority of the directors remaining in office or by the sole remaining director.

     Nominations of Directors

     Any nomination for a director that is made by a stockholder must be made in writing by personal delivery or by United States mail, postage pre-paid, to Duck Head's corporate secretary by the following deadlines:

     - in the case of annual meetings of stockholders, at least 120 days before the anniversary date of the immediately preceding annual stockholder meeting; and

     - in the case of special meetings, the close of business on the seventh day following the date that notice of the meeting was first given to stockholders.

     A stockholder's nomination for director must include:

     - the name and address of the stockholder, the class and number of shares beneficially owned by the stockholder as of any record date for the meeting and as of the date of the notice of the meeting and the name in which those shares are registered;

     - a representation that the stockholder intends to appear in person or by proxy at the meeting to make the nomination;

     - a description of all arrangements and understandings between the stockholder and each nominee and any other person pursuant to which the nominations are to be made;

     -    other information that must be disclosed in proxy solicitations;

     - the written consent of each nominee to serve as a director of Duck Head if so elected; and

     -    any other information that Duck Head may reasonably request.

     Depending on the circumstances, these timing and notice requirements may preclude or deter some stockholders from making nominations for directors at a meeting of stockholders.

     Limitation on Liability of Directors

     Under the Official Code of Georgia, a corporation may adopt provisions to its articles of incorporation limiting the personal liability of its directors to the corporation or any of its stockholders for monetary damage as a result of breaches of duty of care or other duty as a director, provided that the provision may not eliminate or limit the liability of a director: (i) for any appropriation in violation of the director's duties to Duck Head or its stockholders, (ii) for acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) for any willful or negligent payment of an unlawful dividend, or (iv) for any transaction from which the director derived an improper personal benefit. Duck Head's articles of incorporation contain a provision that limits the personal liability of directors "to the fullest extent permitted" by the Official Code of Georgia.

     This exculpation provision may have the effect of reducing the likelihood of derivative litigation against Duck Head's directors and may discourage or deter stockholders or Duck Head from bringing a lawsuit against its directors for breach of their fiduciary duties as directors. However, the provision does not affect the availability of equitable remedies like an injunction or rescission. The foregoing liability and the indemnification provisions described below may be materially more liberal with respect to directors than available under the corporate laws of many other states.

     Indemnification of Directors

     Duck Head's bylaws provide that Duck Head shall indemnify its directors and officers (and each person who at its request served as an officer or director of another entity) to the fullest extent permitted by Georgia law. This right to indemnification also includes the right to be paid by Duck Head the expenses incurred in connection with a proceeding in advance of its final disposition to the fullest extent authorized by Georgia law.

     Duck Head's bylaws provide that it may purchase and maintain insurance on behalf of any person who is or was one of its directors, officers, employees or agents, or is or was serving at Duck Head's request as a director, officer, employee or agent of another entity, against any liability asserted against him or her and incurred by him or her in that capacity, or arising out of his or her status as such, whether or not Duck Head would have the power or the obligation to indemnify him or her against that liability under the provisions of Duck Head's bylaws.

     The indemnification and advancement of expenses provisions described above are set forth in Duck Head's bylaws as a contractual right of Duck Head's directors and officers.

     Annual Meeting of Stockholders

     The annual meeting of stockholders must be held on a date and at a place fixed by Duck Head's board of directors.

     Special Meetings of Stockholders

     Special meetings of stockholders may be called at any time and for any purpose by:

     -    the chairman of Duck Head's board of directors;

     -    Duck Head's president; or

     - a committee of the board of directors that has been duly designated by the board of directors and whose powers and authority provided in a resolution of the board of directors or in the bylaws include the power to call those meetings.

     Under Duck Head's bylaws, stockholders may not call a special meeting and no action may be taken by stockholders of Duck Head except at an annual or special meeting of stockholders or by unanimous written consent. The fact that holders of Duck Head voting stock are unable to call a special meeting or to take action without a meeting except by unanimous written consent may make it more difficult for stockholders to take action opposed by Duck Head's board of directors.

     Stockholder Proposals

     A stockholder wishing to bring business before an annual meeting of stockholders must provide written notice of the business by personal delivery or by United States mail, postage pre-paid, to Duck Head's corporate secretary at its principal executive offices. The notice must be received by the earlier of the following dates:

     - at least 120 days prior to the anniversary date of the immediately preceding annual meeting; or

     - at least 10 days after notice or public disclosure of the date of the annual meeting was made or given to the stockholders.

     The notice must include:

     - a description of the item of business and the reasons for conducting it at the meeting and, if the item of business includes a proposal to amend the articles of incorporation or bylaws, the text of the proposed amendment;

     - the name and address of the stockholder, the class and number of shares beneficially owned and represented by proxy by the stockholder as of any record date for the meeting, and as of the date of the notice of the meeting;

     - a representation that the stockholder intends to appear in person or by proxy at the meeting to propose the item of business;

     -    any material interest of the stockholder in the item of business;

     - a description of all arrangements and understandings between the stockholder and any other person or persons (with the name of the persons) pursuant to which the proposal is made by the stockholder; and

     -    such other information as Duck Head may reasonably request.

     Depending on the circumstances, these timing and notice requirements may preclude or deter some stockholders from bringing matters before an annual meeting.

     Preemptive Rights

     In general, preemptive rights allow stockholders whose dividend rights or voting rights would be adversely affected by the issuance of new stock to purchase, on terms and conditions set by the board of directors, that proportion of the new issue that would preserve the relative dividend or voting rights of those stockholders. As permitted by Georgia law, Duck Head's articles of incorporation do not grant its stockholders preemptive rights.

     Stockholder Action Without Meeting

     Duck Head's articles of incorporation provide that no action required or permitted to be taken at an annual or special meeting of stockholders may be taken without a meeting unless the action is taken by the unanimous written consent of all of the stockholders in lieu of a meeting. This restriction on stockholders' ability to act by written consent may make it more difficult for stockholders to take action opposed by Duck Head's board of directors.

     Dividends, Distributions and Liquidations

     Subject to the provisions of any outstanding blank check preferred stock, the holders of Duck Head common stock are entitled to receive whatever dividends, if any, may be declared from time to time by the Duck Head board of directors in its discretion from funds legally available for that purpose. Under Georgia law, a corporation generally may pay dividends or make distributions on its common stock; provided, however, that no distribution may be made if, after giving it effect, either (i) the corporation would be unable to pay its debts when due in the ordinary course of business or (ii) the corporation's total liabilities would exceed the sum of its total assets, plus the total dissolution preferences of any senior classes of stock. For a description of some of the restrictions placed on Duck Head's ability to pay dividends or make distributions, see the portion of this document found under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations - Dividends and Purchases of its Own Shares by Duck Head". The holders of Duck Head common stock are entitled to share on a pro rata basis in any distribution to stockholders upon liquidation, dissolution or winding up of Duck Head, subject to the provisions of any outstanding blank check preferred stock.

     Approval of and Special Rights with Respect to Mergers or Consolidations and Other Transactions

     Under Georgia law, although articles of incorporation may require a higher stockholder vote, the holders of a majority of the outstanding voting common shares must approve a plan adopted by the board of directors in order to authorize mergers, consolidations, share exchanges or the transfer of all or substantially all of the corporation's assets. Duck Head's articles of incorporation do not require a higher vote to approve any of those transactions.

     Georgia Business Combinations Statute

     Duck Head is also subject to Section 14-2-1131 et seq. of the Official Code of Georgia. In general, this section prohibits a Georgia corporation from engaging in a "business combination" with an "interested stockholder" for a period of five years after the date the stockholder becomes an "interested stockholder", unless:

     - before that date the board of directors of that corporation approves either the "business combination" or the transaction that resulted in the stockholder becoming an "interested stockholder";

     - in the transaction that resulted in the stockholder becoming an "interested stockholder", the "interested stockholder" owned at least 90% of the voting stock of the corporation outstanding at the time that the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by any of the following persons (which this document refers to as the persons excluded from the voting calculation):

          - persons who are directors or officers, their affiliates and associates;

          -    subsidiaries of the corporation; and

          - employee stock plans that do not provide employees with the right to determine confidentially the extent to which shares held subject to the plan will be tendered in a tender or exchange offer; or

     -    after becoming an "interested stockholder", the stockholder:

          - acquired additional shares resulting in the "interested stockholder" being the beneficial owner of at least 90% of the outstanding voting stock of the corporation, excluding, for purposes of determining the number of shares outstanding, shares owned by the persons excluded from the voting calculation; and

          - the business combination was approved at an annual or special meeting of stockholders by the holders of a majority of the voting stock entitled to vote, excluding the voting stock beneficially owned by the "interested stockholder" and the persons excluded from the voting calculation.

     A "business combination" includes:

     - a merger, consolidation or share exchange of the corporation or any subsidiary with any interested stockholder or an affiliate of any interested stockholder;

     - a sale, lease, transfer or other disposition (other than in the ordinary course of business) in one or a series of transactions to any interested stockholder or an affiliate or associate of an interested stockholder of any assets of the corporation or any of its subsidiaries with an aggregate book value of 10% or more of the corporation's net assets;

     - an issuance or transfer by the corporation or its subsidiaries to any interested stockholder or its affiliates or associates in one transaction or a series of transactions of equity securities of the corporation that have an aggregate market value of 5% or more of the total market value of the outstanding common and preferred stock of the corporation (except pursuant to the exercise of rights granted proportionately to other stockholders and for convertible or exercisable rights outstanding prior to the time that the person became an interested stockholder);

     -    the  adoption  of  any  plan  or  proposal  for  the   liquidation  or
          dissolution of the corporation;

     - any reclassification of securities or merger or consolidation of the corporation or its subsidiaries that has the effect of increasing by 5% or more the proportionate amount of equity securities of the corporation or its subsidiaries beneficially owned by the interested stockholder or its affiliates; and

     - any other transaction (other than in the ordinary course of business) resulting in a disproportionate financial benefit to the "interested stockholder" or its affiliates or associates.

     Under this statute, an "interested stockholder" is a person who beneficially owns 10% or more of the corporation's outstanding voting stock or is an affiliate of the corporation and within the two prior years beneficially owned 10% or more of the corporation's then outstanding stock.

     The restrictions imposed by this section will not apply to a corporation unless its bylaws specifically provide for coverage under the statute. In its bylaws Duck Head has opted into the statute. Accordingly, the restrictions outlined above will apply to Duck Head.

     "Relevant Factors" Provision

     The articles of incorporation expressly require the Duck Head board of directors, when evaluating any proposed tender offer, exchange offer or plan of merger, consolidation, sale of assets or stock exchange, to consider not only the consideration being offered in relation to the then current market price for Duck Head's outstanding shares of capital stock, but also in relation to the then current value of Duck Head in a freely negotiated transaction and in relation to the Duck Head board of directors' estimate of the future value of Duck Head (including the unrealized value of its properties and assets) as an independent going concern, as well as any other factors that the Duck Head board of directors deems relevant.

     Effect of Provisions on Extraordinary Transactions

     The provisions respecting tender offers and similar transactions may tend to discourage attempts by third parties to acquire Duck Head in a hostile takeover effort, and may adversely affect the price that a potential purchaser would be willing to pay for the stock of Duck Head. The provisions may also make the removal of incumbent management more difficult. The Duck Head board of directors believes that these provisions are in the long-term interests of Duck Head and its stockholders because they may encourage persons seeking to acquire control of Duck Head to consult first with Duck Head's board of directors and permit the board to consider factors other than the relationship of the price offered to recent market prices. Duck Head believes that any takeover attempt or business combination in which Duck Head is involved should be thoroughly studied by Duck Head's board of directors and that the Duck Head stockholders should have the benefit of the Duck Head board's recommendation. Nonetheless, Duck Head's stockholders should be aware that these provisions could reduce the market value of Duck Head common stock.

RECENT SALES OF UNREGISTERED SECURITIES

     Following Duck Head's incorporation on December 10, 1999, Duck Head issued 100 shares of its common stock for aggregate consideration of $100 to its parent corporation, Duck Head Apparel Company, Inc., a Tennessee corporation which was an indirect wholly-owned subsidiary of Delta Woodside. As part of the intercompany reorganization described in "Relationships Among Duck Head, Delta Woodside and Delta Apparel - Distribution Agreement", Duck Head's parent corporation merged into its immediate parent corporation, which in turn merged into Delta Woodside, and Duck Head issued an additional 50 shares of its common stock to Delta Woodside in exchange for the transfer by Delta Woodside to Duck Head of the Winder distribution facility. Neither of these issuances was registered under the Securities Act of 1933 because of the exemption from registration provided by Section 4(2) of that Act. Prior to the Duck Head distribution, Duck Head will issue as a stock dividend to Delta Woodside, in a transaction that does not constitute a sale under the Securities Act of 1933, the number of additional Duck Head shares needed so that the Duck Head distribution can be effected. The Rights described above will be attached to the Duck Head shares of common stock.

                  2000 ANNUAL MEETING OF DUCK HEAD STOCKHOLDERS

     Duck Head plans to hold an annual meeting of its stockholders in the fall of 2000.

     Any stockholder of Duck Head who desires to present a proposal at the 2000 annual meeting of stockholders of Duck Head for inclusion in the proxy statement and form of proxy relating to that meeting must submit the proposal to Duck Head at its principal executive offices on or before July 31, 2000. If a stockholder of Duck Head desires to present a proposal at the 2000 annual meeting of stockholders of Duck Head that will not be included in Duck Head's proxy statement and form of proxy relating to that meeting, the proposal must be submitted to Duck Head at its principal executive offices by the date that is ten days after notice or public disclosure of the date of the meeting is made or given to stockholders. After that date, the proposal will not be considered timely. Stockholders submitting proposals for inclusion in the proxy statement and form of proxy must comply with the Securities Exchange Act of 1934 and all stockholders submitting proposals or nominations for director must comply with the bylaw requirements described under the headings "Description of Duck Head Capital Stock - Nominations of Directors" and "Description of Duck Head Capital Stock - Stockholder Proposals".

                 FORWARD-LOOKING STATEMENTS MAY NOT BE ACCURATE

     This document, particularly the material under the headings "Risk Factors", "The Duck Head Distribution - Reasons for the Duck Head Distribution", "Trading Market", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business of Duck Head", contains "forward-looking statements". All statements, other than statements of historical fact, that address activities, events or developments that Duck Head expects or anticipates will or may occur in the future are forward-looking statements. Examples are statements that concern future revenues, future costs, future capital expenditures, business strategy, competitive strengths, competitive weaknesses, goals, plans, references to future success or difficulties and other similar information. The words "estimate", "project", "forecast", "anticipate", "expect", "intend", "believe" and similar expressions, and discussions of strategy or intentions, are intended to identify forward-looking statements.

     The forward-looking statements in this document are based on Duck Head's expectations and are necessarily dependent upon assumptions, estimates and data that Duck Head believes are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. Many of these risks and uncertainties are described under the heading "Risk Factors" and are beyond Duck Head's control. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized.

     Duck  Head  does  not   undertake   publicly   to  update  or  revise   the
forward-looking statements even if it becomes clear that any projected results will not be realized.

                              INDEPENDENT AUDITORS

     Duck Head's board of directors has appointed KPMG LLP as its independent auditors to audit its financial statements for fiscal year 2000. KPMG LLP also serves as tax advisors to Duck Head.

                             ADDITIONAL INFORMATION

     Duck Head has filed a Registration Statement on Form 10 with the SEC under the Securities Exchange Act of 1934 with respect to the Duck Head common stock. This document does not contain all of the information set forth in the Registration Statement and the related exhibits to which this document refers.

     You may inspect and copy the Registration Statement and the related exhibits filed by Duck Head with the SEC at the public reference facilities that the SEC maintains at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549, as well as at the Regional Offices of the Commission at Northwest Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, 13th floor, New York, New York 10048. You can obtain copies of that information by mail from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, DC 20549 at prescribed rates. You may also access that material electronically through the SEC's home page on the Internet at http://www.sec.gov.

                          DUCK HEAD APPAREL COMPANY
                   INDEX TO  COMBINED FINANCIAL STATEMENTS


Financial Statements:

Report of Independent Public Accountants                                   F-1

Combined Balance Sheets as of July 3, 1999
and June 27, 1998                                                          F-2

Combined Statements of Operations and Accumulated
Divisional Deficit for the Years ended July 3, 1999,
June 27, 1998 and June 28, 1997                                            F-3

Combined Statements of Cash Flows for the Years
ended July 3, 1999, June 27, 1998 and June 28, 1997                        F-4

Notes to Combined Financial Statements                                     F-5

Condensed Combined Balance Sheet as of
April 1, 2000 (unaudited)                                                 F-18

Condensed Combined Statements of  Operations and
Accumulated Divisional Deficit for the Nine Months
Ended April 1, 2000 and March 27, 1999 (unaudited)                        F-19

Condensed Combined Statements of Cash Flows for the
Nine Months ended April 1, 2000 and
March 27, 1999 (unaudited)                                                F-20

Notes to Unaudited Condensed Combined Financial
Statements (unaudited)                                                     F-21

                          INDEPENDENT AUDITORS' REPORT



Duck  Head  Apparel  Company:


We have audited the accompanying combined balance sheets of Duck Head Apparel Company (the "Company"), as described in note 1, as of July 3, 1999 and June 27, 1998, and the related statements of operations and accumulated divisional deficit and cash flows for each of the years in the three-year period ended July 3, 1999. In connection with our audit of the combined financial statements, we also have audited the schedule of valuation and qualifying accounts for each of the years in the three year period ended July 3, 1999. These combined financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Duck Head Apparel Company as of July 3, 1999 and June 27, 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended July 3, 1999, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.



                                        KPMG  LLP


Atlanta,  Georgia
August  13,  1999

                                DUCK HEAD APPAREL COMPANY
                                (as described in Note 1)

                                 Combined Balance Sheets

                                 (Amounts in thousands)


                                                                     JULY 3,   JUNE 27,
                          ASSETS                                      1999       1998
                                                                    ---------  ---------

Current assets:

     Cash                                                           $    236        274
     Accounts receivable, less allowances of
          $1,618 in 1999 and $1,136 in 1998                            6,780     10,942
     Affiliate receivables (note 8)                                    2,564        501
     Inventories (notes 3 and 8)                                      24,721     28,252
     Prepaid expenses and other current assets                           174      1,605
                                                                    ---------  ---------
            Total current assets                                      34,475     41,574

Property, plant and equipment, net (note 4)                           11,919     20,728
Goodwill, less accumulated amortization of $4,419 in 1998 (note 2)        --     13,066
Other assets                                                              --         15
                                                                    ---------  ---------
                                                                    $ 46,394     75,383
                                                                    =========  =========


                 LIABILITIES AND DIVISIONAL DEFICIT

Current liabilities:
     Accounts payable                                               $  3,849      5,609
     Accrued expenses (note 5)                                         5,602      3,810
     Current portion of long-term debt (note 6)                        6,415        292
     Current portion of capital leases (note 9)                           56        117
     Due to Parent and affiliates (note 8)                            98,190     79,176
     Income taxes payable                                                261        141
                                                                    ---------  ---------
            Total current liabilities                                114,373     89,145
Long-term debt (note 6)                                                  ---      6,420
Long-term portion of capital leases (note 9)                              58        103
Due to Parent (note 8)                                                23,178     23,178
Other liabilities                                                        732        770
                                                                    ---------  ---------
            Total liabilities                                        138,341    119,616

Divisional deficit                                                   (91,947)   (44,233)
Commitments (notes 9, 10 and 11)
                                                                    ---------  ---------
                                                                    $ 46,394     75,383
                                                                    =========  =========

See  accompanying  notes  to  combined  financial  statements.

                                    DUCK HEAD APPAREL COMPANY

                                    (as described in Note 1)

              Combined Statements of Operations and Accumulated  Divisional Deficit

                        (Amounts in thousands, except per share amounts)

                                                                          YEAR ENDED
                                                               ---------------------------------
                                                                 JULY 3,    JUNE 27,   JUNE 28,
                                                               -----------  ---------  ---------
                                                                  1999        1998       1997
                                                               -----------  ---------  ---------

Net sales                                                      $   70,642     83,953     79,642
Cost of goods sold                                                 62,468     57,088     53,391
                                                               -----------  ---------  ---------
 Gross profit                                                       8,174     26,865     26,251
Selling, general and administrative expenses                       34,005     28,980     25,624
Intercompany management fees (note 8)                                 777        882        772
Impairment charges (note 2)                                        13,650        ---        ---
Royalty and other income                                           (1,027)    (1,746)    (1,439)
                                                               -----------  ---------  ---------

 Operating (loss) income                                          (39,231)    (1,251)     1,294
                                                               -----------  ---------  ---------
Interest (income) expense:
     Interest expense, net                                            960        616        225
     Intercompany interest expense (note 8)                         7,262      6,335      5,958
                                                               -----------  ---------  ---------

                                                                    8,222      6,951      6,183
                                                               -----------  ---------  ---------
 Loss before income taxes                                         (47,453)    (8,202)    (4,889)
Income tax expense (benefit) - (note 7)                               261        159       (337)
                                                               -----------  ---------  ---------
 Net loss                                                         (47,714)    (8,361)    (4,552)
Accumulated divisional deficit, beginning of year                 (44,233)   (35,872)   (31,320)
                                                               -----------  ---------  ---------

Accumulated divisional deficit, end of year                    $  (91,947)   (44,233)   (35,872)
                                                               ===========  =========  =========

Unaudited pro forma net loss per share:
     (note 2(k)):

Basic and diluted                                              $   (19.88)
                                                               ===========

Basic and diluted weighted-average common shares outstanding   $2,400,000
                                                               ===========

See  accompanying  notes  to  combined  financial  statements.

                                         DUCK HEAD APPAREL COMPANY

                                          (as described in Note 1)
                                     Combined Statements of Cash Flows
                                           (Amounts in thousands)

                                                                                     YEAR ENDED
                                                                            -------------------------------
                                                                             JULY 3,   JUNE 27,   JUNE 28,
                                                                              1999       1998       1997
                                                                            ---------  ---------  ---------

Operating activities:

  Net loss                                                                  $(47,714)    (8,361)    (4,552)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation                                                               7,087      3,498      2,875
    Amortization                                                                 485        621        773
    Impairment charges                                                        13,650        ---        400
    Loss on sale of property and equipment                                     1,257         68         60
    Provision for losses on accounts receivable                                  482         75       (256)
    Changes in operating assets and liabilities:
      Trade accounts receivable                                                3,680     (1,052)    (1,468)
      Inventories                                                              3,531      8,617     (5,309)
      Prepaid expenses and other current assets                                1,431     (1,115)        48
      Other noncurrent assets                                                     15         18         (7)
      Accounts payable                                                        (1,760)      (659)      (751)
      Accrued expenses                                                         1,792       (936)    (3,023)
      Income taxes payable                                                       120     (6,664)    10,275
      Other liabilities                                                          (39)       121        (20)
                                                                            ---------  ---------  ---------
      Net cash used in operating activities                                  (15,983)    (5,769)      (955)
                                                                            ---------  ---------  ---------
Investing activities:
  Purchases of property, plant and equipment                                  (2,445)    (8,042)    (3,086)
  Proceeds from sale of property, plant and equipment                          1,841        140      1,043
                                                                            ---------  ---------  ---------
      Net cash used in investing activities                                     (604)    (7,902)    (2,043)
                                                                            ---------  ---------  ---------
Financing activities:

  Change in obligations under capital leases, net                               (106)        85        132
  Proceeds from issuance of long-term debt                                       ---        ---      7,037
  Principal payments on long-term debt                                          (297)      (325)       ---
  Change in due to Parent and affiliates, net                                 16,952     13,883     (4,588)
                                                                            ---------  ---------  ---------
      Net cash provided by financing activities                               16,549     13,643      2,581
                                                                            ---------  ---------  ---------
      Decrease in cash                                                           (38)       (28)      (417)
Cash at beginning of year                                                        274        302        719
                                                                            ---------  ---------  ---------
Cash at end of year                                                         $    236        274        302
                                                                            =========  =========  =========
Supplemental disclosure of cash flow information -
interest paid                                                               $    723        721        241
                                                                            =========  =========  =========

See  accompanying  notes  to  combined  financial  statements.

                            DUCK HEAD APPAREL COMPANY

                     Notes to Combined Financial Statements

                         Three Years ended July 3, 1999

                             (Amounts in thousands)


(1)  BASIS OF PRESENTATION

     The accompanying combined financial statements for the three years ended July 3, 1999 include the operations and accounts of Duck Head Apparel, Duck Head Outlet Stores, International Apparel Marketing Corporation and Duck Head Marketing Company (all of which are owned by Delta Woodside Industries, Inc. or its subsidiaries). These operations are combined and referred to herein as the "Company." Duck Head Apparel Company, Inc. is owned by Alchem Capital Corporation, a wholly owned subsidiary of Delta Woodside Industries, Inc. ("DWI" or the "Parent").

     The accompanying combined financial statements have been prepared for purposes of depicting the financial position and results of operations of the Company on a historical cost basis.

     All balances and transactions among the combining entities have been eliminated in combination. Balances and transactions with other affiliates have not been eliminated in the combination and are reflected as affiliate balances and transactions.


(2)  SIGNIFICANT ACCOUNTING POLICIES

     (a)  DESCRIPTION OF BUSINESS

          The Company produces woven and knit apparel, including the "Duck Head" line of casual wear marketed primarily in the Southeastern United States to department stores and specialty apparel retailers. The Company operates a distribution facility in the Southeast United States and manufacturing facilities in Central America. The Company also operates retail apparel outlet stores that sell primarily closeout and irregular "Duck Head" products. In addition, the Company licenses various categories of apparel and accessories.

     (b)  FISCAL YEAR

          The Company's operations are based upon a fifty-two or fifty-three week fiscal year ending on the Saturday closest to June 30. Fiscal years 1998 and 1997 each consisted of 52 weeks. Fiscal year 1999 consisted of 53 weeks.

     (c)  INVENTORIES

          Inventories are stated at the lower of cost (first-in, first out) or market. The Company evaluates inventory for potentially obsolete or slow-moving items based on management's analysis of inventory levels, sales forecasts and historical sales trends, and records provisions to cost of sales as required.

          The Company adopted the first-in, first-out (FIFO) method of determining the cost of inventories. The Company had previously recorded such inventories using the last-in, first-out (LIFO) method. The Company has experienced a significant decline in prices and level of finished goods recently, the majority of the manufacturing component of inventory has moved to lower cost off-shore facilities, and the Company's inventory mix is shifting more to purchased matches current costs with current revenues in periods of price-level decreases. LIFO inventory made up 56% and 69% of the inventories at July 3, 1999 and June 27, 1998, respectively. All periods presented have been restated to reflect the retroactive application of this accounting change as provided by the special exemption for an initial public distribution in APB Opinion 20, "Accounting Changes". The accounting change increased the net loss by $38, $465 and $90 in fiscal 1999, 1998, and 1997, respectively.



                                      F-5                            (Continued)

                            DUCK HEAD APPAREL COMPANY

                     Notes to Combined Financial Statements

                         Three Years ended July 3, 1999

                             (Amounts in thousands)


     (d)  PROPERTY, PLANT, AND EQUIPMENT

          Property, plant, and equipment are stated at cost. Depreciation and amortization is provided for using the straight-line method over estimated useful lives of 2 to 20 years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the improvements.

          At the beginning of 1999, the Company revised its estimate of the useful lives of certain active store fixtures from five years to two years and computer equipment from seven years to three years and the salvage values related to these assets. The reduction in the useful life of the active store fixtures was based on the actual time these assets are expected to be deployed in the stores. The reduction in the salvage value of the store fixtures was to reflect actual losses the Company was experiencing on store fixtures that were either returned, damaged or disposed of by customers. The reduction in the useful life of the computer equipment was to reflect current technological changes. These changes had the effect of increasing the operating loss for 1999 by $3,926 or $1.64 per share.

     (e)  IMPAIRMENT OF LONG-LIVED ASSETS

          Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

          In 1999, the Company recorded an impairment charge of $1,069, which is reflected in impairment charges in the combined statements of operations and accumulated divisional deficit, relating to store fixtures that were abandoned due to the loss of two of the Company's major accounts. The loss was determined based on the estimated salvage value of the store fixtures. This loss was reflected in the Company's wholesale operations segment.

     (f)  GOODWILL

          Goodwill, which represents the excess purchase price over net assets originally acquired, is amortized on a straight-line basis over 40 years. Each year, the Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted estimated future operating cash flows of the Company.

          During 1999, the Company experienced an adverse change in its business climate; net sales declined significantly mainly due to the loss of two major accounts. At fiscal year end there were excessive levels of unsold fashion goods which resulted in an additional $7.3 million inventory write-down. Total inventory write-downs for the fiscal year were $10.4 million. In October 1998, the Company was put up for sale by its Parent, which indicated value significantly below the net book value of the Company. Due to the diminished fair value of the Company, the Parent suspended its efforts to sell the Company and hired new senior management to develop a new business plan and restructure its operations. As a result, the Company determined that an impairment loss should be recognized. Based upon the Company's business plan for fiscal year end 2000 and cash flow projections, the Company determined that the goodwill was impaired by $12,581 and accordingly, recognized the impairment loss. The Company projected future cash flows for the next ten years using its business plan for fiscal 2000 and 2001 that was approved by DWI's Board of Directors. The cash flow projections for fiscal 2002 through 2009 were based on the Company's business plan for fiscal 2000 and 2001, assuming a 5% growth rate, which management believes to be reasonable.


                                      F-6                            (Continued)

                            DUCK HEAD APPAREL COMPANY

                     Notes to Combined Financial Statements

                         Three Years ended July 3, 1999

                             (Amounts in thousands)

     (g)  REVENUE RECOGNITION

          Sales of goods are recognized upon shipment of the goods to the customer. The Company estimates merchandise returns based on historical returns as a percentage of sales applied to current accounts receivable and provides allowances for markdowns based on actual margins being incurred by customers.

     (h)  RELATED PARTY TRANSACTIONS

          The Company participates in a cash management system maintained by DWI. Under this system, excess cash is forwarded to DWI each day, reducing the due to Parent, and cash requirements are funded daily by DWI, increasing the current due to Parent. Interest is charged on loan payable to DWI balances based on the weighted average cost of DWI's borrowings. In addition, the Company incurs management fees from DWI for various corporate services including management, treasury, computer, benefits, payroll, auditing, accounting and tax services.
          For these services, DWI charges actual cost based on relative usage and other factors which, in the opinion of management, represents a reasonable and appropriate method of allocation.

     (i)  INCOME TAXES

          Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

          The Company's operations are included in the consolidated Federal tax return of DWI. Under the consolidated tax sharing arrangement, the Company's tax receivable or payable is calculated as if the Company separately filed a Federal tax return. Any tax settlement due to or from the Parent is settled when the Parent receives or pays taxes to the government.

     (j)  ADVERTISING COSTS

          Advertising costs are expensed as incurred. Advertising costs amounted
          to  $7,128,   $3,229  and  $3,644  in  fiscal  1999,  1998  and  1997,
          respectively.

     (k)  COMPUTATION OF UNAUDITED PRO FORMA NET LOSS PER SHARE

          The Company has presented the unaudited historical pro forma net loss per share pursuant to SFAS 128, Earnings per Share. Pursuant to SFAS 128, unvested stock is excluded from basic earnings per share and included in diluted earnings per share if dilutive. The unaudited historical pro forma net loss per share is calculated by dividing the historical net loss by the unaudited pro forma weighted-average common shares outstanding. The unaudited pro forma weighted-average common shares outstanding was determined assuming a distribution of one share of Duck Head Apparel common stock for every ten shares of DWI stock outstanding on the record date. The weighted-average shares do not include securities that would be anti-dilutive for each of the periods presented.


                                      F-7                            (Continued)

                            DUCK HEAD APPAREL COMPANY

                     Notes to Combined Financial Statements

                         Three Years ended July 3, 1999

                             (Amounts in thousands)

     (l)  USE OF ESTIMATES

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (m)  RECENT ACCOUNTING PRONOUNCEMENTS

          In June 1997, SFAS 130, Reporting Comprehensive Income, was issued and was adopted by the Company as of July 1, 1998. SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. This statement requires that an enterprise (a) classify items of other comprehensive income by their nature in financial statements and (b) display the accumulated balance of other comprehensive income separately from accumulated deficit and additional paid-in capital in the equity section of statements of financial position. Comprehensive income is defined as the change in equity during the financial reporting period of a business enterprise resulting from non-owner sources. Comprehensive income approximates the net loss for all periods presented.

          In June 1997, the FASB issued SFAS 131, Disclosures about Segments of an Enterprise with Related Information. SFAS 131 establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to stockholders. SFAS 131 is effective for financial statements for fiscal years beginning after December 31, 1997. The Company has adopted SFAS 131 for fiscal year-end July 3, 1999 and has applied it for all periods presented.

          In June 1998, the FASB issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities, which was subsequently deferred by SFAS 137. SFAS 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS 133 is effective for all fiscal years beginning after June 15, 2000. The Company will determine the applicability of SFAS 133 and apply it if necessary.

(3)  INVENTORIES

     Inventories  consist  of  the  following:

                                               JULY 3,   JUNE 27,
                                                 1999      1998
                                               --------  --------
                   Raw materials               $  1,370     1,425
                   Work in process                2,548     3,579
                   Finished goods                20,803    23,131
                   Supplies and miscellaneous         -       117
                                               --------  --------

                                               $ 24,721    28,252
                                               ========  ========


                                      F-8                            (Continued)

(4)  PROPERTY,  PLANT  AND  EQUIPMENT

     Property,  plant  and  equipment consist of the following:


                            DUCK HEAD APPAREL COMPANY

                     Notes to Combined Financial Statements

                         Three Years ended July 3, 1999

                             (Amounts in thousands)


                                                    ESTIMATED    JULY 3,    JUNE 27,
                                                   USEFUL LIFE    1999       1998
                                                   -----------  ---------  ---------
Land and land improvements                               N/A         970      1,136
Buildings                                             20 years     9,950     11,330
Machinery and equipment                            10-15 years     6,904      7,531
Computers and software                                 3 years     5,021      5,134
Furniture and fixtures                               2-7 years     7,920      7,855
Leasehold improvements                              3-10 years     1,168      1,188
Automobiles                                            5 years       148         52
Construction in progress                                 N/A         158      1,706
                                                                --------  ----------
                                                                  32,239     35,932

Less accumulated depreciation and
     amortization                                                (20,320)   (15,204)
                                                                ---------  ---------
                                                                $ 11,919     20,728
                                                                =========  =========

(5)  ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                      JULY 3,  JUNE 27,
                                                       1999      1998
                                                     --------  --------
     Accrued employee compensation and benefits      $  2,243      628
     Taxes accrued and withheld                           413      616
     Accrued insurance                                    359      324
     Accrued legal                                        539      ---
     Store closing reserve                                626      971
     Accrued advertising                                  702      724
     Other                                                720      547
                                                     --------  --------

                                                     $  5,602    3,810
                                                     ========  ========


                                      F-9                            (Continued)

                            DUCK HEAD APPAREL COMPANY

                     Notes to Combined Financial Statements

                         Three Years ended July 3, 1999

                             (Amounts in thousands)

(6)  LONG-TERM DEBT

     Long-term debt consists of the following:

                                                       JULY 3,   JUNE 27,
                                                        1999       1998
                                                      =========  ========
    Bank loan, interest at 8.75%, payable monthly,
      principal payable in 34 installments of $75,
      with final payment due January 10, 2000         $   6,415      6,712
    Less current installments                             6,415        292
                                                      ---------  ---------


      Long-term debt, excluding current
        installments                                  $      --      6,420
                                                      =========  =========

     The loan is secured by a $500 certificate of deposit held by the Company's Parent and the property and fixtures at the Company's distribution center.


(7)  INCOME TAXES

     The Company's operations are included in the consolidated Federal tax return of DWI. The Federal income tax obligation or refund under the corporate tax sharing arrangement allocated to the Company is substantially determined as if the Company was filing a separate Federal income tax return. The Company's Federal tax liability or receivable is paid to or is received from DWI.

     Federal and state income tax expense (benefit) was as follows:

                                           YEAR ENDED
                                  ----------------------------
                                   JULY 3,  JUNE 27,  JUNE 28,
                                    1999      1998      1997
                                  --------  --------  --------
Current:
  Federal                         $    ---       ---     (263)
  State                                261       159      (74)
                                  --------  --------  --------
    Total current                      261       159     (337)
                                  --------  --------  --------


Deferred:
  Federal                              ---       ---      ---
  State                                ---       ---      ---
                                  --------  --------  --------
    Total deferred                     ---       ---      ---
                                  --------  --------  --------

    Income tax expense (benefit)  $    261       159     (337)
                                  ========  ========  ========


                                      F-10                           (Continued)

                            DUCK HEAD APPAREL COMPANY

                     Notes to Combined Financial Statements

                         Three Years ended July 3, 1999

                             (Amounts in thousands)

A reconciliation between actual income tax expense (benefit) and the income tax expense (benefit) computed using the Federal statutory income tax rate of 35% is as follows

                                                                     YEAR ENDED
                                                           -------------------------------
                                                            JULY 3,   JUNE 27,   JUNE 28,
                                                             1999       1998       1997
                                                           ---------  ---------  ---------

Income tax benefit at the statutory rate                   $(16,609)    (2,902)    (1,690)
State income tax expense (benefit), net of Federal
  income taxes                                                  170        103        (48)
Valuation allowance adjustments                              12,652      3,212      1,755
Foreign subsidiary adjustment                                   208        206        129
Non-deductible amortization and other permanent
  differences                                                 4,566          -          -
Other                                                          (726)      (460)      (483)
                                                           ---------  ---------  ---------

  Income tax expense (benefit)                             $    261        159       (337)
                                                           =========  =========  =========

Significant components of the Company's deferred tax assets and liabilities computed under the corporate tax sharing arrangement are as follows:

                                            JULY 3,   JUNE 27,
                                             1999       1998
                                           ---------  ---------
Deferred tax assets:
  Net operating loss carryforwards         $ 28,898     21,048
  Inventories                                 4,883      2,500
  Depreciation                                1,481          -
  Currently nondeductible accruals            1,546      1,355
                                           ---------  ---------
    Gross deferred tax assets                36,808     24,903

Less valuation allowance                    (36,764)   (24,112)
                                           ---------  ---------
    Net deferred tax assets                      44        791
                                           ---------  ---------

Deferred tax liabilities:

  Depreciation                                  ---       (549)
  Other                                         (44)      (242)
                                           ---------  ---------
    Deferred tax liabilities                    (44)      (791)
                                           ---------  ---------

    Net deferred tax liability             $    ---        ---
                                           =========  =========


                                      F-11                           (Continued)

                            DUCK HEAD APPAREL COMPANY

                     Notes to Combined Financial Statements

                         Three Years ended July 3, 1999

                             (Amounts in thousands)

     The valuation allowance for deferred tax assets as of July 3, 1999 and June 27, 1998 was $36,764 and $24,112, respectively. The net change in the total valuation allowance for the years ended July 3, 1999 and June 27, 1998 was an increase of $12,652 and $3,212, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets would be realized if the Company were filing a separate Federal income tax return. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods during which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at July 3, 1999. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

     As of July 3, 1999, the Company had regular tax loss carryforwards of approximately $67.8 million for Federal purposes as calculated under the corporate tax sharing arrangement. The Company also has state net operating loss carryforwards of approximately $80.5 million calculated under the corporate tax-sharing arrangement. These carryforwards expire at various intervals through 2019. If the Company were to leave its current consolidated group, these carryovers may not be available for future use.


(8)  AFFILIATED PARTY TRANSACTIONS

     Due to (from) related parties consists of the following:

                                   JULY 3,   JUNE 27,
                                     1999      1998
                                   --------  --------
Delta Woodside Industries, Inc.    $118,719   101,601
Stevcoknit Fabrics Company, a
  division of Delta Mills, Inc.           -        30
Delta Apparel Company                    85        35
Delta Mills Marketing, a division
  of Delta Mills, Inc.                    -       187
                                   --------  --------

                                   $118,804   101,853
                                   ========  ========

     The Company had inventory purchases from related parties totaling $1,143, $1,980, and $3,741 in fiscal 1999, 1998, and 1997, respectively. In addition, the Company had sales to related parties of $0, $132 and $653 in fiscal 1999, 1998 and 1997, respectively.


                                      F-12                           (Continued)

                            DUCK HEAD APPAREL COMPANY

                     Notes to Combined Financial Statements

                         Three Years ended July 3, 1999

                             (Amounts in thousands)

     In May 1998, DWI obtained a $30 million revolving credit facility (subject to borrowing base limitations) which is due in December 1999. This credit facility is backed by certain accounts receivable and inventory, as defined in the credit agreement, of the Company and another division of DWI.


(9)  LEASES

     The Company is obligated under various capital leases for machinery and equipment that expire at various dates during the next three years. The Company also has several noncancelable operating leases relating to buildings, office equipment, machinery and equipment, and computer systems.

     Future minimum lease payments under noncancelable operating and capital leases as of July 3, 1999 were as follows:

                                               OPERATING  CAPITAL
FISCAL YEAR                                      LEASES    LEASES
-----------                                    ---------  -------

  2000                                         $   1,893       56
  2001                                             1,737       44
  2002                                             1,414       14
  2003                                               532        -
  2004 and thereafter                                268        -
                                               ---------  -------


                                                   5,844      114
                                               =========

Less current portion of
obligations under capital leases                               56
                                                          -------

Obligations under capital leases,
       excluding current installments                     $    58
                                                          =======


     Rent expense for all operating leases was approximately $2,005, $2,181, and $2,634 for fiscal years 1999, 1998 and 1997, respectively.

(10) EMPLOYEE BENEFIT PLANS


     The Company participates in the Delta Woodside Industries, Inc. Retirement and 401(k) Plans. On September 27, 1997, the Delta Woodside Industries Employee Retirement Plan ("Retirement Plan") merged into the Delta Woodside Employee Savings and Investment Plan ("401(k) Plan"). In the 401(k) Plan, employees may elect to convert DWI stock to other funds, but may not increase the amount of DWI stock in their account. Each participant has the right to direct the trustee as to the manner in which DWI shares held are to be voted. The Retirement Plan qualified as an Employee Stock Ownership Plan ("ESOP") under the Internal Revenue Code as a defined contribution plan. The Company contributed approximately $152, $84, and $128 to the 401(k) Plan during fiscal 1999, 1998, and 1997, respectively. The Company contributed approximately $0, $28, and $31 to the Retirement Plan and/or the 401(k) Plan during fiscal 1999, 1998 and 1997, respectively.


                                      F-13                           (Continued)

                            DUCK HEAD APPAREL COMPANY

                     Notes to Combined Financial Statements

                         Three Years ended July 3, 1999

                             (Amounts in thousands)

     The Company also participates in a 501(c)(9) trust, the Delta Woodside Employee Benefit Plan and Trust ("Trust"). The Trust collects both employer and employee contributions from the Company and makes disbursements for health claims and other qualified benefits.

     The Company participates in a Deferred Compensation Plan, managed by DWI, which permits certain management employees to defer a portion of their compensation. Deferred compensation accounts are credited with interest and are distributed after retirement, disability or employment termination. As of July 3, 1999 and June 27, 1998, the Company's liability was approximately $733 and $736, respectively. The Company contributed approximately $2 to the Deferred Compensation Plan during fiscal 1999, 1998, and 1997.

     The Company also participates in the Delta Woodside Industries, Inc. Incentive Stock Award Plan and Stock Option Plan. Under both Plans, the Company recognized expenses of approximately $190, $108, and $78 for fiscal years 1999, 1998, and 1997, respectively.

(11) EMPLOYMENT AGREEMENT

     The Company has an Employment Agreement ("Agreement") with an officer of the Company that provides for the officer's salary and bonus through one year after the spin-off. In addition, the Agreement provides that the post spin-off Duck Head Apparel Company will establish an Incentive Stock Plan similar to the one in place at the parent company that grants the officer incentive shares valued at $200 of the new Duck Head Apparel Company. The shares vest through March 8, 2001 B 60% in each year for service and 40% for performance.

     The new Duck Head Apparel Company will establish a Stock Option Plan, covering a total of 500 shares; 25% of these shares are to be reserved for the officer. Under a separate agreement, the new Duck Head Apparel Company will grant the officer an option to purchase up to 1,000 shares of the new company at the average price for which these shares trade over the first six months after the Duck Head distribution.


                                      F-14                           (Continued)

                            DUCK HEAD APPAREL COMPANY

                     Notes to Combined Financial Statements

                         Three Years ended July 3, 1999

                             (Amounts in thousands)


(12) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The  Company  uses  financial  instruments  in  the  normal  course  of its business. The carrying values approximate fair values for financial instruments that are short-term in nature, such as cash, accounts receivable, accounts payable and accrued expenses. The Company estimates that the carrying value of the Company's long-term debt approximates fair value based on the current rates offered to the Company for debt of the same remaining maturities.

(13) OPERATING SEGMENTS

     In June 1997, SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, was issued effective for fiscal years ending after December 15, 1998.

     The Company has two reportable segments: Wholesale and Outlet Retail. The Company's reportable segments are strategic business units that offer similar products through different distribution channels. The Wholesale segment designs, markets, manufactures, sources and distributes casual wear and sportswear for men and boys and licenses the Company's trademarks for specified products. The Outlet Retail segment operates the Company's outlet and clearance stores. The accounting policies of the reportable segments are the same as those described in the summary of accounting policies. Segment operating income (loss) is based on net earnings (loss) before interest and tax. Financial information for the Company's reportable segments is as follows:

                                WHOLESALE    OUTLET RETAIL    TOTAL
                                -----------  --------------  --------
1999
Revenues                        $   54,094          16,548    70,642
Impairment charges                  13,650               -    13,650
Operating (loss)                   (38,495)           (736)  (39,231)
Total assets                        43,482           2,912    46,394
Capital expenditures                 2,067             378     2,445
Depreciation and amortization        7,047             525     7,572

1998
Revenues                        $   64,016          19,937    83,953
Operating (loss)                       (99)         (1,152)   (1,251)
Total assets                        69,631           5,752    75,383
Capital expenditures                 7,591             451     8,042
Depreciation and amortization        3,570             549     4,119

1997
Revenues                        $   57,331          22,311    79,642
Operating income (loss)              1,969            (675)    1,294
Total assets                        69,067           7,261    76,328
Capital expenditures                 3,015              71     3,086
Depreciation and amortization        2,720             928     3,648

(14) CUSTOMER CONCENTRATION

     During the fiscal years ended 1999, 1998, and 1997, approximately 24%, 21%, and 17%, respectively, of the Company's sales were to one customer. In addition, during the same fiscal years, 46%, 45%, and 41%, respectively, of the Company's sales were made to its five largest customers.

(15) PLANT AND STORE CLOSURE COSTS

     During the third quarter of fiscal 1998, management adopted a plan to close several retail outlet stores and to close two plants in Costa Rica. The closure of the retail outlet stores was completed in the third quarter of fiscal 1999. The closure of the plants in Costa Rica was completed during the first quarter of fiscal 1999. Accordingly, during the third quarter of fiscal 1998, the Company recognized restructuring charges of $1,400. The charge for the retail and outlet stores of approximately $900 includes the remaining lease payments for the stores and severance payments. The charge for the Costa Rica facilities of approximately $500 was to cover the expected loss on the disposal of the land, buildings, equipment and machinery and for severance payments.

(16) QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     Presented below is a summary of the unaudited combined quarterly financial information for the years ended July 3, 1999 and June 27, 1998:


                                     1999 QUARTER ENDED
                         ----------------------------------------------
                          SEPTEMBER 26  DECEMBER 26  MARCH 27   JULY 3
                         -------------  -----------  --------  --------
Net sales                $     21,888       16,418    15,680    16,656
Gross profit                    7,014        3,132     3,533    (5,505)
Operating income (loss)         1,544       (3,420)   (4,052)  (33,303)
Net loss                         (316)      (5,308)   (5,744)  (36,346)

                                     1998 QUARTER ENDED
                         ----------------------------------------------
                          SEPTEMBER 27  DECEMBER 27  MARCH 28  JUNE 27
                         -------------  -----------  --------  --------
Net sales                $     22,821       17,343    20,975    22,814
Gross profit                    7,685        6,901     5,728     6,551
Operating income (loss)           868          361    (2,544)       64
Net loss                         (427)        (824)   (2,513)   (4,597)

     During the fourth quarter of fiscal 1999, the Company recognized impairment charges of $12,581 related to goodwill and $1,069 related to store fixtures taken out of service.


                                      F-17                           (Continued)

                            DUCK HEAD APPAREL COMPANY

                        Condensed Combined Balance Sheet

                             (Amounts in thousands)

                                   (Unaudited)

                                                     APRIL 1,
                           ASSETS                     2000
                                                  ------------
Current assets:
  Cash                                            $       437
  Accounts receivable, less allowances of $1,594        6,321
  Affiliate receivables                                 1,079
  Inventories                                          17,207
  Prepaid expenses and other current assets               130
                                                  ------------
            Total current assets                       25,174

Property, plant and equipment, net                      9,660
                                                  ------------
                                                  $    34,834
                                                  ============

             LIABILITIES AND DIVISIONAL DEFICIT

Current liabilities:

  Accounts payable                                $     2,961
  Accrued expenses                                      4,179
  Due to Parent  and affiliates                       101,738
  Income taxes payable                                    904
                                                  ------------
            Total current liabilities                 109,782


Due to Parent                                          23,178
Other liabilities                                         772
                                                  ------------
            Total liabilities                         133,732

Divisional deficit                                    (98,898)
                                                  ------------
                                                  $    34,834
                                                  ============

See accompanying notes to condensed combined financial statements.

                            DUCK HEAD APPAREL COMPANY

Condensed Combined Statements of Operations andd Accumulated Divisional Deficit

               (Amounts in thousands, except per share amounts)

                                   (Unaudited)

                                                                 FOR THE NINE MONTHS ENDED
                                                               -----------------------------
                                                                   APRIL 1,      MARCH 27,
                                                                    2000           1999
                                                               --------------  -------------
Net sales                                                      $      42,611         53,986

Cost of goods sold                                                    29,026         40,307
                                                               --------------  -------------
       Gross profit                                                   13,585         13,679

Selling, general and administrative expenses                          15,753         20,330

Intercompany management fees                                              -- -          569


Royalty and other income                                              (1,553)        (1,292)
                                                               --------------  -------------
        Operating loss                                                  (615)        (5,928)
                                                               --------------  -------------

Interest (income) expense:

  Interest expense, net                                                  394            696

  Intercompany interest expense, net                                   5,885          5,072
                                                               --------------  -------------
                                                                       6,279          5,768
                                                               --------------  -------------
        Loss before income taxes                                      (6,894)       (11,696)

Income tax expense (benefit)                                              57             64
                                                               --------------  -------------

        Net loss                                                      (6,951)       (11,760)

Accumulated divisional deficit, beginning of period                  (91,947)       (44,233)
                                                               --------------  -------------

Accumulated divisional deficit, end of period                  $     (98,898)       (55,993)
                                                               ==============  =============

Pro forma net loss per share (Note 5):

Basic and diluted                                              $       (2.90)
                                                               ==============

Basic and diluted weighted-average common shares outstanding       2,400,000
                                                               ==============

See  accompanying  notes  to  condensed  combined  financial  statements.

                                         DUCK HEAD APPAREL COMPANY

                                Condensed Combined Statements of Cash Flows

                                           (Amounts in thousands)

                                                (unaudited)

                                                                    FOR THE MINE MONTHS ENDED
                                                                  -----------------------------
                                                                      APRIL 1,       MARCH 27,
                                                                       2000            1999
                                                                  --------------  -------------
Operating activities:

  Net loss                                                        $      (6,951)       (11,760)

  Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities:
      Depreciation                                                        2,472          2,853
      Amortization                                                            -            687
      (Gain) Loss on sale of property and equipment                         (64)           (63)
      Provision for losses on accounts receivable                          (602)           726
      Changes in operating assets and liabilities:
        Trade accounts receivable                                         1,061          1,202
        Inventories                                                       7,514         (6,217)
        Prepaids and other current assets                                    44            242
        Accounts payable                                                   (888)        (1,529)
        Accrued expenses                                                 (1,423)        (1,444)
        Income taxes payable                                                643            (77)
        Other liabilities                                                    40            500
                                                                  --------------  -------------
Net cash provided by (used in) operating activities                       1,846        (14,880)
                                                                  --------------  -------------
Investing activities:

  Purchases of property, plant and equipment                               (959)        (1,791)
  Proceeds from sale of property, plant and equipment                       809          1,025
                                                                  --------------  -------------
Net cash used in investing activities                                      (150)          (766)
                                                                  --------------  -------------

Financing activities:
  Change in obligations under capital leases, net                          (114)           (71)
  Principal payments on long-term debt                                   (6,415)          (210)
  Change in due to Parent and affiliates, net                             5,034         15,765
                                                                  --------------  -------------
Net cash (used in) provided by financing activities                      (1,495)        15,484
                                                                  --------------  -------------

Decrease in cash                                                            201           (162)
Cash at beginning of period                                                 236            274
                                                                  --------------  -------------
Cash at end of period                                             $         437            112
                                                                  ==============  =============

Supplemental disclosure of cash flow information - interest paid
                                                                  $         394            696
                                                                  ==============  =============

See accompanying notes to condensed combined financial statements.

                           DUCK HEAD APPAREL COMPANY
                Notes to Condensed Combined Financial Statements
                             (Amounts in thousands)
                                  (unaudited)

(1)  BASIS OF PRESENTATION

     The accompanying unaudited condensed combined financial statements for the nine months ended April 1, 2000 and March 27, 1999, respectively, include the operations and accounts of Duck Head Apparel, Duck Head Outlet Stores, International Apparel Marketing Corporation and Duck Head Marketing Company (all of which are owned by Delta Woodside Industries, Inc. or its subsidiaries). These condensed combined financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements. In the opinion of management, the accompanying unaudited interim condensed combined financial statements reflect all adjustments, consisting of only normal, recurring adjustments, necessary to present fairly the financial position of the Company at April 1, 2000, and the results of its operations and its cash flows for the nine months ended April 1, 2000 and March 27, 1999, respectively. The results for the nine months ended April 1, 2000 are not necessarily indicative of the expected results for the full year or any future period. The unaudited condensed combined financial statements included herein should be read in conjunction with the combined financial statements and notes thereto included in this filing.

(2)  INVENTORIES

     Inventories are stated at the lower of cost (first-in, first-out) or market. The Company evaluates inventory for potentially obsolete or slow-moving items based on management's analysis of inventory levels, sales forecasts and historical sales trends, and records provisions to cost of sales as required.

     Inventories consist of the following:

                                                    April 1, 2000
                                                  ------------------

Raw materials                                  $                719
Work in process                                               2,171

Finished goods                                               14,317
                                                  ------------------

                                               $             17,207
                                                  ==================

(3)  OPERATING SEGMENTS

     The Company has two reportable segments: Wholesale and Outlet Retail. The Company's reportable segments are strategic business units that offer similar products through different distribution channels. The Wholesale segment designs, markets, manufactures, sources and distributes casual wear and sportswear for men and boys and licenses the Company's trademark for specified products. The Outlet Retail segment operates the Company's outlet and clearance stores. Summarized segment information as of April 1, 2000 and March 27, 1999 and for the nine months ended April 1, 2000 and March 27, 1999 is presented below.


                                                                 OUTLET
                                               WHOLESALE         RETAIL            TOTAL
                                             --------------   -------------   ----------------

QUARTER ENDED APRIL 1, 2000


Revenues                                   $        31,657          10,954             42,611
Operating  income (loss)                             (790)             175              (615)
Total assets                                        31,473           3,361             34,834
Capital expenditures                                   916              43                959
Depreciation and amortization                        2,218             254              2,472


QUARTER ENDED MARCH 27, 1999
Revenues                                            41,576          12,410             53,986       $
Operating  income (loss)                            (5,522)           (406)            (5,928)
Total assets                                        75,038           4,220             79,258
Capital expenditures                                 1,517             274              1,791
Depreciation and amortization                        3,239             301              3,540


(4)  CUSTOMER CONCENTRATION

     During the nine months ended April 1, 2000 and March 27, 1999 approximately 28.0% and 23.7% of the Company's sales were to one customer. In addition, during the same nine month periods 48.0% and 43.3% of the Company's sales were made to its five largest customers.

(5)  COMPUTATION OF PRO FORMA NET LOSS PER SHARE

     The Company has presented the unaudited historical pro forma net loss per share pursuant to SFAS 128, Earnings per Share. Pursuant to SFAS 128, unvested stock is excluded from basic earnings per share and included in diluted earnings per share if dilutive. The unaudited historical pro forma net loss per share is calculated by dividing the historical net loss by the unaudited pro forma weighted-average common shares outstanding.

     The unaudited pro forma weighted-average common shares outstanding was determined assuming a distribution of one share of Duck Head Apparel common stock for every ten shares of DWI stock outstanding on the record date. The weighted average shares do not include securities that would be anti-dilutive for each of the periods presented.